Exhibit 1

WESTPAC

GROUP

FULL YEAR RESULTS 2011

INCORPORATING
THE REQUIREMENTS
OF APPENDIX 4E

RESULTS ANNOUNCEMENT TO THE MARKET

ASX APPENDIX 4E

RESULTS FOR ANNOUNCEMENT TO THE MARKET(1)

REPORT FOR THE FULL YEAR ENDED 30 SEPTEMBER 2011(2)

Revenue from ordinary activities(3),(4) ($m)	up	0%	to	$16,913
Profit from ordinary activities after tax attributable to equity holders(4) ($m)	up	10%	to	$6,991
Net profit for the period attributable to equity holders(4) ($m)	up	10%	to	$6,991

Dividend Distributions (cents per ordinary share)	Amount per security	Franked amount per security
Final Dividend	80	80
Interim Dividend	76	76

Record date for determining entitlements to the dividend	11 November 2011 (Sydney)
	10 November 2011 (New York)

(1)	This document comprises the Westpac Group final results and is provided to the Australian Securities Exchange under Listing Rule 4.3A.
(2)

This report should be read in conjunction with the Westpac Group Annual Report 2011 and any public announcements made in the period by the Westpac Group in accordance with the continuous disclosure requirements of the Corporations Act 2001 and ASX Listing Rules.

(3)	Comprises reported interest income, interest expense and non-interest income.
(4)	All comparisons are with the reported results for the twelve months ended 30 September 2010.

FULL YEAR 2011 RESULT

01	PRESS RELEASE AND OUTLOOK		V

02	GROUP RESULTS		1

	2.1	Reported Results	1
	2.2	Reported Balance Sheet	2
	2.3	Key Financial Data — Reported Earnings	3
	2.4	Cash Earnings Results	4
	2.5	Key Financial Data — Cash Earnings	7
	2.6	Market Share and System Multiple Metrics	8

03	REVIEW OF GROUP OPERATIONS		10

	3.1	Cash Earnings Summary	10
	3.2	Review of Earnings	18
	3.3	Credit Quality	38
	3.4	Balance Sheet and Funding	41
	3.5	Capital and Dividends	48
	3.6	Other Regulatory Developments	53
	3.7	Sustainability Performance	59

04	DIVISIONAL RESULTS		63

	4.1	Westpac Retail and Business Banking	64
	4.2	Westpac Institutional Bank	68
	4.3	St.George Banking Group	71
	4.4	BT Financial Group (Australia)	75
	4.5	New Zealand	85
	4.6	Pacific Banking	88
	4.7	Group Businesses	90

05	FULL YEAR 2011 REPORTED FINANCIAL INFORMATION		92

	5.1	Consolidated Income Statement	93
	5.2	Consolidated Balance Sheet	94
	5.3	Consolidated Cash Flow Statement	95
	5.4	Consolidated Statement of Comprehensive Income	96
	5.5	Consolidated Statement of Changes in Equity	97
	5.6	Notes to Full Year 2011 Reported Financial Information	98
	5.7	Statement in Relation to the Review of the Financial Statements	126

06	FULL YEAR 2011 CASH EARNINGS FINANCIAL INFORMATION		127

	6.1	Full Year 2011 Cash Earnings Financial Information	127

07	OTHER INFORMATION		136

	7.1	Credit Ratings and Exchange Rates	136
	7.2	Disclosure Regarding Forward-Looking Statements	137
	7.3	Financial Calendar	138

08	SEGMENT RESULT		139

	8.1	Half Year Segment Reported Results	139
	8.2	Full Year Segment Reported Results	141
	8.3	New Zealand Division Performance (A$ Equivalent to Section 4.5)	143

09	GROUP RECONCILIATIONS		144

	9.1	Group Half Year Earnings Reconciliation	144
	9.2	Group Full Year Earnings Reconciliation	146

10	ECONOMIC PROFIT	150

11	GLOSSARY	151

In this announcement references to ‘Westpac’, ‘WBC’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities.

In this announcement references to ‘St.George’ refer to the division and its brands namely: ‘St.George Bank’, ‘Bank of Melbourne’, and ‘BankSA’ unless it clearly means the St.George Bank brand.

All references to $ in this document are to Australian Dollars unless otherwise stated.

RESULTS ANNOUNCEMENT TO THE MARKET

PRESS RELEASE

AND OUTLOOK

1.0          PRESS RELEASE AND OUTLOOK

2 November 2011

WESTPAC GROUP - SOUND RESULT WITH CUSTOMER STRATEGY DELIVERING

Financial Highlights — Full Year 2011 compared to Full Year 2010

•      Cash earnings per share of 209.3 cents, up 6%

•      Final fully franked dividend of 80 cents per share, up 8%

•      Cash earnings of $6,301 million, up 7%

•      Core earnings(1) up 1%, with operating income up 1% and expenses up 2%

•      Statutory net profit of $6,991 million, up 10%

•      Net interest margin unchanged at 2.22%

•      Cash return on equity of 16%

•      Strengthened balance sheet, with Tier 1 capital up 59 bps to 9.7%

•      Sector leading expense:income ratio of 41.5%

Business Highlights

•      Retail and wealth divisions a key driver of cash earnings:

•      Westpac RBB up 11%, St.George up 12%, Westpac New Zealand up 41%

•      BT cash earnings up 9% boosted by strong cross sell

•      Successful launch of Bank of Melbourne

•      Good returns from Institutional customer flows though trading income down

(1)Core earnings is operating profit before income taxes and impairment charges

Westpac Group today announced a sound financial result, with a 6% increase in cash earnings per share reflecting good results from its retail and wealth divisions.

Westpac Group CEO, Gail Kelly said: “It is pleasing to see evidence of our strategy delivering tangible benefits. Deeper customer relationships, measured by customers with four or more products, are a real strength at a time of more subdued economic growth.  We are also growing overall customer numbers in each of our major brands.  In addition, our customer experience is continuing to improve, aided by our investment in people, in technology and in simplified processes.

“We have continued to strengthen our balance sheet over the year.  Our capital ratios are at the upper end of the banking sector globally and our funding position is materially enhanced, supported by customer deposit growth exceeding lending growth by $11 billion over the year. Our credit quality is better than that of our Australian peers.”

For the Full Year 2011, cash earnings increased 7% to $6.3 billion.  Statutory net profit increased 10% to $6,991 million, reflecting the previously announced impact of the tax consolidation adjustment from the St.George merger.  This one-off adjustment was excluded from cash earnings.

Westpac declared a record fully franked final dividend of 80 cents per share, up 4 cents, or 5% over First Half 2011.  Total dividends for the year were 156 cents, up 12% over the prior year, and represented a pay-out ratio of 75%.

Mrs. Kelly said: “The performance of Westpac Retail & Business Banking and New Zealand was particularly strong with the benefits of our Westpac Local investment clearly emerging, while cash earnings growth of 12% at St.George demonstrates restored momentum following the repositioning of the division in 2010 and 2011.

“A particular highlight for the Group has been the strong uplift in cross sell of wealth and insurance products which contributed to a 9% increase in cash earnings for BT Financial Group.  The division welcomed over 70,000 new customers onto the BT Super for Life platform over the year and our insurance cross sell has continued to increase from already high levels.

“The Institutional business delivered strong returns from customer activity, and showed real strength in its asset quality.  However, overall cash earnings were 2% lower due to the impact of volatility in global markets on trading income.

“In summary, strong core earnings growth across our brands, supported by sector leading cost and risk management, is enabling us to invest in targeted growth opportunities and more responsive and stable technology, and to materially strengthen our balance sheet.”

v

Speaking about economic conditions, Mrs. Kelly said: “The global operating environment is clearly evidencing weakness with sovereign debt issues across the Euro zone and weak growth in the US.  International events have weighed heavily on consumer and business confidence in Australia and are contributing to a softer outlook. Nevertheless, Australia remains well placed to continue to grow and has the policy flexibility to respond to global conditions as required.”

Mrs. Kelly added: “We are seeing our customers respond appropriately to increased uncertainty by increasing debt repayments and by saving more. This supported an 11% increase in our customer deposits.”

Westpac’s focus on sustainable operations was recognised in 2011 when Westpac was rated the number one bank in the world for sustainability, according to the Dow Jones Sustainability Index which rates 190 banks globally. During the year, the Westpac Group contributed $135 million to communities in Australia and New Zealand, primarily through community partnerships, support for not-for-profit organisations, forgoing fee revenue and matching the charity giving of employees.

Composition of net operating income (on a cash earnings basis)

•      Net interest income increased 3% to $12,169 million with a 2% rise in average interest earning assets and flat margins.

•      Lending increased $19 billion or 4% over the year to 30 September 2011.  Australian mortgages were the key contributor to the increase, rising $17 billion.  Australian business lending remained subdued declining $2 billion with a small decline in institutional lending and modest growth in the SME segment.

•      Customer deposits increased by a strong $30 billion for the year ended 30 September 2011, more than fully funding lending for the year.  Deposit growth was particularly strong in second half 2011 as customers continued to strengthen their personal balance sheets, particularly through saving in term deposits.

•      Total net interest margins were unchanged at 2.22% as improved margins on mortgage and business lending were offset by higher costs of deposits and lower Treasury net interest income.

•      Non-interest income was down $101 million or 2% compared to Full Year 2010.  A $239 million reduction in trading income offset a positive contribution from fees and commissions, and the benefit of improving cross sell and strong fund flows, which boosted wealth management and insurance income.

•      Expenses were well managed over the year, rising just 2% as productivity initiatives offset the cost of new investments.

Limited exposure to European debt situation

Sovereign debt concerns in Europe have affected financial markets for much of the year with the impact more prevalent in the second half 2011.  Westpac’s direct exposure to Europe (including the UK) is very small and holdings of sovereign debt of Euro zone countries are immaterial.

As a result, Westpac has not been directly affected by sovereign debt issues. All associated assets on the balance sheet are held at fair value.

Nevertheless, Westpac is not insulated from the flow-on consequences of issues in Europe, which include increased volatility in financial markets, a reduction in the risk appetite of investors globally and materially higher wholesale funding costs.

Sector leading expense to income ratio and further stepping up productivity drive

Given the slowing operating environment, a priority during the year has been to improve the productivity and efficiency of the organisation.  In October 2010 the Group announced the first wave of a productivity program designed to simplify processes and make it easier for customers to do business with us. The program was initially focused on branch productivity, improving mortgage origination and business lending processes and simplifying head office support structures. That delivered over $289 million in efficiency gains in the year. In August 2011 the Group announced a step-up in its productivity plans which included the further streamlining and rationalisation of certain head office activities, including reducing the number of senior management roles.  Westpac is also implementing a “best sourcing” strategy involving a combination of insourcing and outsourcing to local and global service providers. This strategy will drive more effective and efficient business outcomes and superior customer service.

The success of these productivity programs can be seen in low expense growth of 2% for the year despite salary increases of around 4%, higher restructuring charges, additional investment in the Bank of Melbourne and costs associated with BTIM’s acquisition of J O Hambro.  While total employee numbers have reduced by 767 since September 2010, the Group’s productivity program has actually increased the time frontline staff spend with customers.

Delivering on our Investment

The Strategic Investment Priorities (SIPs) program has been a particular strength for the Group this year, delivering new functionality and productivity to our front line while improving the stability of our IT infrastructure. So far six programs of work have been launched successfully, including migrating all credit card customers into a new cards platform, upgrading transaction payment capabilities and installing a new call centre platform across Westpac. The Group is now directing resources to the remaining SIPs programs including the 2012 planned delivery of a new online and mobile banking platform, the rolling out of a new teller platform in Westpac branches, and consolidation of nine data centres into two.

Sector leading asset quality

Asset quality continued to improve over the year with the proportion of stressed loans to total committed exposures steadily declining. At 30 September 2011 the ratio had fallen to 2.48%, down 72 basis points over the year and is down 37 basis points since 31 March 2011.

Given the improvement in asset quality, impairment charges improved by 32% to $993 million

The ratio of impaired assets to total committed exposures declined 5 basis points over the year and was 0.62% at 30 September 2011.  The work-out of existing problem facilities has continued to see some companies downgraded into impaired. Importantly, new impaired assets have consistently declined through the year.

Consumer asset quality has continued to be solid with actual losses remaining relatively small.  Mortgage delinquencies greater than 90 days rose over the year to 55 basis points, up from 47 basis points. Most of that rise occurred in the first half of the year with delinquencies 4 basis points lower since 31 March 2011. The higher delinquencies over the year principally reflect the seasoning of loans written during 2007-2009 and heightened consumer financial stress, particularly in Queensland and Western Australia.

Provisioning cover remains very strong with total impairment provisions to impaired assets of 36% while the ratio of collectively assessed provisions to credit risk weighted assets remains high at 1.26%.

Balance sheet strength

Westpac further strengthened its balance sheet, with the Tier 1 ratio up 59 basis points on Full Year 2010 to 9.7%.

The Westpac Group’s funding position also improved, with the customer deposit to loan ratio rising from 59% to 63%, following good growth in customer deposits of $30 billion (exceeding lending growth by $11 billion). The Group raised $25 billion in new term wholesale funding in Full Year 2011.

The Group remains very well positioned to transition to the new Basel III requirements.

Strong performance across retail and wealth divisions

In Full Year 2011 all retail and wealth banking divisions delivered positive core and cash earnings growth.

Divisional 2011 cash earnings Summary

	FY11 $ Million	2H11	1H11	% Change FY10-FY11
Westpac Retail & Business Banking	1,949	1,013	936	11
Westpac Institutional Bank	1,487	720	767	(2)
St.George Banking Group	1,167	585	582	12
BT Financial Group	649	340	309	9
Westpac New Zealand (NZ$)	454	244	210	41

Westpac Retail and Business Banking — Westpac Local strategy a competitive advantage

Westpac RBB performed strongly with cash earnings rising 11% compared to Full Year 2010 supported by a 7% rise in core earnings.  The investment in Westpac Local is clearly delivering with sound lending growth driven by above system growth in mortgages and higher margins.  Non-interest income increased a solid 8% principally from the repricing of business line fees to more appropriately reflect the management of these facilities.  Expenses increased 2% with productivity initiatives implemented through the year partially offsetting annual salary increases.

Westpac Institutional Bank — Strong customer relationships deliver sound performance in challenging markets

Westpac Institutional Bank delivered $1,487 million in cash earnings in Full Year 2011 down 2% compared to the previous year.  This was a good performance given Markets income was $174 million lower over the year and asset sales were reduced.  Loans declined over the year as corporates continued to reduce their gearing although this was offset by stronger margins.  WIB continued to benefit from its leading industry position with good customer flows over the year and another strong transactional banking performance. Lower core earnings were partially offset by very good asset quality which led to an impairment charge benefit of $96 million for the year.

St.George Banking Group — Regained momentum with all regional brands well positioned

The St.George Banking Group improved momentum through the year lifting cash earnings by a strong 12% compared to Full Year 2010.  Core earnings increased 3% with growth in lending steadily improving through the year and margins rising 15 basis points. Growth has been achieved through depth of customer relationships, which is reflected in strong cross sell particularly in insurance and superannuation. Expenses increased 6% with much of that rise due to the Bank of Melbourne launch. The St.George brand has regained momentum, BankSA performed solidly and Bank of Melbourne is off to a good start.

BT Financial Group — Strong growth with sector leading platforms and strong sales

BTFG had a strong year increasing cash earnings 9% with improved funds management earnings and a stronger insurance result.  This was an impressive performance given significantly higher disaster related claims in the first half of the year, weaker asset markets impacting FUM/FUA returns and a $13 million expense associated with the acquisition of J O Hambro by BTIM.  A particular highlight was the growth in funds under administration, helped by growth in FUM of over $500 million for BT Super for Life.

New Zealand — Strong growth being driven by investment in Westpac Local

In New Zealand the significant front line investment made over recent years has resulted in a strong turnaround with cash earnings up 41% over Full Year 2010 to NZ$454 million and core earnings up 10%.  The result was supported by above system growth in lending and deposits, improved margins and a 32% decline in impairment charges.  Westpac New Zealand grew market share in all major business lines. It is also playing a prominent role in support for Christchurch following the devastating earthquakes, including the establishment of the Westpac Business and Community Hub to provide office space and support to small businesses.

Outlook

The Australian economy ended the 2011 banking financial year on a weaker note with growth easing on the back of lower consumer and business confidence.

Globally, economic conditions in Europe remain challenging with sovereign debt concerns leading to a slowing of activity and a weakening in the growth outlook. Associated disruption in financial markets has increased uncertainty and affected global and domestic confidence.

Asian growth is expected to remain robust as the major economies re-orientate themselves to domestic and intra-Asian demand and reduce their reliance on Europe and the U.S.

Australia’s economic fundamentals remain sound with solid employment, well controlled inflation, a robust mining sector and the benefit of proximity to Asia.  While Australia is better positioned than most other developed nations, the current consumer and business caution is likely to see credit growth remaining subdued for the medium term.

Westpac is well positioned to respond to this environment because of solid operating momentum across all divisions, combined with a very strong balance sheet.

In the 2012 Financial Year we are stepping up our strategy implementation work, building on the solid foundation laid in recent years. In this next phase we will be:

•      Taking multi-brand to the next level, sharpening brand differentiation while leveraging the scale of shared technology and support platforms;

•      Taking the next step in our productivity agenda, driving simplification and standardisation across our operations and implementing new sourcing arrangements;

•      Using our relationship management strength to further deepen customer relationships with a primary focus on deposits, payments, trade and wealth;

•      Continued strengthening of the balance sheet with a particular focus on improving the asset/liability mix.

This work will ensure Westpac is well placed to continue delivering sound, high quality returns for shareholders.

Ends:

For further information:

Paul Marriage Westpac Media Relations Ph: 02 8219 8512 Mob: 0401 751 860	Jane Counsel Westpac Media Relations Ph: 02 8253 3443 Mob: 0416 275 273	Andrew Bowden Westpac Investor Relations Ph: 02 8253 4008 Mob: 0438 284 863

FULL YEAR RESULTS 2011

GROUP RESULTS

REPORTED RESULTS

2.0          GROUP RESULTS

2.1          Reported Results

Reported net profit attributable to owners of Westpac Banking Corporation (WBC) is prepared in accordance with the requirements of A-IFRS and regulations applicable to Australian Authorised Deposit-taking Institutions (ADIs).

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Net interest income	6,151	5,845	5	11,996	11,842	1
Non-interest income	2,415	2,502	(3)	4,917	5,068	(3)
Net operating income before operating expenses and impairment charges on loans	8,566	8,347	3	16,913	16,910	—
Operating expenses	(3,753)	(3,653)	(3)	(7,406)	(7,416)	—
Core earnings	4,813	4,694	3	9,507	9,494	—
Impairment charges on loans	(530)	(463)	(14)	(993)	(1,456)	32
Profit before income tax	4,283	4,231	1	8,514	8,038	6
Income tax expense	(1,220)	(235)	large	(1,455)	(1,626)	11
Net profit for the period	3,063	3,996	(23)	7,059	6,412	10
Profit attributable to non-controlling interests	(33)	(35)	6	(68)	(66)	(3)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WESTPAC BANKING CORPORATION	3,030	3,961	(24)	6,991	6,346	10

Net profit attributable to owners for Full Year 2011 was $6,991 million, an increase of $645 million or 10% compared to Full Year 2010. Features of this result were a 32% reduction in Impairment charges and a lower effective tax rate of 17%. Income tax expense included a tax adjustment of $1,110 million relating to the impact of finalising tax consolidation of the St.George merger.

Core earnings were $13 million higher as higher Net operating income in our retail banking and wealth businesses was mostly offset by lower markets’ income in Group Treasury and WIB.  Expenses were tightly managed responding to the low revenue growth environment.

Net interest income increased 1% compared to Full Year 2010, reflecting volume growth in loans and deposits. This is discussed further in Section 3.2.1.

Non-interest income declined $151 million, or 3% compared to Full Year 2010, with a large part of the decline attributable to lower markets income. The drivers of Non-interest income are discussed in Section 3.2.2.

Operating expenses decreased $10 million compared to Full Year 2010. This decline primarily reflected reductions in merger related project costs as merger related activities wound down. Operating expenses are discussed further in Section 3.2.3.

Impairment charges on loans decreased $463 million, or 32% compared to Full Year 2010. Lower impairments in Westpac RBB, WIB, St.George Banking Group and New Zealand divisions and a $107 million reduction in economic overlays credit provision were the primary drivers of the lower impairment charge. This is discussed further in Section 3.2.4.

The effective tax rate was 17% in Full Year 2011 compared to 20% in Full Year 2010.  Income tax expense included the adjustment related to finalising the tax consolidation of the St.George merger referred to previously.  $685 million was booked in 2010 with a further $1,110 million booked in 2011.

2.2          Reported Balance Sheet

2.2.1       Balance Sheet

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2011	31 March 2011	30 Sept 2010	Mar 11- Sept 11	Sept 10- Sept 11
Assets
Cash and balances with central banks	16,258	4,781	4,464	large	large
Receivables due from other financial institutions	8,551	8,981	12,588	(5)	(32)
Trading securities, financial assets designated at fair value and available-for-sale securities	69,006	61,233	55,599	13	24
Derivative financial instruments	49,145	31,555	36,102	56	36
Loans	496,609	484,207	477,655	3	4
Life insurance assets	7,916	9,586	12,310	(17)	(36)
Other assets	22,743	21,615	19,559	5	16
Total assets	670,228	621,958	618,277	8	8
Liabilities
Payables due to other financial institutions	14,512	12,873	8,898	13	63
Deposits	370,278	342,498	337,385	8	10
Trading liabilities and other financial liabilities designated at fair value	9,803	7,700	4,850	27	102
Derivative financial instruments	39,405	35,258	44,039	12	(11)
Debt issues and acceptances	165,931	153,597	150,971	8	10
Life insurance liabilities	7,002	8,723	11,560	(20)	(39)
Loan capital	8,173	8,250	9,632	(1)	(15)
Other liabilities	11,316	10,940	10,824	3	5
Total liabilities	626,420	579,839	578,159	8	8
Equity
Total equity attributable to owners of Westpac Banking Corporation	41,826	40,196	38,189	4	10
Non-controlling interests	1,982	1,923	1,929	3	3
Total equity	43,808	42,119	40,118	4	9

2.3          Key Financial Data — Reported Earnings

2.3.1       Key Financial Data — Earnings(1)

			% Mov’t				% Mov’t
	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11		Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Shareholder Value
Earnings per ordinary share (cents)	100.6	132.5	(24)		233.0	214.2	9
Weighted average ordinary shares (millions)(1)	3,007	2,987	1		2,997	2,960	1
Fully franked dividends per ordinary share (cents)	80	76	5		156	139	12
Net tangible assets per ordinary share ($)	9.96	9.55	4		9.96	8.96	11

Productivity and efficiency
Expense to income ratio	43.8%	43.8%	—		43.8%	43.9%	10bps

Business performance
Interest spread	1.90%	1.82%	8bps		1.87%	1.94%	(7bps	)
Benefit of net non-interest bearing assets, liabilities and equity	0.31%	0.35%	(4bps	)	0.32%	0.27%	5bps
Net interest margin	2.21%	2.17%	4bps		2.19%	2.21%	(2bps	)
Average interest earning assets ($m)	555,187	541,217	3		548,221	534,991	2

2.3.2    Key Financial Data — Profitability and Capital Adequacy

			% Mov’t			% Mov’t
	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Return on average ordinary equity	15.1%	20.6%	large	17.8%	17.4%	40bps
Average ordinary equity ($m)	40,143	38,609	4	39,378	36,434	8
Average total equity ($m)	42,062	40,532	4	41,299	38,348	8
Total committed exposures (TCE) ($m)	744,209	702,228	6	744,209	684,513	9
Tier 1 capital ratio	9.7%	9.5%	20bps	9.7%	9.1%	60bps
Total regulatory capital ratio	11.0%	11.0%	—	11.0%	11.0%	—
Risk weighted assets ($m)	279,961	276,827	1	279,961	279,379	—

2.3.3       Key Financial Data — Asset Quality

	As at	As at	% Mov’t		As at	As at	% Mov’t
	30 Sept 2011	31 March 2011	Mar 11- Sept 11		30 Sept 2011	30 Sept 2010	Sept 10- Sept 11
Total impaired assets to gross loans	0.92%	0.98%	6bps		0.92%	0.95%	3bps
Total impaired assets to equity and total provisions	9.6%	10.1%	50bps		9.6%	10.1%	50bps
Total impairment provisions to total impaired assets	36.0%	42.2%	large		36.0%	40.7%	large
Total stressed exposures as a % of total committed exposures	2.48%	2.85%	37bps		2.48%	3.20%	72bps
Total provisions to gross loans	88bps	102bps	(14bps	)	88bps	105bps	(17bps	)

Collectively assessed provisions to performing non-housing loans(2)	169bps	182bps	(13bps	)	169bps	196bps	(27bps	)
Mortgages 90 days past due	0.55%	0.59%	4bps		0.55%	0.47%	(8bps	)
Other consumer loans 90 days past due	1.16%	1.34%	18bps		1.16%	1.25%	9bps
Collectively assessed provisions to credit risk weighted assets	126bps	138bps	(12bps	)	126bps	146bps	(20bps	)

(1)	Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period less Westpac shares held by the Group (‘Treasury shares’).
(2)	Non-housing loans have been determined on a loan purpose basis.

2.4          Cash Earnings Results

Throughout this results announcement, reporting of financial performance for Second Half 2011, First Half 2011, Full Year 2011 and Full Year 2010 will refer to “Cash Earnings results”.

			% Mov’t			% Mov’t
Analysis of Cash Earnings by key line item $m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Net interest income	6,205	5,964	4	12,169	11,855	3
Non-interest income	2,417	2,537	(5)	4,954	5,055	(2)
Net operating income	8,622	8,501	1	17,123	16,910	1
Operating expenses	(3,605)	(3,501)	(3)	(7,106)	(6,972)	(2)
Core earnings	5,017	5,000	—	10,017	9,938	1
Impairment charges	(530)	(463)	(14)	(993)	(1,456)	32
Operating profit before income tax	4,487	4,537	(1)	9,024	8,482	6
Income tax expense	(1,321)	(1,334)	1	(2,655)	(2,537)	(5)
Net profit	3,166	3,203	(1)	6,369	5,945	7
Net profit attributable to non-controlling interests	(33)	(35)	6	(68)	(66)	(3)
Cash Earnings	3,133	3,168	(1)	6,301	5,879	7
Effective tax rate	29.4%	29.4%	—	29.4%	29.9%	50bps

Cash Earnings Policy

In assessing financial performance, including divisional results, Westpac Group uses a measure of performance referred to as “Cash Earnings”(1). To calculate Cash Earnings Westpac adjusts the reported results for the items outlined below. This allows the Group to more effectively assess performance for the current period against prior periods and to compare performance across business divisions and across peer companies.

Three categories of adjustments are made to reported results to determine Cash Earnings:

•                  Material items that key decision makers at the Westpac Group believe do not reflect ongoing operations;

•                  Items that are not considered when dividends are recommended, such as the amortisation of intangibles, impact of Treasury shares and economic hedging impacts; and

•                 Accounting reclassifications between individual line items that do not impact reported results, such as policy holder tax recoveries(2)

(1)	Cash Earnings adjustments are explained on pages 5 and 6.
(2)

Policy holder tax recoveries — Income and tax amounts that are grossed up to comply with the A-IFRS accounting standard covering Life Insurance Business (policy holder tax recoveries) are reversed in deriving income and taxation expense on a Cash Earnings basis.

Reconciliation of Reported Results to Cash Earnings

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
NET PROFIT ATTRIBUTABLE TO OWNERS OF WESTPAC BANKING CORPORATION	3,030	3,961	(24)	6,991	6,346	10

Cash Earnings adjustments (post-tax):

Non-merger related Cash Earnings adjustments:
TPS revaluations	(6)	27	(122)	21	14	50
Treasury shares	(13)	7	large	(6)	(10)	40
Ineffective hedges	17	(4)	large	13	(6)	large
Fair value gain/(loss) on economic hedges	(26)	62	(142)	36	53	(32)
Buyback of government guaranteed debt	(15)	20	(175)	5	—	100
Tax provision	(23)	93	(125)	70	—	100
NZ structured finance transactions	—	—	—	—	(106)	100
Total non-merger related Cash Earnings adjustments	(66)	205	(132)	139	(55)	large

St.George merger related Cash Earnings adjustments:
Merger transaction and integration expenses	32	34	(6)	66	167	(60)
Amortisation of intangible assets	74	72	3	146	146	—
Fair value amortisation of financial instruments	63	6	large	69	(40)	large
Tax consolidation adjustment	—	(1,110)	100	(1,110)	(685)	(62)
Total St.George merger related Cash Earnings adjustments	169	(998)	117	(829)	(412)	(101)
Total Cash Earnings adjustments	103	(793)	113	(690)	(467)	(48)
Cash Earnings	3,133	3,168	(1)	6,301	5,879	7

Outlined below are the current Cash Earnings adjustments to the reported result:

•                  TPS revaluations — Adjustment for movements in economic hedges, including associated tax effects impacting the Foreign Currency Translation Reserve, relating to hybrid instruments classified as non-controlling interests. The adjustment is required as these hybrid instruments are not fair valued, however, the hedges are fair valued and therefore there is a mismatch in the timing of income recognition in the reported results. The mismatch is added back to reported results in deriving Cash Earnings as it does not affect the Group’s profits over time;

•                  Treasury shares — Under A-IFRS, Westpac shares held by the Group in the managed funds and life business are deemed to be Treasury shares and the results of holding these shares are not permitted to be recognised as income in the reported results. In deriving Cash Earnings, these results are included to ensure there is no asymmetrical impact on the Group’s profits because the Treasury shares support policyholder liabilities and equity derivative transactions which are re-valued in deriving income;

•                  Ineffective hedges — The gain/(loss) on ineffective hedges is reversed in deriving Cash Earnings for the period because the gain or loss arising from the fair value movement in these hedges reverses over time and does not affect the Group’s profits over time;

•                  Fair value gain/(loss) on economic hedges (which do not qualify for hedge accounting under A-IFRS) comprises:

•             the unrealised fair value gain/(loss) on foreign exchange hedges of future New Zealand earnings impacting Non-interest income is reversed in deriving Cash Earnings as they may create a material timing difference on reported earnings but do not affect the Group’s Cash Earnings during the life of the hedge;

•             the unrealised fair value gain/(loss) on foreign exchange hedges of fees payable for the use of the Government guarantee on foreign denominated wholesale funding is reversed in deriving Cash Earnings as they may create a material timing difference on reported earnings but do not affect the Group’s Cash Earnings during the life of the hedge; and

•             the unrealised fair value gain/(loss) on hedges of accrual accounted term funding transactions are reversed in deriving Cash Earnings as they may create a material timing difference on reported earnings but do not affect the Group’s Cash Earnings during the life of the hedge;

•                  Gain/(loss) on buyback of Government guaranteed debt — During the year, the Group bought back some Government guaranteed debt which reduced Government guarantee fees (70 basis points) paid. In undertaking the buybacks, in addition to the 70 basis point fee saving, a cost was incurred reflecting the difference between current interest rates and the rate at which the debt was initially issued. In the reported result the cost incurred is recognised at the time of the buybacks. In Cash Earnings the cost incurred is being amortised over the original term of the debt that was bought back. The Cash Earnings adjustment gives effect to the timing difference between Reported Earnings and Cash Earnings;

•                  Significant items — NZ structured finance transactions — In Full Year 2009, the Group increased tax provisioning by $703 million for New Zealand structured finance transactions entered into between 1998 and 2002. The increase in the provision followed the High Court in New Zealand finding in favour of the New Zealand Commissioner of Inland Revenue (CIR) in proceedings where Westpac challenged amended tax assessments in relation to these transactions. Due to the significant size and historical nature of the issue, the provision was treated as a Cash Earnings adjustment. In Full Year 2010, the Group reached a settlement with the CIR by agreeing to pay 80% of the full amount of primary tax and interest. The associated reversal of tax provisions of $106 million in Full Year 2010 has also been treated as a Cash Earnings adjustment. This reversal was made in First Half 2010;

•                  Tax Provision — In First Half 2011, the Group increased tax provisions by $93 million in respect of certain existing positions for transactions previously undertaken by the Group. The increase reflects the recent trend of global taxation authorities challenging the historical tax treatment of cross border and complex transactions. This increase in tax provisions has been treated as a Cash Earnings adjustment as it relates to the global management of existing tax positions and does not reflect ongoing operations. The Group’s management of tax positions has moved to disclosing any such transactions to the taxation authorities at or around the time of execution. In Second Half 2011, several of these outstanding matters have now been resolved.  As a result, $23 million of the provision was not required.  This benefit was also treated as a Cash Earnings adjustment; and

•                  St.George merger related Cash Earnings adjustments:

•             as part of the merger with St.George, transaction and integration expenses incurred over three years are being treated as a Cash Earnings adjustment as they do not impact the earnings expected from St.George following the integration period;

•             amortisation of intangible assets — The merger with St.George resulted in the recognition of core deposit intangibles and customer relationships intangible assets that are amortised over their useful lives, ranging between five and nine years. The amortisation of intangible assets (excluding capitalised software) is a Cash Earnings adjustment because it is a non-cash flow item and does not affect cash distributions available to shareholders;

•             the accounting for the merger with St.George resulted in the recognition of fair value adjustments on the St.George retail bank loans, deposits, wholesale funding and associated hedges, with these fair value adjustments being amortised over the life of the underlying transactions. The amortisation of these adjustments is considered to be a timing difference relating to non-cash flow items that do not affect cash distributions available to shareholders and therefore, has been treated as a Cash Earning adjustment; and

•             tax consolidation adjustment — Finalisation of tax consolidation related to the merger with St.George gave rise to an income tax expense adjustment of $1,110 million in First Half 2011 and $685 million in Second Half 2010.  The tax consolidation process required Westpac to reset the tax value of certain St.George assets to the appropriate market value of those assets as at the effective date of the tax consolidation (31 March 2009). These adjustments have been treated as a Cash Earnings adjustment due to their size and they do not reflect ongoing operations.

2.5                               Key Financial Data — Cash Earnings

2.5.1                     Key Financial Data — Earnings

			% Mov’t				% Mov’t
	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11		Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Shareholder Value
Cash Earnings per ordinary share (cents)	103.8	105.6	(2)		209.3	197.8	6
Economic profit ($m)	1,695	1,883	(10)		3,578	3,438	4
Weighted average ordinary shares (millions) - Cash Earnings(1)	3,019	3,000	1		3,010	2,972	1
Dividend payout ratio - Cash Earnings	77.4%	72.0%	large		75.0%	70.5%	large

Productivity and efficiency
Expense to income ratio - Cash Earnings	41.8%	41.2%	(60bps	)	41.5%	41.2%	(30bps	)
Total Banking expense to income ratio - Cash Earnings	40.8%	40.2%	(60bps	)	40.5%	39.9%	(60bps	)
Full - time equivalent employees (FTE)	37,712	37,889	—		37,712	38,479	(2)

Business performance
Interest spread	1.93%	1.87%	6bps		1.90%	1.94%	(4bps	)
Benefit of net non-interest bearing assets, liabilities and equity	0.30%	0.34%	(4bps	)	0.32%	0.28%	4bps
Net interest margin	2.23%	2.21%	2bps		2.22%	2.22%	—
Average interest earning assets ($m)	555,187	541,217	3		548,221	534,991	2

2.5.2                     Key Financial Data — Profitability

			% Mov’t				% Mov’t
	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11		Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Cash Earnings to average ordinary equity	15.6%	16.5%	(90bps	)	16.0%	16.1%	(10bps	)
Cash Earnings to average tangible ordinary equity	21.1%	22.7%	(160bps	)	21.9%	22.9%	(100bps	)
Average ordinary equity ($m)	40,143	38,609	4		39,378	36,434	8
Average tangible ordinary equity ($m)(2)	29,612	27,980	6		28,798	25,632	12

2.5.3                     Key Financial Data — Impairment Charges

			% Mov’t				% Mov’t
	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11		Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Impairment charges to average loans annualised	22bps	19bps	(3bps	)	20bps	30bps	10bps
Annualised write-offs to average loans	49bps	28bps	(21bps	)	38bps	27bps	(11bps	)

(1) Weighted Average Ordinary Shares – Cash Earnings – Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period.

(2) Average tangible ordinary equity is calculated as average ordinary equity less average goodwill and other intangible assets (excluding capitalised software).

2.6                               Market Share and System Multiple Metrics

2.6.1                     Market Share

Australia	Full Year Sept 11	Half Year March 11	Full Year Sept 10	Half Year March 10
Banking System (APRA)(1)
Housing credit(2)	26%	26%	27%	27%
Cards	23%	24%	24%	25%
Household deposits	23%	23%	24%	24%
Business deposits	21%	21%	20%	21%

Financial System (RBA)(3)
Housing credit(2)	24%	24%	24%	24%
Business credit	16%	17%	17%	17%
Retail deposits(4)	21%	21%	21%	22%

New Zealand(5),(6)	Full Year Sept 11	Half Year March 11	Full Year Sept 10	Half Year March 10
Consumer lending	20%	20%	20%	20%
Deposits	20%	19%	20%	19%

Australian Wealth Management(7)	Full Year Sept 11	Half Year March 11	Full Year Sept 10	Half Year March 10
Platforms (includes Wrap)	20%	20%	20%	20%
Retail (excludes Cash)	19%	19%	19%	19%
Corporate Super	10%	10%	10%	10%
Funds Management - BTIM	5%	5%	5%	4%
Wholesale - BTIM	2%	3%	3%	3%

Australian Life Insurance(8)	Full Year Sept 11	Half Year March 11	Full Year Sept 10	Half Year March 10
Life Insurance - inflows	7%	7%	7%	7%
Life Insurance - new business	8%	8%	8%	8%

(1) Source: Australian Prudential Regulation Authority (APRA).

(2) Includes securitised loans.

(3) Source: Reserve Bank of Australia (RBA).

(4) Retail deposits as measured by the RBA financial system includes financial corporations deposits.

(5) New Zealand comprises the New Zealand retail banking operations.

(6) Source: Reserve Bank of New Zealand (RBNZ).

(7) Market Share Funds under Management/Funds under Administration based on published market share statistics from Plan for Life and Morningstar as at June 2011 (for Full Year 2011), as at December 2010 (for First Half 2011), as at June 2010 (for Full Year 2010), and as at December 2009 (for First Half 2010) and represents the addition of St.George Wealth and BT Wealth business market share at these times.

(8) Source: Life Insurance — Plan for Life June 2011 (for Full Year 2011), December 2010 (including St.George Life Insurance) for First Half 2011 and June 2010 for Full Year 2010 and December 2009 for Half Year 2010.

2.6.2                     System Multiples

Australia	Full Year Sept 11	Half Year Sept 11	Half Year March 11	Full Year Sept 10	Half Year Sept 10	Half Year March 10
Banking System (APRA)(1)
Housing credit(2)	0.9	0.9	0.8	1.2	0.8	1.6
Cards(4)	n/a	n/a	0.3	0.2	n/a	0.5
Household deposits	0.6	1.1	0.1	1.1	1.0	1.3
Business deposits(4)	1.3	1.1	1.4	0.4	n/a	1.2

Financial System (RBA)(3)
Housing credit(2)	1.0	1.1	0.9	1.5	1.0	2.0
Business credit(4)	n/a	n/a	n/a	n/a	n/a	n/a
Retail deposits(5)	1.1	1.0	1.1	0.6	0.5	0.8

New Zealand(6),(7),(8)	Full Year Sept 11	Half Year Sept 11	Half Year March 11	Full Year Sept 10	Half Year Sept 10	Half Year March 10
Consumer lending	2.2	3.2	1.3	2.4	2.5	2.4
Deposits	1.3	3.5	0.8	1.5	1.5	1.5

(1) Source: Australian Prudential Regulation Authority (APRA).

(2) Includes securitised loans.

(3) Source: Reserve Bank of Australia (RBA).

(4) n/a indicates that system growth was negative, and as such system growth multiples cannot be calculated.

(5) Retail deposits as measured in the RBA financial system includes financial corporations deposits.

(6) New Zealand comprises the New Zealand retail banking operations.

(7) Source: Reserve Bank of New Zealand (RBNZ).

(8) System multiple calculated as a six month rolling average.

FULL YEAR RESULTS 2011

REVIEW OF GROUP

OPERATIONS

3.0                             REVIEW OF GROUP OPERATIONS

3.1                             Cash Earnings Summary

Overview

The Westpac Group delivered another sound performance in Full Year 2011 reflecting prudent financial management and good progress on our strategic agenda.  Cash Earnings grew 7%, statutory net profit increased 10% and there was a significant strengthening of the balance sheet.

Cash Earnings of $6,301 million translates to Cash Earnings per share of 209.3 cents, up 6% over the year.  Shares on issue increased moderately over the year, up 1% due principally to shares allotted under the dividend reinvestment plan. The return on equity was stable at 16%.

Earnings growth for the year was built on a strong performance from the Group’s customer franchise with good growth in the balance sheet, solid margin management, excellent flows into funds under administration (FUA), improving asset quality and a disciplined expense performance.  All divisions demonstrated good momentum in their customer businesses with particular success in deepening relationships and continued improvement in wealth/insurance cross sell.  This is particularly evident in the Group’s retail businesses with strong increases in Cash Earnings across Westpac RBB up 11%; St.George up 12%; BT Financial Group up 9%; and Westpac New Zealand up 41% (in NZ$).

This performance demonstrates that the prior investment in our business, combined with our multi-brand approach is delivering positive results in what continues to be a challenging environment.

The partial offset to this performance has been lower Treasury and Markets income associated with extreme financial market volatility.  This is evidenced in lower Cash Earnings in Westpac Institutional Bank (WIB), down 2%, and a reduction in Treasury Cash Earnings, down 26%, from the strong Full Year 2010 result.  Other offsets over the year included weaker asset markets, which have restrained revenue from funds under management/administration, and natural disasters in the early months of 2011, including floods and a cyclone in Australia and the devastating Christchurch earthquakes, which increased both claims costs and credit provisioning.

Full Year 2011 also marked the end of the first phase of our strategy to transform and strengthen the Westpac Group.  This has included a number of major milestones including completion of the three year St.George merger integration project, the three year anniversary of the Westpac Local investment, and the completion of six of our SIPs investment programs.  Over the same time, the Group has materially strengthened its balance sheet and operations.  This has included adding around $2 billion of common equity and 59 basis points to the Tier 1 capital ratio, more than doubling our prudential liquid assets portfolio, and materially improving the stability of our technology infrastructure.

This has created a very strong platform for the next phase of Westpac’s strategy which will involve further optimisation of the franchise and leveraging our multi-brand opportunity to maintain the Group’s efficiency advantage against peers.  A key focus will also be ensuring the gains from the Group’s investment program over recent years are delivered.

Given the quality of the Group’s performance, the Board has declared a Final dividend of 80 cents, up 4 cents or 5% on the First Half 2011 dividend.  This represents total dividends for the year of 156 cents, up 17 cents or 12% compared to the Full Year 2010.  Dividends for the full year represent a pay-out ratio of 75% which is a little higher than the Group’s average over recent years of around 70%.  This higher pay-out reflects our very strong capital position, healthy capital generation at this point in the business cycle, and the Group’s confidence in the future.

Operating conditions in Australia deteriorated over the year with the first half characterised by gradually improving economic fundamentals and the prospect that the worst of the global financial crisis was behind us.  As the year progressed, the heightening of sovereign debt issues in Europe, and a weakening in the US economy weighed more heavily on already fragile consumer and business confidence.  This in turn saw a softening in domestic activity in the second half of the year and some weakness in economic indicators. These impacts were most prevalent in those sectors reliant on discretionary spending such as retail.

These trends have not been universally reflected across the economy with the mining sector and associated industries remaining buoyant supported by the robust demand for commodities and the significant investment in the pipeline.

Conditions in other developed economies weakened.  The sovereign debt issues in Europe and slowing growth in the US have contributed to increased uncertainty, higher market volatility and lower growth.  In Asia, growth has remained solid as these economies are increasingly supported by internal or intra-Asian demand.

For the Australian banking sector, softer economic growth and increased consumer caution has led to slowing housing credit growth.  Business credit growth has improved but remains negative.  Given these dynamics, overall Australian system credit growth of 3.4% for the Full Year 2011 was similar to that recorded for the Full Year 2010, remaining at historical lows.

In response to these uncertain conditions, Westpac further strengthened its balance sheet, improving the quality of funding and lifting capital levels.  Specifically, Customer Deposits increased $30 billion over the year more than fully covering the $19 billion rise in lending.  Liquid assets increased $21 billion providing additional flexibility and security of funding management.  Strong organic capital supported a 59 basis point rise in the Tier 1 capital ratio to 9.7%.  At this level, Westpac is strongly capitalised on both local and global comparisons.

At the same time, business and consumer balance sheets are in better shape with lower gearing and higher cash balances and this together with the Group’s sound risk management processes contributed to an improvement in asset quality over the year.

A highlight for the year has been the significant progress the Group has made implementing its strategic agenda.  This has included:

•                  Deepening customer relationships with significant improvements in wealth and insurance cross sell;

•                  Building on our multi-brand strategy with the successful launch of Bank of Melbourne which opened its doors on 25 July 2011;

•                  Implementing the first phase of our productivity program which delivered productivity gains of over $200 million during the year and putting in place plans for the next round of initiatives including a review of sourcing arrangements;

•                  Completing six SIPs programs, including the implementation of a new enterprise cards platform across our multi-brands; delivery of a market leading collections platform; and the roll out of a common call centre platform across St.George and Westpac RBB; and

•                  Being recognised by the Dow Jones Sustainability Index as the 2011 global leader in sustainability for the banking sector and recognised as the 18th most sustainable corporation at the 2011 World Economic Forum.

The Group is seeing improved momentum being delivered from prior investments including Westpac Local (the Group’s strategy to return more capability and resources into the distribution network to become closer to customers) in both Australia and New Zealand and the repositioning of St.George through 2010 to reduce its commercial property exposure and increase the productivity of its distribution network.  The benefits of these programs can be seen in good growth in lending and deposits, particularly in the latter months of the year.

At an aggregate level this improvement is also evident in good Core earnings growth across our retail businesses which averaged around 6% across Westpac RBB, St.George, BTFG and Westpac New Zealand over the prior year.  The benefits can also be seen in improving customer metrics and a further deepening of customer relationships.  Much of that improvement has been in the sales of wealth and insurance products.  This includes a further 35% rise in BT Super for Life customers and strong growth in insurance with Life In-force Premiums rising 12% and General Insurance Gross Written Premiums rising 10%.

The SIPs program has been a particular strength, delivering new functionality and productivity to our front line while improving the stability of our IT infrastructure.  With six programs of work successfully delivered, the Group is now directing resources to the remaining SIPs programs including the 2012 planned delivery of a new online and mobile banking platform, the rolling out of a new teller platform in Westpac branches, and consolidation of nine data centres into two.

Improving productivity

Given the slowing operating environment, a priority over the year has been to improve the productivity and efficiency of the organisation.  In October 2010 the Group announced the first wave of a productivity program designed to simplify processes and make it easier for customers to do business with us.  The program was initially focused on branch productivity, improving mortgage origination and business lending processes and simplifying head office support structures. In August 2011 the Group announced a step-up in these plans which included the streamlining and rationalisation of certain head office activities, including the reduction of Senior Management roles, and a revisiting of sourcing arrangements.

The success of these programs can be seen in the low expense growth of 2% for the year despite salary increases of around 4% and absorbing the costs of additional investments.  Through the year the productivity program has also improved the time spent with customers while leading to a reduction in over 700 FTE since September 2010.

Natural disasters

First Half 2011 was a period of significant natural disasters, with widespread flooding in Queensland and Victoria, a severe cyclone in Queensland, and another significant earthquake in Christchurch, New Zealand.  The financial cost of these events was around $100 million in Cash Earnings in First Half 2011, which included direct contributions associated with relief efforts, additional insurance claims and higher impairment charges, mostly due to higher economic overlay provisions.  In the Second Half 2011, it became apparent that the impact of these events on our lending portfolios was somewhat less than originally expected.

European sovereign debt issues

Sovereign debt concerns in Europe have impacted financial markets for much of the year although, that impact was more severe in the Second Half 2011.  Westpac’s direct exposure to Europe (including the UK) is relatively modest and the Group’s commitments to sovereign debt of any country in the Eurozone is immaterial.  Westpac does have relationships with the larger European banks of the larger economies and would transact regularly with these counterparties.  However, as the net exposures with banks globally are typically re-valued, and collateral is posted or received based on the net position with each bank, Westpac’s net credit exposure to European banks remains minor.

As a result, Westpac has not been directly impacted by sovereign debt issues and there are no associated assets on the balance sheet that are not held at fair value.

Nevertheless, as a globally operating bank, Westpac is not insulated from the issues in Europe which include increased volatility in financial markets, a reduction in the risk appetite of investors globally and materially higher wholesale funding costs.

Financial Performance Summary

Second Half 2011 — First Half 2011

Cash Earnings in Second Half 2011 of $3,133 million were modestly lower over the prior half, down $35 million or 1%.  The lower result was principally due to a reduction in Markets related income in WIB and Treasury of $80 million partially offset by slightly stronger balance sheet growth and improved margins.

Despite increased volatility, movements in exchange rates had no major impact on earnings between Second Half 2011 and First Half 2011.

Net interest income increased 4% due to a 2 basis point rise in margins and a 3% rise in average interest earning assets.  Lending increased 3% with Australian mortgages continuing to be the primary source of growth.  Business lending was 1% lower, with most of the decline due to a small number of corporates reducing their gearing.

Non-interest income was softer over the First Half 2011, principally due to an $60 million decline in WIB Markets income with tough debt market conditions partially offset by a good Foreign Exchange performance.

Expenses for the half were up 3%, which was higher than the overall run-rate for the year as a number of unusual items lifted expenses in the fourth quarter.  These included higher costs associated with distribution activities including the launch of Bank of Melbourne $36 million, BT advisors and private bankers $6 million, $13 million in costs associated with the acquisition of J O Hambro by BTIM and higher expenses associated with the SIPs program.

Given these moves, overall Core earnings increased $17 million (up 0.3%).  Core earnings growth in the retail banks, however, were significantly stronger with Westpac RBB up 6%, St.George up 4% and Westpac New Zealand up 4% (in NZ$).  BT Financial Group Core earnings were also up strongly, rising 11% compared to First Half 2011.  While BT was impacted by weaker asset markets, this was offset by materially lower insurance claims, with no major natural disasters occurring in Second Half 2011.  This growth demonstrates the strength of our businesses as we enter the new reporting year.

Impairment charges were $67 million higher over the half principally due to the absence of any net change in economic overlay provisions in Second Half 2011.  Excluding economic overlay movements, impairment charges were $38 million lower.

New provisions over the period were principally related to small and medium business lending and the top-up of provisions on some commercial property lending.  WIB continued to record provision write-backs and recoveries from the work-out of stressed companies, including those returning to full health.

Full Year 2011 — Full Year 2010

Cash Earnings in Full Year 2011 of $6,301 million were $422 million higher compared to Full Year 2010, a 7% increase.  The net impact on earnings of movements in exchange rates for the year were small.

Core earnings increased $79 million, up 1%. The strong performance from our retail franchises were largely offset by extreme market volatility in the latter half of the year and a high level of natural disasters in the first half of the year.  In particular, Core earnings rose 7% in Westpac RBB, 3% in St.George Bank, and 10% in New Zealand (in NZ$).  Despite natural disasters, BTFG also delivered strong Core earnings growth of 9%.

Net interest income accounted for much of this rise, increasing $314 million or 3% supported by a 2% rise in average interest earning assets and unchanged margins compared to Full Year 2010.  Margins did improve through the year.

Lending increased 4% driven principally by Australian mortgages which increased $17 billion partially offset by a $2 billion decline in Australian business lending.  Much of the decline in business lending was in institutional lending in the first half of the year.  New Zealand contributed just over $1 billion to lending for the year with most of the rise attributable to mortgages.  The flat margin outcome reflects higher funding costs and lower Treasury Net interest income offset by the repricing of lending facilities through the year.

Non-interest income was lower compared to Full Year 2010 principally due to a $239 million reduction in trading income.  Fee and commission income was higher, mostly from higher business line fees. Wealth income was also higher with good customer inflows into funds under administration and increased wealth cross sell, although the contribution was partially held back by higher insurance claims.

Expenses were well managed over the year, rising 2%.  This reflected the benefits from the Group’s productivity program which commenced in 2010 partially offsetting higher salary costs and increased investment.

Impairment charges were down 32% over Full Year 2011 to $993 million.  All major divisions recorded lower impairment charges with the most significant declines recorded in WIB, St.George and New Zealand.

Asset quality

Asset quality continued to improve over the year with the proportion of stressed exposures to total committed exposures steadily declining through the year.  At 30 September 2011 the ratio had fallen to 2.48%, down 72 basis points from 30 September 2010 and by 37 basis points since 31 March 2011.

Driving the improvement in stressed assets has been a reduction in new stress and businesses being upgraded and returning to full health.  At the same time, the resolution of some impaired assets has seen an increase in write-offs over the year.

The ratio of impaired assets to total committed exposures declined 5 basis points over the year and was 0.62% at 30 September 2011.  The Group has also seen a consistent decline in new impaired assets in each half of the year.

Consumer asset quality has continued to be a stand-out with actual losses remaining relatively small.  A rise in consumer delinquencies was experienced over the year with mortgage delinquencies greater than 90 days rising to 55 basis points up from 47 basis points at 30 September 2010.  That rise was recorded in the first half of the year with delinquencies 4 basis points lower since 31 March 2011.  The higher delinquencies over the year principally reflect three factors:

•                  Higher interest rates and the relatively soft operating environment have increased the stress on household budgets;

•                  The impact of statistical averaging.  As mortgages season (delinquencies rising through time), the higher mortgage growth of around 15% in 2007-09 compared to current mortgage growth of closer to 6% will lead to increased delinquencies; and

•                  A rise in stress in Queensland and WA and in Low Doc loans.

Provisioning coverage remained very strong, with total impairment provisions to impaired assets of 36% and the ratio of collectively assessed provisions to credit risk weighted assets remained relatively high at 1.26%.

Economic overlays totalled $346 million at 30 September 2011, largely unchanged from 31 March 2011 and down $107 million since 30 September 2010.  While the overlays were little changed over the prior half, the composition was different with a reduction in economic overlays associated with the Queensland/Victorian Floods and the Christchurch earthquake offset by new overlay provisions for the retail segment and those sectors vulnerable to the appreciation of the $A.  While we have seen little stress emerge in these sectors to date, if current conditions persist a rise in stress is likely.

Given the strong level of provisioning and the improvement in asset quality, there has been little movement in the General Reserve for Credit Losses (GRCL) adjustment over the year.  At 30 September 2011 the GRCL adjustment was $38 million compared to $26 million at 31 March 2011 and $0 at 30 September 2010.

Capital and funding

Over 2011 Westpac has further strengthened its balance sheet across all dimensions.  The Group’s Tier 1 ratio was 9.7% as at 30 September 2011 up from 9.1% as at September 2010.  The increase was principally due to organic capital generation (Cash Earnings less dividends and RWA growth) which added 73 basis points over the year.  The resolution of tax consolidation associated with the St.George Bank merger added a further 10 basis points.  The full benefit of tax consolidation will emerge over the next three years as deferred tax assets are reduced.  The Common equity ratio increased by 59 basis points to 8.1% and positions the Group well to respond to the Basel III capital requirements when they are finalised.

In September 2011 APRA provided more clarity around how it would assess bank capital under Basel III.  Under these revised criteria APRA are adopting additional capital deductions while maintaining their own conservative stance in assessing capital in areas such as interest rate risk in the banking book and higher loss given default parameters for mortgages.  While APRA has yet to finalise its stance, under the proposed criteria Westpac’s Common equity ratio is currently estimated to be 7.38% compared to a regulatory minimum of 7%.  This positions the Group well for APRA’s January 2013 start date.

The Westpac Group’s funding position strengthened, with the customer deposit to loan ratio rising from 59% to 63%. Customer deposit growth exceeded lending by $11 billion through the year.  That increase combined with $25 billion in term wholesale funding raised over the year, allowed the Group to repay maturities, repurchase $4 billion in Government guaranteed debt maturing in 2012 and further increase liquid asset holdings to a total of $103 billion.

Summary of business units

Westpac RBB delivered a strong performance over the year with Cash Earnings rising 11% compared to Full Year 2010 supported by a 7% rise in Core earnings.  The prior investment in Westpac Local is clearly delivering with strong sales of wealth products and sound lending growth driven by above system growth in mortgages and higher margins over the year.  Non-interest income increased a solid 8% principally from the repricing of business line fees to more appropriately reflect the management of these facilities.  Expenses increased 2% with productivity initiatives implemented through the year partially offsetting annual salary increases and increased SIPs investment.

WIB delivered $1,487 million in Cash Earnings in Full Year 2011 down 2% over the year.  This was a good performance from the division given Markets income was $174 million lower and asset sales were softer.  Loans outstanding declined over the year as corporates continued to reduce their gearing although this was offset by stronger margins.  WIB continued to benefit from its leading market position with good customer flows over the year and a strong transactional banking performance.  Lower Core earnings were partially offset by a further improvement in asset quality which led to an impairment charge benefit of $96 million for the year.

St.George lifted Cash Earnings by a strong 12% compared to Full Year 2010 with a 3% rise in Core earnings and a 24% reduction in impairment charges.  Operating income rose 4% over the year with growth in lending improving through the year and margins rising 15 basis points.  Expenses increased 6% with much of that rise associated with the Bank of Melbourne launch.

BTFG delivered a strong year, increasing Cash Earnings 9% with improved funds management earnings and a stronger insurance result.  This was a particularly impressive performance given the business managed to absorb significantly higher disaster-related insurance claims in the first half of the year and weaker asset markets impacting FUM/FUA returns in the second half.  The division has been highly successful in growing funds under administration and with sales of BT Super for Life which totalled over 70,000 new accounts and over $500 million in new FUM.

New Zealand has benefited from its significant front line investment over recent years, delivering a NZ$132 million lift in Cash Earnings over the year, a rise of 41% compared to Full Year 2010.  The result was due to modest balance sheet growth supported by improved margins and a continuing decline in impairment charges.  The Christchurch earthquakes reduced Cash Earnings over the year although it has been pleasing that through the Second Half 2011 it has become apparent that the impact on customers has been less than initially expected.

Divisional Cash Earnings Summary

Six months to 30 September 2011 $m	Westpac Retail & Business Banking	Westpac Institutional Bank	St.George Banking Group	BT Financial Group (Australia)	New Zealand	Pacific Banking	Group Businesses	Group
Net interest income	2,730	914	1,433	159	510	64	395	6,205
Non-interest income	548	576	279	805	143	59	7	2,417
Net operating income	3,278	1,490	1,712	964	653	123	402	8,622
Operating expenses	(1,576)	(522)	(664)	(467)	(308)	(46)	(22)	(3,605)
Core earnings	1,702	968	1,048	497	345	77	380	5,017
Impairment charges	(274)	75	(213)	(5)	(76)	(18)	(19)	(530)
Operating profit before income tax	1,428	1,043	835	492	269	59	361	4,487
Income tax expense	(415)	(323)	(250)	(150)	(80)	(19)	(84)	(1,321)
Net profit	1,013	720	585	342	189	40	277	3,166
Net profit attributable to non-controlling interests	—	—	—	(2)	(1)	(3)	(27)	(33)
Cash Earnings	1,013	720	585	340	188	37	250	3,133

Six months to 31 March 2011 $m	Westpac Retail & Business Banking	Westpac Institutional Bank	St.George Banking Group	BT Financial Group (Australia)	New Zealand	Pacific Banking	Group Businesses	Group
Net interest income	2,596	888	1,393	122	486	58	421	5,964
Non-interest income	543	679	264	767	136	48	100	2,537
Net operating income	3,139	1,567	1,657	889	622	106	521	8,501
Operating expenses	(1,526)	(510)	(649)	(440)	(292)	(40)	(44)	(3,501)
Core earnings	1,613	1,057	1,008	449	330	66	477	5,000
Impairment charges	(275)	21	(176)	(4)	(105)	(7)	83	(463)
Operating profit before income tax	1,338	1,078	832	445	225	59	560	4,537
Income tax expense	(402)	(311)	(250)	(131)	(64)	(17)	(159)	(1,334)
Net profit	936	767	582	314	161	42	401	3,203
Net profit attributable to non-controlling interests	—	—	—	(5)	(2)	(3)	(25)	(35)
Cash Earnings	936	767	582	309	159	39	376	3,168

Twelve months to 30 September 2011 $m	Westpac Retail & Business Banking	Westpac Institutional Bank	St.George Banking Group	BT Financial Group (Australia)	New Zealand	Pacific Banking	Group Businesses	Group
Net interest income	5,326	1,802	2,826	281	996	122	816	12,169
Non-interest income	1,091	1,255	543	1,572	279	107	107	4,954
Net operating income	6,417	3,057	3,369	1,853	1,275	229	923	17,123
Operating expenses	(3,102)	(1,032)	(1,313)	(907)	(600)	(86)	(66)	(7,106)
Core earnings	3,315	2,025	2,056	946	675	143	857	10,017
Impairment charges	(549)	96	(389)	(9)	(181)	(25)	64	(993)
Operating profit before income tax	2,766	2,121	1,667	937	494	118	921	9,024
Income tax expense	(817)	(634)	(500)	(281)	(144)	(36)	(243)	(2,655)
Net profit	1,949	1,487	1,167	656	350	82	678	6,369
Net profit attributable to non-controlling interests	—	—	—	(7)	(3)	(6)	(52)	(68)
Cash Earnings	1,949	1,487	1,167	649	347	76	626	6,301

Twelve months to 30 September 2010 $m	Westpac Retail & Business Banking	Westpac Institutional Bank	St.George Banking Group	BT Financial Group (Australia)	New Zealand	Pacific Banking	Group Businesses	Group
Net interest income	5,132	1,776	2,668	257	957	117	948	11,855
Non-interest income	1,014	1,519	572	1,475	277	86	112	5,055
Net operating income	6,146	3,295	3,240	1,732	1,234	203	1,060	16,910
Operating expenses	(3,045)	(1,038)	(1,242)	(866)	(592)	(78)	(111)	(6,972)
Core earnings	3,101	2,257	1,998	866	642	125	949	9,938
Impairment charges	(589)	(123)	(511)	(12)	(276)	(1)	56	(1,456)
Operating profit before income tax	2,512	2,134	1,487	854	366	124	1,005	8,482
Income tax expense	(756)	(620)	(446)	(251)	(106)	(38)	(320)	(2,537)
Net profit	1,756	1,514	1,041	603	260	86	685	5,945
Net profit attributable to non-controlling interests	—	—	—	(8)	(2)	(5)	(51)	(66)
Cash Earnings	1,756	1,514	1,041	595	258	81	634	5,879

(1) Includes Treasury

3.2                               Review of Earnings

3.2.1                     Net Interest Income

Second Half 2011 — First Half 2011

Net interest income increased $241 million (4%) compared to First Half 2011. The result reflected growth in average interest earning assets of $14.0 billion or 3% and an increase in the Net interest margin of 2 basis points.

Full Year 2011 — Full Year 2010

Net interest income increased by $314 million (3%) compared to Full Year 2010. The increase was the result of a $13.2 billion or 2% increase in average interest earning assets, with the Net interest margin stable.

Loans(1)

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2011	31 March 2011	30 Sept 2010	Mar 11- Sept 11	Sept 10- Sept 11
Australia	445,060	437,598	429,950	2	4
Housing	304,569	295,115	287,798	3	6
Personal (loans and cards)	15,688	15,741	15,439	—	2
Business	125,273	127,136	127,083	(1)	(1)
Margin lending	2,852	3,406	3,521	(16)	(19)
Other (including provisions)	(3,322)	(3,800)	(3,891)	13	15

New Zealand (NZ $)(2)	58,114	56,771	56,739	2	2
Housing	35,044	34,429	34,190	2	2
Personal (loans and cards)	1,605	1,597	1,597	1	1
Business	21,990	21,455	21,626	2	2
Other (including provisions)	(525)	(710)	(674)	26	22

Other overseas	5,962	4,833	4,550	23	31

Total loans	496,609	484,207	477,655	3	4

Second Half 2011 — First Half 2011

Total loans grew 3% during the Second Half 2011, with the key features being growth in Australian mortgages of 3% and a 1% contraction in Australian business lending.

Key movements included:

•                  Australian housing lending grew 3% or $9.5 billion, driven primarily by growth in Westpac RBB of 4%. Growth in the St.George Banking Group housing lending steadily improved in the Second Half 2011, growing 1%. Across the Group, the proportion of housing lending originated through the proprietary branch network remained high at 63%;

•                  Business lending in Australia declined in the Second Half 2011 by $1.9 billion. Growth in the SME segment was more than offset by continued deleveraging in the large corporate segment and further contraction in commercial property lending. Business lending activity continued to be impacted by weak consumer and business confidence in Australia;

•                  In a low growth environment, the New Zealand Division performed well with total loans growing 2%. New Zealand housing loans grew above system in the Second Half 2011, increasing by NZ$0.6 billion, reflecting a strong distribution focus and successful housing campaigns. Growth in New Zealand business lending of NZ$0.5 billion was also above system with growth across all segments; and

•                  Growth in other overseas loans reflected WIB’s expanded presence in Asia.

(1) Spot loan balances.

(2) New Zealand comprises WIB New Zealand, Treasury and our New Zealand retail banking operations and wealth management business.

Full Year 2011 — Full Year 2010

Total loans for Full Year 2011 were 4% higher than the previous year. Australian housing growth of 6% was partially offset by 1% contraction in the Australian business lending portfolio. New Zealand lending growth was modest.

Loan growth largely comprised:

•                  Australian housing lending experienced solid growth with balances increasing 6% or $16.8 billion. Westpac RBB grew 8%, which was ahead of Banking System. The St.George Banking Group housing lending growth of 2% was impacted by reduced flow from mortgage brokers;

•                  Business and corporate lending declined 1% or $1.8 billion, as positive growth in the SME segment was offset by contractions in commercial property lending and WIB lending portfolios;

•                  New Zealand lending grew 2% or NZ$1.4 billion reflecting the low growth environment in New Zealand. The majority of growth occurred in housing lending, with growth in business lending improving in Second Half 2011; and

•                  Growth in other overseas loans reflected WIB’s expanded presence in Asia.

Deposits(1)

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2011	31 March 2011	30 Sept 2010	Mar 11- Sept 11	Sept 10- Sept 11
Australia	306,182	290,164	283,469	6	8
At Call	142,411	142,275	142,255	—	—
Term	112,617	99,361	90,436	13	25
Certificates of deposit	37,222	35,427	38,371	5	(3)
Non-interest bearing	13,932	13,101	12,407	6	12

New Zealand (NZ $)(2)	39,574	38,715	38,020	2	4
At Call	14,386	13,603	13,196	6	9
Term	20,880	20,796	20,382	—	2
Certificates of deposit	1,556	1,485	1,902	5	(18)
Non-interest bearing	2,752	2,831	2,540	(3)	8

Other overseas	33,047	23,838	24,993	39	32

Total deposits	370,278	342,498	337,385	8	10

Customer and Treasury Deposits(1)

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2011	31 March 2011	30 Sept 2010	Mar 11- Sept 11	Sept 10- Sept 11
Total Customer Deposits	310,139	288,820	280,177	7	11
Australia	268,960	254,737	245,098	6	10
New Zealand ($A)(2)	29,828	27,403	27,476	9	9
Other	11,351	6,680	7,603	70	49

Treasury deposits	60,139	53,678	57,208	12	5

Total	370,278	342,498	337,385	8	10

Second Half 2011 — First Half 2011

Total deposits grew 8% or $27.8 billion during the Second Half 2011.

Customer Deposits grew 7% or $21.3 billion during the Second Half 2011. The deposit to loan ratio improved by 290 basis points as Customer Deposit growth exceeded loan growth by $8.9 billion. The majority of growth occurred in Term Deposits as the Group targeted higher quality deposits.

Major deposit movements included:

•                  Australian Term Deposit growth of 13% or $13.3 billion reflecting increased customer savings rates and the strength of the franchise in uncertain times as well as an increased focus on Customer Deposit raising initiatives;

•                  Australian At Call Deposits were flat as the Group focused on attracting Term Deposits, which have increased the duration of the deposit book;

•                  Customer Deposits in offshore locations grew as corporate customer balances grew;

•                  Treasury deposits were higher as investor preferences for Certificates of Deposit increased, particularly in the fourth quarter;

(1) Spot deposit balances.

(2) New Zealand comprises WIB New Zealand, Treasury and our New Zealand retail banking operations and wealth management business.

•                  Growth in Australian non-interest bearing accounts was 6%, reflecting growth in mortgage offset accounts; and

•                  New Zealand deposits grew 2% primarily within At Call Deposits products in line with system growth.

Full Year 2011 — Full Year 2010

Total deposits increased 10% or $32.9 billion over the 12 months to 30 September 2011. The strong growth in deposits resulted in Customer Deposit growth exceeding loan growth and the deposit to loan ratio improving 380 basis points.

Deposit growth had the following specific components:

•                  Growth in Australian Term Deposits was strong, growing 25% or $22.2 billion reflecting increased savings rates and the strength of the franchise in uncertain times as well as an increased focus on Customer Deposit raising initiatives;

•                  Growth in Australian non-interest bearing accounts was 12% reflecting growth in mortgage offset accounts; and

•                  New Zealand deposits grew 4% with growth across both At Call and Term Deposits products.

Margins

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Net interest income	6,205	5,964	4	12,169	11,855	3
Markets net interest income	111	78	42	189	130	45
Treasury net interest income(1)	199	266	(25)	465	704	(34)
Net interest income excluding Treasury & Markets	5,895	5,620	5	11,515	11,021	4
Average interest earning assets	555,187	541,217	3	548,221	534,991	2
Group net interest margin	2.23%	2.21%	2bps	2.22%	2.22%	—
Group interest margin excluding Treasury & Markets	2.12%	2.08%	4bps	2.10%	2.06%	4bps

Second Half 2011 — First Half 2011

Group net interest margin was 2.23% for Second Half 2011, an increase of 2 basis points from First Half 2011.

Net interest margin excluding the contribution from Group Treasury and WIB Markets was 2.12%, 4 basis points higher than First Half 2011. The increase in Net interest margin was mostly the result of asset repricing, partially offset by higher customer deposit costs. Keen competition for deposits continued during the half, while the rate of increase in wholesale funding costs slowed as strong deposit growth reduced the need for new wholesale issuance.

The components of the 4 basis points improvement in margin excluding the contribution from Group Treasury and WIB Markets were:

•                  5 basis points increase from asset spreads. The increase is attributable to the full period impact of housing lending repricing that occurred during First Half 2011. Portfolio mix had a 1 basis point negative impact with growth weighted towards lower spread housing lending;

•                  3 basis point decline from deposit impacts. A lower benefit from hedging low interest transaction accounts resulted in a decline in the margin of 3 basis points. Improved Online spreads were offset by a negative mix impact, as customer preferences resulted in deposit growth skewed towards lower spread products;

(1) Treasury net interest income excludes capital benefit consistent with calculation of divisional margins.

•                  Wholesale funding costs had a negligible impact on the margin as lower levels of new issuance were required given strong deposit growth, which fully funded loan growth over the half; and

•                  Capital and other impacts contributed an increase of 2 basis points. The increase reflects a change in how capital is invested by BTFG with more investments in fixed income products recognised through Net interest income rather than wealth management income. This contributed $40 million to Net interest income during the half.

Group Treasury and WIB Markets contributed a 2 basis points decline to the Group margin as revenue from trading activities reduced. Treasury revenue was adversely impacted by revaluations of the liquid asset portfolio, which were only partially offset by the benefit from falls in average short term funding rates in the latter months of the half.

Full Year 2011 — Full Year 2010

Group net interest margin remained unchanged at 2.22% for Full Year 2011.

Net interest margin excluding the contribution from Group Treasury and WIB Markets was 2.10%, 4 basis points higher than Full Year 2010. This reflected improved margins in our customer divisions.

The components of the underlying 4 basis points increase in margins excluding Group Treasury and WIB Markets were:

•                  15 basis points increase from asset repricing. Around 80% of the increase was from housing loan repricing with the remainder attributable to business and institutional lending. Improvement in New Zealand asset spreads contributed 3 basis points primarily from the refinancing of low spread fixed rates into higher spread fixed and variable housing lending. Portfolio mix had a 1 basis point negative impact with growth weighted towards lower spread housing lending;

•                  11 basis points decline from higher retail and wholesale funding costs. This included:

•             7 basis points decline from Customer Deposits, with 4 basis points due to spread impacts and 3 basis points due to changes in mix. The cost of raising retail funds increased significantly due to competition for Online Savings accounts in the prior year, with the full period impact carrying into the current financial year. A reduced benefit from hedging low interest transaction accounts had a 3 basis points adverse impact on margins. Mix impacts were negative as customer preferences resulted in deposit growth skewed towards lower spread products;

•             4 basis points decline from rising wholesale funding costs as the average margin on the book continued to rise due to maturing relatively low cost funding being replaced by higher cost post Global Financial Crisis (GFC) funding. Higher liquid assets had around a 1 basis point impact on the margin. The impact of the $21 billion increase in liquid assets during the year was modest because most of the growth occurred in the fourth quarter of 2011; and

•                  Capital and other impacts were stable during the year with the increase in earnings on capital offset by higher cost of funds charges on other assets and liability balances.

Group Treasury and WIB Markets contributed a 4 basis points reduction in margins from lower Treasury income following a relatively strong Full Year 2010.

3.2.2       Non-Interest Income(1)

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Fees and commissions	1,285	1,283	—	2,568	2,469	4
Wealth management and insurance income	812	811	—	1,623	1,560	4
Trading income	254	304	(16)	558	797	(30)
Other income	66	139	(53)	205	229	(10)
Non-interest income	2,417	2,537	(5)	4,954	5,055	(2)

Second Half 2011 — First Half 2011

Non-interest income was 5% lower than First Half 2011 as trading results were impacted by extreme market volatility, while in First Half 2011 other income from asset sales and technology research and development credits were not repeated in Second Half 2011.

Fees and commissions

The $2 million increase in fees and commissions was primarily driven by:

•                  Higher facility fees of $33 million reflecting an increase in business and commercial lending fees of $30 million following continued repricing of line fees; and

•                  Lower transaction fees and commissions of $28 million as:

•             Credit Card reward point redemptions were $12 million lower attributable to a lower number of campaigns in Second Half 2011 compared to First Half 2011; and

•             merchant fees decreased $10 million as average interchange rates reduced in line with changes in the mix of spend.

Wealth management and insurance income

Wealth management and insurance income was little changed as significantly lower claims costs in Second Half 2011 were offset by lower Non-interest income from invested capital and a small reduction in Funds Management income.

	As at	As at	As at	% Mov’t	% Mov’t
$bn	30 Sept 2011	31 March 2011	30 Sept 2010	Mar 11- Sept 11	Sept 10- Sept 11
FUM
BT	33.6	36.8	35.9	(9)	(6)
Advance Asset Management	6.5	7.2	6.6	(10)	(2)
Westpac Institutional Bank	7.6	8.2	8.0	(7)	(5)
New Zealand	2.1	1.8	1.7	17	24
Group FUM	49.8	54.0	52.2	(8)	(5)

FUA
BT	48.1	50.8	48.4	(5)	(1)
Asgard	29.3	31.8	31.5	(8)	(7)
New Zealand	0.9	0.8	0.8	13	13
Group FUA	78.3	83.4	80.7	(6)	(3)

(1)       Refer to Section 5 Note 4 for Reported Results breakdown. Refer to Section 6 Note 4 for Cash Earnings results breakdown. Refer to Section 9 for reconciliation between reported results and Cash Earnings. As discussed in Section 2.4, commentary is reflected on a Cash Earnings basis and does not directly align with reported non-interest income as disclosed in Section 5 Note 4.

			% Mov’t			% Mov’t
$bn	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Average FUM for the Group(1)	53.0	52.7	1	52.9	52.1	2
Average FUA for the Group(1)	82.9	81.8	1	82.4	77.5	6

•                  Major factors impacting the slightly higher wealth management and insurance income of $1 million were:

•             Funds Management income decreased by $15 million as the benefit of higher average FUM/FUA and unchanged margins were offset by lower performance fees in WIB. FUM/FUA benefited from strong inflows however lower markets reduced overall growth by 3%;

•                  Average Group FUM was broadly flat as inflows in the Wholesale portfolio offset the impact of lower equity markets;

•                  Average Group FUA rose $1.1 billion, or 1% including positive inflows in the Wrap Platforms and Corporate Super portfolios;

•             Lower non-interest returns from invested capital of $48 million.  This mostly reflected a change in how capital was invested with more investments in direct cash related products, which is reflected in Net interest income not wealth management income; and

•             Insurance income recovered in the Second Half 2011 as general insurance claims costs reduced $52 million related to natural disasters in First Half 2011.

Trading

Trading income was $50 million or 16% lower than First Half 2011. Increases in markets sales in Pacific Banking and St.George Banking Group were more than offset by lower WIB Markets trading results, which were impacted by the extreme volatility in Second Half 2011. This is discussed further on page 28.

Other income

Other income reduced $73 million or 53%. This reflected both lower gains on disposal of assets as First Half 2011 included a gain on the sale of Visa Inc. shares of $45 million and lower technology research and development tax credits.

Full Year 2011 — Full Year 2010

Non-interest income was 2% or $101 million lower than Full Year 2010. Solid growth in Fees and commissions and Wealth management and insurance income was more than offset by lower trading results. Trading results were impacted by market volatility particularly in Second Half 2011.

Fees and commissions

The $99 million, or 4% increase in fees and commissions resulted from:

•                  Higher facility fees of $73 million impacted from:

•             Higher business and commercial lending fees of $106 million from repricing of line fees, partially offset by an accounting reclassification in the St.George Banking Group where fees of $30 million were moved to Net interest income; and

•             Increased banking related fees in WIB ($16 million) were offset by lower deposit account keeping fees ($17 million) as customers migrated to accounts with lower fees and reduced mortgage fees ($7 million) from lower new lending volumes.

•                  Higher transaction fees and commissions of $27 million from:

•             Advice commissions increased $53 million inclusive of $32 million benefit from the update of amortisation profiles of capitalised fees and costs;

•             Merchant fees decreased $6 million as average interchange rates reduced in line with changes in the mix of spending; and

(1)       Average FUM and FUA for the Group for Half Year September 2011 and Half Year March 2011 is based on a six month average. Full Year September 2011 and Full Year September 2010 are based on a twelve month average.

•             Lower deposit transaction fees of $18 million as customers migrated to accounts with lower fees.

Wealth management and insurance income

•                  Wealth management and insurance income increased $63 million, or 4% from:

•             Funds Management income increased by $83 million, reflecting the benefit of higher average FUM/FUA, no change in margins and benefits from the revaluation of investments in Ascalon funds ($23 million) and sale of single manager rights ($12 million). Positive net inflows and positive market movements of 4% drove the FUM/FUA increases;

•                  Average Group FUM rose $0.8 billion, or 2% from inflows in Wholesale portfolios partly offset by outflows in Retail and Institutional portfolios;

•                  Average Group FUA increased $4.9 billion, or 6% from inflows in the Wrap Platforms and Corporate Super portfolios in addition to a marginally positive impact from asset markets;

•             Insurance income was $25 million higher as solid premium growth in General and Life insurance, reduced claims in Lenders Mortgage Insurance and improved returns on the investment portfolio more than offset higher claims related to the natural disasters; and

•             Lower returns from invested capital of $41 million.  This mostly reflected a change in how capital was invested with more investments in direct cash related products which is reflected in Net interest income not wealth management income.

Trading

Trading income was $239 million or 30% lower than Full Year 2011. Lower WIB Markets trading income was the primary reason for this fall, with the extreme volatility in Second Half 2011 impacting interest rate trading activities. This is discussed further on page 28.

Other income

Other income decreased $24 million or 10% as a result of several small movements in other income categories. Income from asset sales was stable as Full Year 2011 included the sale of Visa Inc. shares ($45 million) whilst Full Year 2010 included the sale of some WIB investments ($46 million).

WIB Markets Income

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Net interest income	111	78	42	189	130	45
Non-interest income	196	256	(23)	452	685	(34)
Trading income	199	242	(18)	441	624	(29)
Other non-interest income	(3)	14	(121)	11	61	(82)
Total WIB Markets Income	307	334	(8)	641	815	(21)

Second Half 2011 — First Half 2011

WIB Markets income was 8% lower than First Half 2011 as trading results were impacted by market volatility in the Second Half 2011. Improved results from Foreign Exchange, Commodities, Carbon and Energy ($33 million) were more than offset by lower results in Debt Markets and Equities ($60 million). A lower credit valuation adjustment also impacted markets income in Second Half 2011 by $31 million as counterparty spreads widened. Revenue from customer activities remained strong as volumes increased in the markets with more customers managing their exposures.

Full Year 2011 — Full Year 2010

WIB Markets income was 21% lower than Full Year 2010 as trading results were impacted by market volatility in the Second Half 2011. Improved results from the strong result in Foreign Exchange, Commodities, Carbon and Energy ($37 million) were more than offset by lower results in Debt Markets and Equities ($210 million). The lower Debt Markets trading income was primarily driven by losses on AUD semi-government bonds, and revaluation of long positions in credit as costs on CDS hedging instruments widened further than the underlying cash bonds. A lower credit valuation adjustment also impacted markets income in Full Year 2011 by $59 million as counterparty spreads widened. Revenue from customer activities remained resilient as volumes increased given the volatility in the markets.

WIB Markets Value at Risk (VaR)(1)

Risk taking as measured by VaR remained at moderate levels over the period.

Average VaR for Second Half 2011 was $10.2 million compared to $7.3 million for the First Half 2011 and $5.2 million in the Second Half 2010. The upward movement in average VaR is due to a small increase in exposure and the impact of higher market volatility on VaR.

(1) VaR measures the risk of loss using a history of price movements. Therefore, price volatility is a key component of this measure.

3.2.3       Operating Expenses

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Salaries and other staff expenses	(2,004)	(1,984)	(1)	(3,988)	(3,884)	(3)
Equipment and occupancy expenses	(578)	(533)	(8)	(1,111)	(1,063)	(5)
Other expenses	(1,023)	(984)	(4)	(2,007)	(2,025)	1
Total expenses	(3,605)	(3,501)	(3)	(7,106)	(6,972)	(2)

Second Half 2011 — First Half 2011

Operating expenses increased 3%, or $104 million, compared to First Half 2011.

Salaries and Other Staff Expenses

Salaries and other staff expenses increased by 1% or $20 million compared with First Half 2011 primarily due to higher salaries, wages and other staff expenses following the average 4% salary increases paid from January 2011. Increased employee costs related to project spend and investment in Bank of Melbourne were mostly offset by benefits from productivity initiatives.

The Second Half 2011 included restructure costs of $40 million, which were partially offset by release of excess employee provisions of $15 million. Costs of  the productivity program were mostly incurred in the fourth quarter.

Equipment and Occupancy Expenses

Equipment and occupancy costs increased 8% or $45 million driven by:

•                  An increase in software amortisation of $23 million which is mainly due to SIPs programs, as new systems were completed and moved into operation. Refer to page 33 for further detail on capabilities delivered; and

•                  An increase of $22 million in premises and leasehold improvement costs following the expansion of branch and ATM networks, including the opening of 14 Bank of Melbourne branches in Victoria, and the refurbishment of the existing branch network including the conversion of 34 St.George branches in Victoria to the Bank of Melbourne brand.

Other expenses

Total other expenses increased 4% or $39 million compared to First Half 2011, due to:

•                  An increase in advertising costs of $26 million in the Second Half 2011 following the launch of the Bank of Melbourne brand in Victoria and other campaigns across the Group;

•                  Higher purchased services costs due to the transaction costs associated with J O Hambro acquisition ($13 million) by BTIM, and higher project costs; and

•                  Other expenses benefited from higher GST recoupments following a review of prior year GST recoveries and lower outsourcing costs as telecommunication costs reduced following contract renegotiations.

Full Year 2011 — Full Year 2010

Operating expenses increased 2% or $134 million compared to Full Year 2010.

Salaries and Other Staff Expenses

Salaries and other staff expenses increased 3% or $104 million compared to Full Year 2010. Salaries, wages and other staff costs increased 1% or $53 million reflecting average 4% salary increases from January 2011 being offset by lower FTE as a result of productivity initiatives. Restructuring costs increased $51 million to $92 million due to productivity restructuring in 2011.

Equipment and Occupancy Expenses

Equipment and occupancy costs increased 5% or $48 million compared to Full Year 2010. This was primarily driven by:

•                  Rental, leasehold improvement and repair and maintenance costs increased 11% or $77 million compared to Full Year 2010. The increase was driven by additional rental and property related costs, some increases in corporate property space to accommodate projects and additional expenses associated with refurbishment and expansion of branch and ATM networks. This also included the conversion of 34 St.George branches in Victoria to the Bank of Melbourne brand. The Westpac Group expanded footprint with a net additional 15 branches (including Bank of Melbourne), and installed an additional 119 proprietary ATMs; and

•                  Software costs decreased due to non-recurrence of the $37 million impairments recognised in the prior year. The additional amortisation from SIPs in Full Year 2011 was offset by the benefit from several large projects being fully amortised.

Other expenses

Other expenses decreased by 1% or $18 million compared to Full Year 2010. Driven by:

•                  The one off donation of $20 million to the Westpac Foundation in Full Year 2010 was not repeated; and

•                  An increase in advertising costs, credit card loyalty costs and outsourced costs was offset by lower technology purchased services and professional services as the SIPs program transitioned from design phase in 2010 to build and deliver in 2011.

Full Time Equivalent Employees (FTE)

	As at	As at	As at	% Mov’t	% Mov’t
Analysis of movement in FTE	30 Sept 2011	31 March 2011	30 Sept 2010	Mar 11- Sept 11	Sept 10- Sept 11
Permanent employees	33,898	34,293	35,055	(1)	(3)
Temporary employees	3,908	3,825	3,907	2	—
Total employees	37,806	38,118	38,962	(1)	(3)
Integration employees	94	229	483	(59)	(81)
Reported FTE	37,712	37,889	38,479	—	(2)
Average Reported FTE	37,801	38,184	37,662	(1)	—

Second Half 2011 – First Half 2011

Reported FTE decreased 177 compared to First Half 2011, with the majority of the movements being:

•                  A decrease of 416 in the Group’s Product & Operations (P&O) division, predominantly due to productivity initiatives across Banking Services, Business Lending, Collections, Mortgages and projects;

•                  A decrease of 188 in Westpac RBB as a result of productivity initiatives across Retail and Commercial Banking;

•                  A decrease of 69 in New Zealand predominantly as a result of productivity initiatives;

•                  An increase of 361 for SIPs and compliance projects mostly in Technology and WIB;

•                  An increase of 91 in St.George due to new customer facing employees associated with Bank of Melbourne, offset by a decrease of 45 due to productivity initiatives; and

•                  An increase of 89 in BTFG due to additional staff in Advice and private banking businesses and additional operations employees in Customer Services to process higher volumes due to end of financial year activities.

Full Year 2011 – Full Year 2010

Reported FTE decreased 767 FTE compared to Full Year 2010, with the majority of the movements being:

•                  A decrease of 756 in Westpac RBB across Retail and Business Banking from productivity initiatives;

•                  A decrease of 272 in St.George and 123 in New Zealand as a result of restructuring and productivity initiatives. This is net of a 161 increase in St.George attributable to new customer facing employees associated with Bank of Melbourne;

•                  A decrease of 625 in P&O, predominantly due to restructuring and productivity initiatives across the business. This is net of the 80 increase due to employees transferred into Westpac in respect to the Telephony function at the Westpac mortgage centre;

•                  An increase of 736 in Technology driven by project demand predominately related to the SIPs program and the direct employment of IT support staff previously supplied by an external vendor; and

•                  An increase of 273 to support project demand including SIPs.

Average Reported FTE increased in Full Year 2011 as the majority of productivity initiatives became effective during the second half.

Merger Integration FTE

The number of Integration FTE has reduced significantly from 483 as at 30 September 2010 to 94 as at 30 September 2011. With the three year merger and integration project reaching completion, merger FTE will reduce to zero post 30 September 2011.  The cost of Integration FTE is included in the merger transaction and integration expense Cash Earnings adjustments. These adjustments are outlined in Section 2.4.

Capitalised Software

Second Half 2011 – First Half 2011

The capitalised software balance for the Westpac Group increased $265 million to $1,303 million as at 30 September 2011. The increase comprised $410 million of additional capitalised expense less $144 million of amortisation and impairment.

The increase in capitalised software was driven by investment in SIP programs $195 million, regulatory change and compliance activities $44 million, banking infrastructure projects $55 million, Bank of Melbourne $31 million, FX, Security, Card software and other projects $85 million.

	Half Year	Half Year	Full Year	Full Year
$m	Sept 11	March 11	Sept 11	Sept 10
Capitalised Software opening balance	1,038	832	832	629
Projects contributing to capitalised software:
Investment in front end distribution systems and new online platform projects	94	64	158	54
Projects to improve product systems, including payments, credit cards, deposits and collections systems	50	61	111	77
New enterprise wide shared services, including enterprise middleware and customer master file	28	31	59	70
Investment in technology infrastructure including perimeter security and testing capabilities	23	21	44	20
Further compliance and banking infrastructure investment	99	86	185	152
Investment in Bank of Melbourne, FX, Security and Card software	50	33	83	33
Other projects	66	34	100	102
Total Additions	410	330	740	508
Impact of FX revaluation	(1)	(3)	(4)	(4)
Amortisation expense	(139)	(120)	(259)	(264)
Impairment expense	(5)	(1)	(6)	(37)
Closing Balance	1,303	1,038	1,303	832

Full Year 2011 – Full Year 2010

Capitalised software balances increased $471 million to $1,303 million as at 30 September 2011. The increase comprised $740 million of additional capitalised expenditure less $265 million of amortisation and impairment.

The increase in capitalised software was driven by investment in SIP programs $372 million, regulatory change and compliance activities $76 million, banking infrastructure projects $109 million, Bank of Melbourne $46 million, FX, Security, Card software and other projects $137 million.

Strategic Investment Priorities (SIPs)

The Westpac Group remains focused on delivery of the Strategic Investment Priorities (SIPs) program, a suite of major investments designed to enhance Westpac’s front end and product systems and strengthen the Group’s technology infrastructure.

The current SIPs program schedule involves a number of individual programs to be delivered between 2010 and 2014. The SIPs programs are managed individually but controlled centrally.  The SIPs programs have also been designed to be modular and of a size that can be efficiently managed while generating improved capability and capacity and delivering clear efficiency and revenue benefits.

Expenditure associated with the SIPs program is estimated to be around $2 billion over the five year period including direct expenses and capitalised costs. Program spend to date is on track at $1.1 billion.

In Full Year 2011, $171 million was expensed (including $35 million in amortised capitalised expenses) with $450 million in spend capitalised.  A relatively high portion of expenses were capitalised during the year reflecting the current stage of the investment programs.  Amortisation of capitalised expenses typically commences once capabilities have been delivered and are ready for use.  As a result, amortisation expenses will steadily rise over the next few years.

The costs of the SIPs program are being allocated to individual business units based on the recipients of the benefits and capabilities for each program. This approach will typically see Westpac RBB incur much of the SIPs costs (approximately 58%) followed by St.George Banking Group, WIB and BTFG.

Investment spend $m	Half Year Sept 11	Half Year March 11	Half Year Sept 10	Half Year March 10	Total to date
Expensed	69	67	77	100	313
Capitalised software and fixed assets	220	230	248	82	780
Total	289	297	325	182	1,093

Impact on expenses $m	Half Year Sept 11	Half Year March 11	Half Year Sept 10	Half Year March 10	Total to date
Direct expenses	69	67	77	100	313
Amortisation	24	11	—	—	35
Total	93	78	77	100	348

A number of programs across the portfolio have, or will shortly, deliver the strategic objectives for which they were established. Programs which have reached this stage include Credit Card consolidation, Deposits growth, Collections systems, Wealth management, Enterprise middleware services and Customer master file.

Significant benefits and capabilities delivered in Full Year 2011 include:

Branch and contact centre enhancements:

•                  Westpac deployed a new teller platform, Spider@Westpac, into a limited number of branches in NSW and Tasmania.  Following further pilot rollouts in 2011, full deployment of this new teller platform to the entire Westpac branch network will occur in mid 2012.   The Spider teller platform, which leverages the St.George system, will provide significantly improved functionality and robustness to our customer facing employees enhancing the customer service experience;

•                  A new integrated call centre desktop application was installed in the first half of the year, with further capabilities added to continue to provide customised experiences to specialist bankers, significantly improving the handling of customer enquiries and requests in call centres; and

•                  Installed a new collections case handling platform that can ultimately consolidate customer information on to one system.  The system has simplified the processing of collections and will increase the resolution of arrears at the first point of contact.

Products and Platforms:

•                  All of the Group’s credit card customers have now been migrated onto the new Westpac Group Cards platform implemented in the first half of the year, allowing the decommissioning of the St.George legacy system and expense and efficiency benefits.  The new platform will deliver more functionality and broader customer choice across all brands, while allowing increased speed to market for new and innovative product features;

•                  Introduced a range of new and enhanced deposit products over the year, and continued to see benefits from products released in 2010;

•                  New functionality has been delivered to St.George’s third party channels (such as stockbrokers), enabling our third party partners to provide customers with St.George Term Deposits and Cash Management accounts; and

•                  Integration of BTWrap & AdviserNETgain systems to a single platform providing improved customer outcomes and internal efficiencies.

Payments:

•                  Various system upgrades and enhancements have been delivered including an integrated trade platform for all Westpac Group brands; enhanced High Value FX and SWIFT payments capabilities for customers; and integration of Westpac and St.George merchant acquiring terminals, ATMs and EFTPOS onto one Switch platform; and the BPay processes for Westpac and St.George have been integrated, providing efficiency benefits and greater flexibility to meet regulatory change; and

•                  New payables products have been launched to Westpac and St.George customers to provide enhanced supplier finance capability.

Infrastructure:

•                  Various upgrades and enhancements to technology infrastructure have been implemented to further improve reliability;

•                  The build of a new purpose-built, state of the art leased data centre in Western Sydney has been completed, with migration to commence in 2012.  Together with upgrades and rebuilding of existing data centres, our data centres will now provide additional power, space and resilience, reducing the risk of downtime;

•                  A quarterly enterprise release process to oversee testing of technology implementations across Westpac was implemented during 2011, improving testing quality and control and reducing operational risk arising from change.  Existing testing environments were enhanced, and an additional purpose built testing environment was delivered in August 2011; and

•                  Middleware and customer data aggregation technology implemented over the past year reached a level of maturity and critical mass to enable transition to normal business operations with Technology successfully completing these projects.

Merger

During 2011 $92 million was spent on projects related to the St.George Bank merger. $30 million of the total spend related to activities in WIB, including consolidation of Markets systems and moving to a single exchange settlement account. The remainder of the spend related to smaller projects including risk systems, further IT integration work, and completing contact centre best practice.

Significant projects deliveries during Second Half 2011 included:

•                 Finalisation of global markets project which now allows WIB to provide a fuller range of financial market products to St.George and BankSA customers;

•                  Improved customer handling capability in call centres with the initial use of open speech technology; and

•                  Consolidation of markets functions in WIB.

3.2.4            Impairment Charges

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
IAPs
New IAPs	(853)	(766)	(11)	(1,619)	(1,497)	(8)
Write-backs	320	222	44	542	353	54
Recoveries	22	38	(42)	60	51	18
Total IAP, write-backs and recoveries	(511)	(506)	(1)	(1,017)	(1,093)	7
CAPs
Write-offs	(402)	(337)	(19)	(739)	(667)	(11)
Other changes in CAPs	383	380	1	763	304	151
Total new CAPs	(19)	43	(144)	24	(363)	107
Total impairment charges	(530)	(463)	(14)	(993)	(1,456)	32

Impairment charges reduced significantly over Full Year 2011 compared with Full Year 2010 as asset quality continued to improve and the work-out of stressed and impaired facilities progressed. The improvement in asset quality is reflected in a 72 basis point decline, to 248 basis points, in the ratio of stressed assets to total committed exposures, supported by a decline in the rate of emerging new stress and some large upgrades and repayments as facilities were worked out.

New individually assessed provisions have remained relatively high as the work-out of the stressed portfolio continues to see some companies downgraded from watchlist and substandard categories of stress into impaired.  Some top-up of existing impaired provisions has also been required, particularly in Second Half 2011 as the Group took a more conservative assessment of security values.

Movements in collectively assessed provisions in Full Year 2011 have reflected the improvement in watchlist and substandard facilities, some increase in mortgage delinquencies through the year and a reduction in economic overlay provisions in First Half 2011.

The economic overlay was $107 million lower over the Full Year 2011. In First Half 2011 $174 million in provisions associated with commercial property and economic conditions were no longer required as identified provisions were booked through both individually assessed provisions and collectively assessed provisions.  Partially offsetting this reduction was a $68 million increase in provision associated with floods and cyclones in Australia and the second Christchurch earthquake. In Second Half 2011, with greater certainty around the impact of the floods and earthquakes, $55 million was released from these provisions as well as the commercial property overlay from reductions in stress. This release was offset by increases in provisions of $54 million for other sectors of the Australian economy that are likely to be impacted by the high Australian dollar and weaker consumer and business sentiment.

Second Half 2011 – First Half 2011

Impairment charges for Second Half 2011 were $530 million, up $67 million or 14% on First Half 2011 and represented 22 basis points of average gross loans. The main driver of the higher Second Half 2011 charge was that First Half 2011 included a $106 million reduction in economic overlay provisions while there was little change in the economic overlay in Second Half 2011.

Key movements included:

•                  New collectively assessed provisions resulted in a small charge of $19 million in Second Half 2011, $62 million higher than First Half 2011 principally due to:

•             a net reduction in the economic overlay of $106 million in First Half 2011 as discussed above.  The economic overlay in Second Half 2011 was little changed;

•             WIB continued to record a benefit for collectively assessed provisions as upgrades and refinancing improved the quality of the portfolio. Watchlist and substandard facilities improved by $1,191 million in the Second Half 2011, which is a smaller improvement than in First Half 2011;

•             asset quality in the New Zealand portfolio continues to strengthen particularly across the consumer segments where delinquencies have improved leading to a lower required impairment charge in Second Half 2011. The business segment had a strong Second Half 2011 with only a small charge, this compares to a provisioning benefit recorded in First Half 2011;

•             lower new collectively assessed provisions were recorded in Westpac RBB from an improvement in consumer delinquencies in Second Half 2011 while St.George recorded an improvement in both the business and consumer segments; and

•             in Second Half 2011, direct write-offs of $402 million primarily related to the consumer portfolios were partially offset by the release of collective provisions relating to these assets.

•                  New individually assessed provisions less write-backs and recoveries were $5 million higher compared to First Half 2011 principally due to:

•             in the Australian Banking portfolios of both St.George and Westpac RBB new individually assessed provisions were higher from stressed assets migrating to impaired and from top-ups of existing provisions as valuations were updated mostly in small business and commercial property.  These increases were partially offset by improved business write-backs;

•             WIB had fewer new individually assessed provisions as well as higher write-backs.  These write-backs were from work-outs and from the refinancing of some facilities to other parties; and

•             New Zealand experienced an improvement in new individually assessed provisions as fewer new impaired assets emerged and write-backs were higher as the economy improved.

Full Year 2011 – Full Year 2010

The impairment charge for Full Year 2011 was $993 million, down 32% on Full Year 2010. The decline was primarily due to lower collectively assessed provisions.

Key movements included:

•                  New collectively assessed provisions were $387 million lower compared to Full Year 2010. Each of the divisions recorded lower collective provisions with the largest reductions recorded in WIB from repayments and companies returning to full health. In Westpac RBB, St.George and New Zealand portfolios improvement was seen across both the business and consumer segments. Lower collectively assessed provisions were also due to the release of economic overlay provisions in Full Year 2011; and

•                  New individually assessed provisions less write-backs and recoveries were $76 million lower compared to Full Year 2010 principally due to higher write-backs, particularly in WIB. This was partially offset by higher new individually assessed provisions in the Australian Banking portfolios of Westpac RBB and St.George from a number of small top-ups for existing impaired assets and from the migration of some exposures to impaired that were previously in the watchlist category.

3.2.5                     Tax Expense

Second Half 2011 – First Half 2011

The effective tax rate of 29.4% in the Second Half 2011 is unchanged from the First Half 2011.

Full Year 2011 – Full Year 2010

The effective tax rate of 29.4% for the Full Year 2011 is 50 basis points lower than for the Full Year 2010 which was 29.9%. This was primarily as a result of changes to centrally held tax provisions and small prior year tax adjustments.

3.2.6            Non-Controlling Interests

The non-controlling interests primarily represents distributions on hybrid equity instruments 2003 TPS(1) and 2006 TPS(1), as well as other non-controlling interests, including the 35.5% portion of BTIM that Westpac does not own.

Non-controlling interests of $68 million for Full Year 2011 were $2 million higher than Full Year 2010 and decreased $2 million from First Half 2011.

(1) Non-controlling interests include distributions on 2003 TPS and 2006 TPS:

•       There are 750,000 2003 TPS issued in the United States of America at US$1,000 each on 13 August 2003, with non-cumulative semi-annual distributions (31 March and 30 September) in arrears at the annual rate of 5.819% up to but excluding 30 September 2013. From, and including, 30 September 2013 the 2003 TPS will pay non-cumulative quarterly distributions (31 December, 31 March, 30 June and 30 September) payable in arrears at a floating rate of LIBOR plus 2.05% per year; and

•       Westpac TPS Trust issued 7,627,375 2006 TPS in Australia at $100 each on 21 June 2006. The 2006 TPS are preferred units in the Westpac TPS Trust, with non-cumulative floating rate distributions which are expected to be fully franked. Westpac TPS Trust also issued one ordinary unit with an issue price of $100 to Westpac. Westpac, as holder of the ordinary unit, is entitled to any residual income or assets of the Westpac TPS Trust not distributed to holders of 2006 TPS. The 2006 TPS are scheduled to pay quarterly distributions (30 September, 31 December, 31 March and 30 June) in arrears, subject to certain conditions being satisfied. The distribution rate on 2006 TPS, until 30 June 2016 (the step-up date) is calculated as the Australian 90 day bank bill rate plus 1% per annum (the initial margin), together multiplied by one minus the Australian corporate tax rate (30% during all periods 2011.) After the step-up date, the initial margin will increase by a one time step-up of 1% per annum.

3.3                               Credit Quality

The 2011 financial year has been a period of improving asset quality with key metrics and early indicators showing signs of improvement. In particular we have seen:

•                  The ratio of stressed assets to total committed exposures continue to improve;

•                  Upgrades of facilities out of stress and back to performing have risen;

•                  Resolution is being reached on a number of impaired loans, which has involved some write-backs; and

•                  Impairment charges continue to decline.

Stressed assets as a proportion of total committed exposures decreased to 248 basis points at 30 September 2011 down from 320 basis points at 30 September 2010 and 285 basis points at 31 March 2011. The decline in the proportion of stressed assets has been principally due to a fall in watchlist and substandard facilities with that ratio declining 62 basis points to 145 basis points (see 3.3.1 Credit Quality Key Metrics).

An important statistic has been that new and increased impaired assets have been on a declining trend for much of the year.

While asset quality has improved, the rate of improvement slowed toward the end of the financial year consistent with slower economic activity experienced in Second Half 2011.  New stress continues to emerge but the average size of problem facilities is falling.

The improvement in asset quality can be traced back to the progress in the operating environment since 2009, the strengthening of consumer and business balance sheets, and the intensive management of the portfolio over the year.

While credit quality trends are positive, the overall level of stress remains high relative to long term averages and the work-out of impaired and problem facilities is expected to take some time.

Impaired assets in total were relatively flat over the year but declined as a proportion of total committed exposures by 5 basis points.  Commercial property remains the most prominent category within impaired assets and while this sector has stabilised, impaired assets remain high as the work-out of previously downgraded assets continues.

The health of the consumer remains strong with prepayment levels increasing as the consumer becomes more cautious.

Portfolio segments

The institutional and corporate segment continues to perform very well.  This segment has seen further improvements in customer balance sheet strength over the year with gearing further reducing. Stressed loans in this segment declined over the year following the work-out of a number of impaired facilities while watchlist loans also fell as a number of large facilities returned to performing. Some facilities were also sold over the year. Full Year 2011 has also seen a rise in write-backs, with around $172 million received from the institutional and corporate segment.

The commercial property segment continues to be the sector under the most stress although the trends in the portfolio are generally positive. In particular, the proportion of the property portfolio identified as stressed has declined from 15.5% at 30 September 2010 to 11.7% at 30 September 2011, as the incidence of new property stress continues to abate. The overall size of the portfolio has further declined from 7.7% of total exposure at 30 September 2010 to 6.5% at 30 September 2011. There were only two new large (>$50 million) problem facilities that emerged during the year.  Some additional provisions were also required against this portfolio in 2011 and these were mostly related to development properties where asset sales continue to be challenging, and to certain markets (such as South East Queensland) where property values have fallen further.

The small and medium business portfolio is still recognising additional stress, although at a much slower rate.  Late in the year some stress began to emerge in sectors impacted by the high A$ and weak discretionary consumer spending such as the retail and manufacturing segments.

In Australia, floods and cyclones in First Half 2011 had a devastating impact across Queensland, Victoria and parts of NSW. In New Zealand the country has had to deal with the impact of the Christchurch earthquakes. To date, the impact of these events on lending portfolios has been much less than initially anticipated, with only a small number of businesses moving into stressed categories as a result.  Consumer delinquencies did rise following these events but have since fallen. As a result, economic overlay provisions associated with these events have proven to be conservative and have been partially released.

Offsetting this release, economic overlays have been created in Second Half 2011 for other sectors of the economy which are impacted by the high Australian dollar and weak consumer and business confidence.

The consumer segment has become increasingly cautious and that has seen a reduced appetite for debt and higher repayment levels. This, combined with low unemployment, has continued to see consumer credit quality remain strong.

90 days past due mortgage delinquencies increased by 8 basis points since 30 September 2010 to 0.55% although delinquencies declined modestly from 31 March 2011. While delinquencies have fallen there are still some underlying areas that are being closely monitored, including:

•                  The seasoning of the large volumes of mortgages written in 2007, 2008 and 2009 compared to the current year reaching their peak delinquency ageing;

•                  Higher delinquencies recorded in both Queensland and low doc lending; and

•                  The softening in economic activity that is likely to see a small rise in unemployment.

Low doc lending represents just under 7% of the portfolio and has a much higher delinquency profile, with delinquencies two to three times the portfolio average.  However, because of the more conservative underwriting standards, including not lending with an LVR greater than 80% and full mortgage insurance, realised low doc losses are small and expected to remain modest.

Queensland delinquencies are around 50% higher than the portfolio average reflecting the more challenging conditions in that State.

Australian properties in possession remain modest at 519, the level has risen over the year principally due to the softening in property markets which has slowed the rate of property sales. Realised mortgage losses in Australia were only $44 million for the year.

The New Zealand economy experienced a deeper recession than Australia although the economy has been showing good signs of improving momentum.  While natural disasters did impact the confidence across the nation, because the impact was localised around Christchurch and loss issues have been addressed promptly by the Government, the impact on the portfolio has been less severe than initially anticipated.

In New Zealand business lending, the number of facilities under stress has declined and the value of loans in work-out has reduced. Impaired assets are slightly higher reflecting the working out of existing stress. In the consumer segment, 90 day past due delinquencies are lower in mortgages (down 15 basis points) and also in other consumer lending (down 26 basis points) since September 2010.

Provisioning

Westpac has maintained strong provisioning coverage with:

•                  The ratio of impairment provisions to total impaired assets at 36%; and

•                  The ratio of collectively assessed provisions to credit risk-weighted assets has remained strong at 1.26%.

Total provisions were $4,414 million with individually assessed provisions of $1,461 million and collectively assessed provisions of $2,953 million.  Individually assessed provisions were lower over the year, as the write-off of $1,188 million of provisions as the facilities were worked out, exceeded new individually assessed provisions.

Collectively assessed provisions also include an economic overlay of $346 million which was down $107 million over the year but little changed since 31 March 2011 (down $1 million).  While the overlay has not changed in aggregate over Second Half 2011, the composition has changed.  In particular the bulk of the overlays associated with floods are now no longer required as resulting stress levels were less than expected and the majority of losses have now emerged through the normal provisioning processes. In New Zealand, overlays associated with the impact of the Christchurch earthquake on consumers have been partially released reflecting the greater certainty surrounding earthquake affected properties. The impact on businesses is still somewhat uncertain and much of the associated overlay has remained intact. Largely offsetting these reductions has been a rise in economic overlay provisions relating to those sectors impacted by the high Australian dollar and weak consumer and business confidence where additional stress is anticipated.

3.3.1            Credit Quality Key Metrics

Stressed Exposures by Credit Grade as a % of Total Committed Exposures	Half Year Sept 11	Half Year March 11	Half Year Sept 10	Half Year March 10
Impaired	0.62%	0.68%	0.67%	0.63%
90 days past due, well secured	0.41%	0.51%	0.46%	0.36%
Watchlist and substandard	1.45%	1.66%	2.07%	2.19%
Total Stressed Exposures	2.48%	2.85%	3.20%	3.18%

Business and Institutional Impaired Assets to total committed exposures	Half Year Sept 11	Half Year March 11	Half Year Sept 10	Half Year March 10
Business impaired assets to divisional business total committed exposures:
Business Australia	2.40%	2.39%	2.27%	2.05%
Business New Zealand	3.38%	3.81%	2.58%	2.18%
Institutional	0.36%	0.51%	0.51%	0.44%

Other consumer loans 90 days past due	Half Year Sept 11	Half Year March 11	Half Year Sept 10	Half Year March 10
90 days past due:
Group	1.16%	1.34%	1.25%	1.34%
Australia	1.18%	1.35%	1.24%	1.32%
New Zealand	0.91%	1.12%	1.17%	1.54%

Mortgages 90 days past due	Half Year Sept 11	Half Year March 11	Half Year Sept 10	Half Year March 10
90 days past due:
Group	0.55%	0.59%	0.47%	0.40%
Australia	0.53%	0.56%	0.43%	0.35%
New Zealand	0.60%	0.80%	0.75%	0.75%

Other	Half Year Sept 11	Half Year March 11	Half Year Sept 10	Half Year March 10
Total impaired assets to gross loans	0.92%	0.98%	0.95%	0.90%
Total impairment provisions to total impaired assets	36.0%	42.2%	40.7%	43.1%
Total provisions to gross loans	88bps	102bps	105bps	110bps
Collectively assessed provisions to performing non-housing loans (1)	169bps	182bps	196bps	201bps
Collectively assessed provisions to risk weighted assets	105bps	115bps	123bps	127bps
Collectively assessed provisions to credit risk weighted assets	126bps	138bps	146bps	150bps

Other	Half Year Sept 11	Half Year March 11	Half Year Sept 10	Half Year March 10
Impairment charges to average loans annualised	22bps	19bps	24bps	37bps
Annualised write-offs to average loans	49bps	28bps	36bps	18bps

(1) Non-housing loans have been determined on a loan purpose basis.

3.4                               Balance Sheet and Funding

3.4.1                    Balance Sheet

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2011	31 March 2011	30 Sept 2010	Mar 11- Sept 11	Sept 10- Sept 11
Assets
Cash and balances with central banks	16,258	4,781	4,464	large	large
Receivables due from other financial institutions	8,551	8,981	12,588	(5)	(32)
Trading securities, financial assets designated at fair value and available-for-sale securities	69,006	61,233	55,599	13	24
Derivative financial instruments	49,145	31,555	36,102	56	36
Loans	496,609	484,207	477,655	3	4
Life insurance assets	7,916	9,586	12,310	(17)	(36)
Other assets	22,743	21,615	19,559	5	16
Total assets	670,228	621,958	618,277	8	8
Liabilities
Payables due to other financial institutions	14,512	12,873	8,898	13	63
Deposits	370,278	342,498	337,385	8	10
Trading liabilities and other financial liabilities designated at fair value	9,803	7,700	4,850	27	102
Derivative financial instruments	39,405	35,258	44,039	12	(11)
Debt issues and acceptances	165,931	153,597	150,971	8	10
Life insurance liabilities	7,002	8,723	11,560	(20)	(39)
Loan capital	8,173	8,250	9,632	(1)	(15)
Other liabilities	11,316	10,940	10,824	3	5
Total liabilities	626,420	579,839	578,159	8	8
Equity
Total equity attributable to owners of Westpac Banking Corporation	41,826	40,196	38,189	4	10
Non-controlling interests	1,982	1,923	1,929	3	3
Total equity	43,808	42,119	40,118	4	9

Second Half 2011 — First Half 2011

Significant movements included:

•                  Growth in loans of 3%, with the majority of the increase in Australian housing loans;

•                  An increase in liquid assets of 22%, mostly in cash and balances with central banks, trading assets and available-for-sale securities;

•                  Growth in debt issues due to exchange rate movements and an increase in the wholesale funding portfolio;

•                  An increase in derivative financial instruments primarily due to foreign currency movements; and

•                  Growth in deposits of 8%, mainly driven by increases in Australian Term Deposits.

Assets

Cash and balances with central banks (up $11 billion)

This was primarily due to an increase in liquid assets from increased collateral balances following the sharp end of period decline in the value of the Australian dollar.

Trading securities, financial assets and available-for-sale securities (up $8 billion)

The increase was largely due to growth in liquid assets as holdings of Government, Semi-Government and Bank Securities increased.

Derivative financial instrument (assets) (up $18 billion)

Movements in interest rates and foreign exchange rates impacted derivative valuations. The majority of the increase related to Cross Currency Swaps hedging our offshore borrowings, which were impacted by exchange rate movements over Second Half 2011.

Loans (up $12 billion)

Refer to Section 3.2.1 Loans

Life insurance assets (down $2 billion)

Through a successor funds transfer, BTFG transferred certain superannuation funds out of life companies into separately managed Super Funds, which are not consolidated. A corresponding change in life insurance liabilities also occurred.

Other assets (up $1 billion)

The increase in other assets was primarily due to an increase in securities sold but not delivered in WIB.

Liabilities

Payables due to other financial institutions (up $2 billion)

This increase was primarily due to an increase in collateral received, partially offset by lower levels of interbank deposits reflecting seasonal trends.

Deposits (up $28 billion)

Refer Section 3.2.1 Deposits.

Trading liabilities and other financial liabilities (up $2 billion)

The increase in trading liabilities was largely due to securities trading activities within WIB.

Derivative financial instruments (liabilities) (up $4 billion)

The increase in derivative liabilities was primarily due to movements in Interest Rate Swaps following changes in interest rates over Second Half 2011.

Debt issues and acceptances (up $12 billion)

Debt issues increased due to the impact of the sharp depreciation in the Australian dollar towards the end of the year and issuance of wholesale funds.

Life insurance liabilities (down $2 billion)

Through a successor funds transfer, BTFG transferred certain superannuation funds out of life companies into separately managed Super Funds, which are not consolidated. A corresponding change in life insurance assets also occurred.

Equity attributable to equity holders of WBC (up $2 billion)

The increase in equity was due to an increase in net retained profits after payment of dividend and the issuance of shares to satisfy the Dividend Reinvestment Plan.

Full Year 2011 — Full Year 2010

Significant movements included:

•                  Growth in loans of 4%, with the majority of the increase in Australian housing loans;

•                  An increase in liquid assets of 26%, cash and balances with central banks, trading assets and available-for-sale securities;

•                  Growth in debt issues due to an increase in wholesale funding portfolio;

•                  An increase in derivative financial instruments primarily due to foreign currency movements; and

•                  Growth in deposits of 10%, mainly driven by increases in Australian Term Deposits.

Assets

Cash and balances with central banks (up $12 billion)

This was primarily due to an increase in liquid assets from increased collateral balances following the sharp end of period decline in the value of the Australian dollar.

Receivables due from other financial institutions (down $4 billion)

The decrease was due to a decline in collateral placed, partially offset by an increase in interbank lending due to seasonal trends.

Trading assets, financial assets and available-for-sale securities (up $13 billion)

The increase occurred primarily in Government, Semi-Government and Bank securities and was largely an increase in liquid assets.

Derivative financial instruments (assets) (up $13 billion)

Most of the increase in derivative assets related to Cross Currency Swaps hedging our offshore borrowings, which were impacted by principal resets following exchange rate movements.

Loans (up $19 billion)

Refer Section 3.2.1 Loans.

Life insurance assets (down $4 billion)

Through a successor funds transfer, BTFG transferred certain superannuation funds out of life companies into separately managed Super Funds, which are not consolidated. A corresponding change in life insurance liabilities also occurred.

Other assets (up $3 billion)

The increase in other assets was primarily due to securities trading activities in WIB.

Liabilities

Payables due to other financial institutions (up $6 billion)

This increase was primarily due to an increase in collateral received.

Deposits (up $33 billion)

Refer Section 3.2.1 Deposits.

Trading liabilities and other financial liabilities (up $5 billion)

The increase in trading liabilities was largely due to securities trading activities in WIB.

Derivative financial instruments (liabilities) (down $5 billion)

A decrease in Cross Currency Swaps liabilities was partially offset by higher Interest Rate Swap liabilities due to changes in interest rates.

Debt issues & acceptances (up $15 billion)

Debt issues increased due to growth in the wholesale funding portfolio.

Life insurance liabilities (down $5 billion)

Through a successor funds transfer, BTFG transferred certain superannuation funds out of life companies into separately managed Super Funds, which are not consolidated. A corresponding change in life insurance assets also occurred.

Loan Capital (down $1 billion)

The decrease in loan capital was due to the redemption of term subordinated debts.

Equity attributable to equity holders of WBC (up $4 billion)

The increase in equity was due to an increase in net retained profits after dividend payment and the issuance of shares to satisfy the Dividend Reinvestment Plan.

3.4.2       Funding and Liquidity Risk Management

Liquidity risk is the risk that the Group is not able to fund increases in assets or meet its payment obligations as they become due, without incurring unacceptable losses. This could potentially arise as a result of mismatched cash flows generated by the Group’s banking business. This risk is not specific to the Westpac Group, but inherent in all banks through their role as intermediaries between depositors and borrowers.

The Westpac Group has a robust liquidity risk management framework to ensure its ability to meet cash flow obligations under a wide range of market conditions, including name-specific and market-wide stress scenarios.

This includes a $103 billion portfolio of liquid assets at 30 September 2011 which comprised:

•                  $39 billion of cash and balances on deposit at Central Banks, Government and semi-Government bonds, up $18 billion from 30 September 2010;

•                  $31 billion of repo-eligible private securities, stable from 30 September 2010; and

•                  $33 billion of self-originated AAA rated mortgage backed securities, which are eligible for repurchase with the Reserve Bank of Australia (RBA) and the Reserve Bank of New Zealand (RBNZ), stable from 30 September 2011.

As at 30 September 2011, the Group held sufficient liquid assets to cover all offshore wholesale debt maturities for over 27 months.

On 17 December 2010, APRA and RBA announced a framework for Australian banks to comply with the new liquidity standards under Basel III that come into effect on 1 January 2015.  The RBA will provide a committed secured liquidity facility, sufficient to cover any shortfall between an ADI’s holding of high-quality liquid assets and the requirements of the new global liquidity standard.  Assets eligible for repurchase transactions with the RBA under normal market operations will qualify for collateral under the committed facility.

A number of important details regarding the RBA liquidity facility and APRA’s prudential standard on liquidity risk management are yet to be finalised, as such the potential impact on the composition and size of the Group’s liquid asset portfolio, and expected cost, are yet to be confirmed.  Final details, subject to consultation periods, are expected during 2011 and 2012.

The Westpac Group monitors the composition and stability of its funding base to ensure it remains appropriately within the Group’s funding liquidity risk appetite. This includes a target of greater than 75% for the stable funding ratio (SFR)(1). Stable funding includes Customer Deposits, wholesale term funding including securitisation with residual contractual maturity greater than 12 months and equity.

The Group’s SFR at 30 September 2011 was slightly down from 31 March 2011 at 77%. Lower term funding issuance reduced the portion of wholesale funding with residual maturing greater than 12 months by 2% to 16% for the final six months. Customer Deposits increased by $21 billion and comprised 52% of the Group’s total funding, an equivalent to 63% of total loans, up from 60% at 31 March 2011. An additional 16% of the Group’s funding is made up of wholesale funding with a residual maturity greater than 12 months, with a further 2% sourced from securitisation and 7% from equity over the course of the year. There has been little change in the overall composition of the Group’s funding since 30 September 2010.

Growth in Customer Deposits in excess of loan growth has reduced the Group’s need to access wholesale funding and provided opportunities for the Group to buy back Government guaranteed debt. In total, the Group has issued $25 billion of new term debt during 2011 ($13 billion during the second half) and bought back $4 billion in Government guaranteed term debt. The weighted average maturity of new term debt issued in 2011 was 4.2 years.

In October 2011, legislation was passed by both houses of Parliament which would allow Australian Banks to issue Covered Bonds.  Prudential standards are expected to be enacted later this year which would allow Westpac to issue Covered Bonds in the 2012 financial year.  Covered Bonds further diversify Westpac’s funding programs and provide an ‘AAA’ rated product to assist with the refinancing of Government guaranteed debt maturities.  Total potential issuance levels of Covered Bonds are estimated around $40 billion for Westpac and $195 billion for Australian banks with legislation capped at 8% of Australian assets.

(1) Stable Funding Ratio is the total stable funding divided by total funding. Total funding includes Customer Deposits, total wholesale funding (short and long term) and equity.

Funding by residual maturity

	As at 30 Sept 2011		As at 31 March 2011		As at 30 Sept 2010
	$m	Ratio %	$m	Ratio %	$m	Ratio %
Customer Deposits	310,139	52	288,820	52	280,177	52
Wholesale funding - residual maturity
Securitisation	10,911	2	10,229	2	11,228	2
Greater than 12 months	96,536	16	98,166	18	103,546	19
Equity(1)	41,976	7	40,948	7	38,786	7
Stable Funding Ratio (SFR)	459,562	77	438,163	79	433,737	80
Less than 6 months	98,366	17	88,401	16	81,683	15
6 to 12 months	35,457	6	28,566	5	28,731	5
Short term wholesale funding	133,823	23	116,967	21	110,414	20
Total funding(2)	593,385	100	555,130	100	544,151	100

Deposits to Net Loans Ratio

	As at 30 Sept 2011		As at 31 March 2011		As at 30 Sept 2010
	$m	Ratio %	$m	Ratio %	$m	Ratio %
Customer deposits	310,139		288,820		280,177
Net customer loans	496,609	62.5	484,207	59.6	477,655	58.7

(1) Equity less FX translation, Available-for-Sale Securities and Cash Flow Hedging Reserves.

(2) Including Equity as described in footnote 1. Hybrids in the amount of $2.0 billion have been included in wholesale funding.

Funding view of the balance sheet(1)

	As at 30 September 2011
$m	Liquid Assets	Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total

Total assets	103,549	—	—	482,264	84,415	670,228
Total liabilities	(134)	(310,139)	(239,289)	—	(76,858)	(626,420)
Total equity	—	—	(1,982)	(41,976)	150	(43,808)

Total	103,415	(310,139)	(241,271)	440,288	7,707	—
Net customer loans(2)	33,384	—	—	463,225	—	496,609

	As at 31 March 2011
$m	Liquid Assets	Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total

Total assets	84,972	—	—	469,823	67,163	621,958
Total liabilities	(166)	(288,820)	(223,439)	—	(67,414)	(579,839)
Total equity	—	—	(1,923)	(40,948)	752	(42,119)

Total	84,806	(288,820)	(225,362)	428,875	501	—
Net customer loans(2)	33,598	—	—	450,609	—	484,207

	As at 30 September 2010
$m	Liquid Assets	Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total

Total assets	82,107	—	—	460,958	75,212	618,277
Total liabilities	(31)	(280,177)	(223,259)	—	(74,692)	(578,159)
Total equity	—	—	(1,929)	(38,786)	597	(40,118)

Total	82,076	(280,177)	(225,188)	422,172	1,117	—
Net customer loans(2)	35,056	—	—	442,599	—	477,655

(1)  Refer to Section 5 Note 22 for a detailed analysis of the funding view of the balance sheet. Liquid assets are defined as assets that are eligible for re-purchase agreements with the Reserve Bank.

(2)  Liquid assets in net consumer loans include internally securitised assets that are eligible for re-purchase agreements with the Reserve Bank at 90% of the value.

3.5          Capital and Dividends

	As at	As at	As at
Basel II	30 Sept 2011	31 March 2011	30 Sept 2010
Common equity(1)/RWA(2)	8.1%	8.0%	7.5%
Tier 1/RWA	9.7%	9.5%	9.1%
TRC(3)/RWA	11.0%	11.0%	11.0%
RWA ($m)	279,961	276,827	279,379

Tier 1 Capital Ratio Movement for the Second Half 2011

The Westpac Group’s Tier 1 capital ratio of 9.68% at 30 September 2011 was 15 basis points higher than the 31 March 2011 Tier 1 ratio. The higher ratio was principally due to strong organic capital generation offset by modest growth in risk-weighted assets (RWA) of 1%.

The key drivers of the increase in the Tier 1 ratio over the period included:

•      Second Half 2011 Cash Earnings of $3.1 billion added 112 basis points;

•      Dividends payable, net of Dividend Reinvestment Plan (DRP)(4), reduced Tier 1 by 70 basis points;

•      Increase in Credit RWA (2%) partially offset by decreases in Market Risk and Operational Risk RWAs;

•      Other includes:

•    Negative movements, comprised of: Cash Earnings adjustments from St.George merger related fair value adjustments and merger integration costs (4 basis points), an increase in capitalised software (8 basis points), own credit adjustments (9 basis points) and recognition of actuarial revaluation on defined benefit fund obligations (7 basis points); and

•    Partially offset by: a decline in deferred tax assets, mainly relating to financial market instruments (6 basis points), lower Foreign Currency Translation Reserves (3 basis points) and lower regulatory expected loss (4 basis points).

Other than a redemption of $0.3 billion of Tier 2 subordinated debt, Tier 2 Capital was relatively static over the period resulting in Westpac’s total regulatory capital ratio remained unchanged over the period.

(1)  Common equity reflects the new Basel category for the highest form of capital.  Previously we referred to this as Fundamental capital.

(2)  Risk-weighted assets.

(3)  Total regulatory capital.

(4)  DRP is calculated as the estimated DRP for the 2011 final dividend, and the difference between actual and estimated DRP for the 2011 interim dividend.

Tier 1 Capital Ratio Movement for the full year ended 30 September 2011

The Westpac Group’s Tier 1 capital ratio of 9.68% at 30 September 2011 was 59 basis points higher than the 30 September 2010 Tier 1 ratio. The higher ratio was principally due to strong organic capital generation, small increases in RWA, and 10 basis points benefit provided by the impact of tax consolidation related to the St.George merger.

The key drivers of the increase in the Tier 1 ratio over the period included:

•      Full Year 2011 Cash Earnings of $6.3 billion added 225 basis points;

•      Dividends payable, net of Dividend Reinvestment Plan (DRP)(1), reduced Tier 1 by 150 basis points;

•      RWA increased slightly, with higher equity, other assets and market risk partially offset by lower Interest Rate Risk in the Banking Book (IRRBB); and

•      Other includes:

•    Negative movements, comprised of: Cash Earnings adjustments from merger related fair value adjustments and integration costs and other fair value adjustments (10 basis points), increase in capitalised software (15 basis points), own credit adjustments (8 basis points), recognition of actuarial revaluation on defined benefit fund obligations (7 basis points) and changes in investments in non-consolidated subsidiaries (2 basis points); and

•    Partially offset by: a decline in deferred tax assets, mainly relating to financial market instruments (12  basis points) and sale of equity investments (2 basis points).

During the year, Westpac redeemed $1.4 billion of Tier 2 subordinated debt.  These redemptions explain why Westpac’s total regulatory capital ratio is unchanged over the period.

(1)  DRP is calculated as the estimated DRP for the 2011 final dividend, the actual DRP for the interim dividend, and the difference between actual and estimated DRP for the 2010 final dividend.

Risk-weighted Assets

	Loans (per Section 5)			Basel II (Advanced / Standardised) RWA
	As at	As at	% Mov’t	As at	As at	% Mov’t
$m	30 Sept 2011	30 Sept 2010	Sept 10- Sept 11	30 Sept 2011	30 Sept 2010	Sept 10- Sept 11
Business purposes
On balance sheet	147,505	150,579	(2)	115,262	117,793	(2)
Off-balance sheet	—	—	—	47,344	45,033	5
Total business purposes	147,505	150,579	(2)	162,606	162,826	—
Consumer purposes
On balance sheet(1)	353,149	331,787	6	66,336	65,387	1
Off-balance sheet(1)	—	—	—	5,915	7,617	(22)
Total consumer purposes	353,149	331,787	6	72,251	73,004	(1)
Provision for impairment	(4,045)	(4,711)	14
Total credit risk	496,609	477,655	4	234,857	235,830	—
(% of total RWA)				84%	84%

Total on balance sheet credit risk				181,598	183,180	(1)
Total off-balance sheet credit risk				53,259	52,650	1

Equity risk				1,498	1,122	34
Market risk				8,433	5,201	62
Operational risk				19,611	19,824	(1)
IRRBB				11,823	14,697	(20)
Other assets				3,739	2,705	38
Total non-credit				45,104	43,549	4
(% of total RWA)				16%	16%
Total	496,609	477,655	4	279,961	279,379	—

The Westpac Group’s RWA remains flat over the Full Year 2011. Movements in RWA were driven by the following factors:

•      Credit RWA fell by 0.4%, comprised of:

•    Consumer RWA decreased by 1% as increases in lending volume were largely offset by lower average risk weightings driven by improving risk profile across various portfolios; and

•    Business RWA was relatively unchanged as the contraction in the lending portfolio was offset by increases in off-balance sheet RWA arising from derivatives.  During the period, the Group continued to reduce its property exposure and realised optimisation benefits equivalent to $2.6 billion of RWA;

•      The increase in Equity risk was attributable to an increase in investments and the revaluations of various equity holdings;

•      The increase in Market risk was driven by an increase in AUD interest rates position, higher liquid asset holdings and increased market volatility;

•      Operational risk-weighted assets were stable;

•      The decrease in Interest Rate Risk in the Banking Book (IRRBB) was driven by increased embedded gains in the banking book; and

•      The increase in other assets risk is due to increased holdings across a number of asset categories.

(1)  Pacific Banking’s RWA are classified as consumer. RWA in Pacific Banking are calculated using the Standardised approach.

Capital Deduction for Regulatory Expected Credit Loss

For capital adequacy purposes, APRA requires the amount of Basel II expected credit losses in excess of eligible provisions to be deducted from capital. The following table shows how the deduction is calculated. In applying the capital deduction, 50% is deducted from Tier 1 capital and 50% is deducted from Tier 2 capital.

	As at	As at	As at
$m	30 Sept 2011	31 March 2011	30 Sept 2010
Provisions associated with eligible portfolios
Total provisions for impairment charges (Section 5 Note 11)	4,414	4,968	5,061
plus general reserve for credit losses adjustment	38	26	—
less ineligible provisions(1)	391	80	(31)
less certain deferred tax assets	(746)	(790)	(869)
Total eligible provisions	4,097	4,284	4,161
Regulatory expected downturn loss(2)	5,877	6,268	5,973
Capital deduction in provisions for regulatory expected downturn loss	(1,780)	(1,984)	(1,812)
Deducted from Capital as follows:
Tier 1 reduction	(890)	(992)	(906)
Tier 2 reduction	(890)	(992)	(906)

Changes in regulatory expected loss are driven by changes in credit quality. In the current period reductions in expected loss were driven by a reduction in the amount of specialised lending and corporate loans classified as defaulted.  In addition, reductions in arrears in the consumer portfolios have also led to reductions in the expected loss for these portfolios.

(1)  Provisions associated with portfolios subject to the Basel standardised approach to credit risk are not eligible. The comparison between regulatory expected loss and eligible provisions is performed separately for defaulted and non-defaulted exposures. Partial write-offs are included as eligible provisions under APRA standards.

(2)   Regulatory expected loss is calculated for portfolios subject to the Basel advanced IRB approach to credit risk.

Dividends

	As at	As at	Full Year	Full Year
Ordinary dividend (cents per share)	30 Sept 2011	31 March 2011	30 Sept 2011	30 Sept 2010
Interim (fully franked)	—	76	76	65
Final (fully franked) - determined dividend	80	—	80	74
Total ordinary dividend	80	76	156	139

The Directors have declared a fully franked final dividend of 80 cents per share, an increase of 6 cents per share or 8% over the 2010 final dividend. Total dividends for the year of 156 cents per share represents an increase of 17 cents or 12% of the total dividends for the Full Year 2010.

The final dividend represents a payout ratio of 77% on a Cash Earnings basis for the Second Half. The Full Year dividend of 156 cents represents a payout ratio of 75%.

The Group’s ability to continue to frank dividends remains very strong, with our adjusted franking account balance after allowing for the reduction in franking credits for the final dividend, at $1,343 million as at 30 September 2011.

Dividend Reinvestment Plan (DRP)

The Board has determined to satisfy the DRP for the 2011 final dividend via the issuance of new shares.

The Board has also determined that in relation to the 2011 final dividend, the Market Price at which new shares will be issued under the DRP will not include a discount. The pricing period for setting the Market Price will be the 10 trading days commencing 15 November 2011.

Core Capital Activity during Full Year 2011

With the exception of issuing shares to satisfy the DRP and employee share plans, there was no core capital activity during the Full Year 2011.

Residual Tier 1 Capital

As at 30 September 2011, Westpac had $4.4 billion of Residual Tier 1 capital instruments on issue. There was no new issuance or redemption of Residual Tier 1 capital during Full Year 2011.

Total Residual Tier 1 capital represents 16% of net Tier 1 capital at 30 September 2011.

Exchange Rate Risk on Future NZ$ Earnings

Westpac’s policy in relation to the hedging of the future earnings of our New Zealand retail business is to manage the economic risk where Westpac believes there is a strong likelihood of significant adverse movements to the A$/NZ$ exchange rate. Westpac manages these flows over a time horizon under which up to 100% of the expected earnings for the following twelve months and 50% of the expected earnings for the subsequent twelve months can be hedged. Hedges are executed on a pre-tax basis.

Hedges have not been executed for the 2012 forecast profit.

3.6                      Other Regulatory Developments

Tax consolidation following the merger with St.George Bank Limited

On 1 December 2008, Westpac completed its merger with St.George by way of a scheme of arrangement. For tax consolidation purposes, the consolidation of St.George and Westpac occurred on 31 March 2009. As part of the tax consolidation process, Westpac was required to reset the tax value of certain St.George Bank assets to the appropriate market value of those assets on 31 March 2009. A number of St.George Bank derivative contracts were assessed as having a market value, at the time of tax consolidation, higher than their original value. Pending the determination of the tax consolidation outcome, Westpac’s accounting for these contracts had factored in tax on this increase in value.

Following clarification of the interaction between the taxation of financial arrangements (TOFA) legislation and the tax consolidation rules, tax consolidation relating to the merger with St.George has been finalised. The approach agreed with the Australian Taxation Office (ATO) is that tax is not required to be paid on the increase in the value of the derivative contracts.

As announced on 26 October 2010, the combined reduction in tax paid/payable was $685 million for the 2009 and 2010 tax years. On 11 March 2011, Westpac announced that for the 2011 to 2014 tax years it had been determined that tax payable will be reduced by $1,110 million on a straight-line basis over four years. The combined reduction in tax paid/payable will provide a benefit to Westpac’s Tier 1 capital ratio by over 64 basis points, of which 34 basis points is reflected in the Tier 1 capital ratio at 30 September 2011. The remaining 30 basis points will be reflected in the Tier 1 capital ratio evenly over the next three years. For accounting purposes a reduction in income tax expense of $685 million was recorded in 2010 and $1,110 million in 2011.

Liquidity

On 16 December 2010, the Basel Committee on Banking Supervision (BCBS) released the final text of the Basel III liquidity framework. The framework introduces two new liquidity measures; the Liquidity Coverage Ratio (LCR) and the Net Stable Funding Ratio (NSFR).

The LCR requires banks to hold sufficient high-quality liquid assets, as defined, to withstand 30 days under an acute stress scenario. As there are insufficient Government bonds available in the Australian marketplace to allow institutions to meet the LCR, the Reserve Bank of Australia (RBA) has announced, jointly with the Australian Prudential Regulation Authority (APRA), that it will make available to Australian institutions a committed secured liquidity facility that can be utilised to meet the LCR requirement. The terms and conditions of this liquidity facility are yet to be determined.

The timetable for implementation of the liquidity standard schedules the LCR to be introduced from 1 January 2015 and the NSFR from 1 January 2018. Both liquidity measures are subject to an observation and review period prior to implementation and as such are potentially subject to modification.

APRA has not yet released draft prudential standards regarding the implementation of the Basel III liquidity framework in Australia. Until the Australian standards are released, the full extent of the impact on the Westpac Group is uncertain. Notwithstanding the uncertain requirements, Westpac expects to increase its holding of high-quality and third party liquid assets.

Capital

On 16 December 2010 the BCBS released final text of the Basel III capital framework. The framework incorporates higher global minimum capital requirements and the introduction of two new capital buffers. The framework includes:

•                  an increase in the minimum common equity requirement from 2.0% to 4.5%;

•                  an increase in the minimum Tier 1 capital requirement from 4.0% to 6.0%;

•                  a capital conservation buffer at 2.5%, to be met with common equity; and

•                  a countercyclical buffer of between 0% to 2.5% to be met with common equity or other fully loss absorbing capital (subject to further BCBS guidance). The buffer is intended to be applied during times of excess credit growth.

The framework includes a compliance timetable, with phase-in arrangements starting from 1 January 2013 and some elements not becoming fully effective until 1 January 2019.

APRA released a discussion paper for consultation in September 2011. Based on the discussion paper, Westpac believes it is well placed to meet the new capital requirements within the timeframes proposed. However, until

APRA’s final prudential standards are issued and APRA advises institutions of their prudential capital ratios, the full extent of the impact on the Westpac Group cannot be confirmed.

Systemically Important Financial Institutions

In July 2011, the BCBS proposed a policy framework which calls on jurisdictions to put in place additional requirements for institutions deemed to be SIFIs. Initially higher loss absorbency and other requirements will be applied to global systemically important financial institutions (G-SIFIs). The BCBS will deliver its final recommendations in November 2011. As the details of the additional regulatory measures and the determination of which banking institutions will be classified as G-SIFIs are not yet finalised, the implications for Westpac cannot be determined at this stage.

Recovery and Resolution Planning

In July 2011, the Financial Stability Board (FSB) issued a consultative document setting out a comprehensive package of proposed policy measures to improve the capacity of authorities to resolve failing SIFIs, without systemic disruption and without exposing taxpayers to risk of loss. As part of the consultation package, the FSB proposed that a Recovery and Resolution Plan is required for any firm deemed by its home authority to have systemic importance to the domestic economy. In addition, SIFIs will be subject to resolvability assessments to ensure they may be resolved without severe systemic disruption and taxpayer loss while at the same time protecting systemically important functions. The FSB is to deliver final recommendations to the Group of Twenty in early November 2011. Until the global standards are finalised and any APRA implementation is proposed, the full extent of impact on the Westpac Group is uncertain.

OTC Derivatives Reform

The ‘Over the Counter’ (OTC) derivatives market is undergoing significant reform globally with regulators mandating central clearing for standardised OTC derivatives; encouraging exchange trading where appropriate; imposing higher capital charges on non-cleared products; and requiring all transactions to be reported to trade repositories. Locally, the Council of Financial Regulators (APRA, ASIC, RBA and the Australian Treasury) released a discussion paper on the mandatory clearing of OTC derivatives in Australia in June 2011. The paper covers only the mandatory clearing element of the OTC reform agenda, with consultation to follow on trading platforms and trade repositories. The issues raised in the paper are complex, with the Council seeking to establish stakeholders’ views before any final decision is made.

Westpac is closely monitoring the offshore developments and is actively engaging with local and international regulators, trade associations, banks, and clearing houses. Work has also commenced to develop a clearing solution to comply with the offshore requirements which capture Westpac’s operations. As both the international and local reforms are not yet finalised, the full extent of the impact on the Westpac Group’s operations remains unclear.

Financial Claims Scheme

On 12 December 2010, the Australian Government announced its intention to confirm the permanent continuance of the Financial Claims Scheme (FCS). The FCS was established by the Australian Government in 2008, and provides depositors a free guarantee of deposits in eligible Authorised Deposit-taking Institutions (ADIs) up to and including $1 million. In September 2011 the Australian Government announced a reduced cap to be introduced from 1 February 2012 of $250,000 per person per institution. The new cap is permanent, subject to continued advice from Australia’s financial regulators that the cap remains appropriate.

The FCS applies to an eligible ADI if APRA has applied for the winding up of the ADI and the responsible Australian Government minister has declared that the FCS applies to that ADI. The Financial Claims Scheme (ADIs) Levy Act 2008 provides for the imposition of a levy to fund the excess of certain of APRA’s financial claims scheme costs connected with that ADI. The levy would be imposed on liabilities of eligible ADIs to their depositors and cannot be more than 0.5% of the amount of those liabilities.

United States

There are a number of significant regulatory reforms currently occurring in the United States (US). These include:

Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act)

In response to the global financial crisis, new legislation designed to reform the system for supervision and regulation of financial firms in the US was signed into law on 21 July 2010. The Dodd-Frank Act contains a wide range of provisions that will affect financial institutions operating in the US, including foreign banks like Westpac.

Included among its provisions are reforms designed to reduce systemic risk presented by very large financial institutions, promote enhanced supervision, regulation, and prudential standards for financial institutions, establish comprehensive supervision of financial markets, impose new limitations on permissible financial institution activities and investments, expand regulation of the derivatives markets, protect consumers and investors from financial abuse, and provide the US Government with the tools needed to manage a financial crisis. Many of the provisions of the Dodd-Frank Act require extensive rulemaking by US regulatory agencies before the provisions become effective. The issuance of final rules under the Dodd-Frank Act is far from complete, with the process now extending into 2012. Aside from the general observations regarding OTC derivatives reform above, until there is greater clarity regarding the final forms of the rules and the extra-territorial application, it is not possible to assess the full impact of the legislation and the regulations on our operations. However in the event that some of the rules are implemented in or close to the current draft, significant investment in compliance and reporting programs and changes to business activities may be required.

Foreign Account Tax Compliance (FATCA)

Legislation incorporating provisions referred to as FATCA was passed in the US on 18 March 2010. The legislation and subsequent guidance requires Foreign Financial Institutions (FFIs) (such as Westpac) to enter into an FFI agreement by 30 June 2013 and agree to identify and provide the US Internal Revenue Service (IRS) with information on accounts held by US persons and US-owned foreign entities, or otherwise face 30% withholding tax on payments made to the FFI from US sources. In addition, FFIs which have entered into an FFI agreement will be required to withhold on certain payments made to FFIs that have not entered into an FFI Agreement and account holders who do not respond to requests to confirm their US person status and/or do not agree to the FFI reporting certain account related information to the IRS. Draft regulations are not expected before December 2011, with final regulations not expected until late 2012. However, if the FATCA provisions are implemented in or near to their current form, taking into account guidance issued to date by the US Treasury and IRS, substantial investment in a compliance and reporting framework would be required.

New Zealand

Regulatory reforms and significant developments in New Zealand include:

Transfer of additional banking operations to Westpac New Zealand Limited on 1 November 2011

Until 1 November 2006, Westpac conducted its banking operations within New Zealand through a branch structure. On that date, and after extensive consultation with the RBNZ, Westpac adopted a dual registration operating model including a locally incorporated subsidiary, WNZL, to conduct its consumer and business banking operations in New Zealand, and a branch, Westpac’s NZ Branch (NZ Branch) to conduct its institutional and financial markets operations. The conditions of registration of each of WNZL and NZ Branch are consistent with these operating model arrangements.

Following an independent review of the structure of the operating model of Westpac’s business in New Zealand, the RBNZ, WNZL and Westpac reached agreement on changes to the operating model. As a result, and pursuant to the Westpac New Zealand Act 2011, the following business activities and associated employees were transferred from the NZ Branch to WNZL on 1 November 2011:

•                  institutional Customer Deposits;

•                  institutional customer transactional banking;

•                  institutional customer lending other than trade finance activities;

•                  debt capital markets activities carried out in assisting corporates to obtain funding, such as customer loan syndication and securitisation arrangements, but excluding the debt securities team activities, such as arrangement of commercial paper and bond programs;

•                  corporate advisory; and

•                  customer foreign currency accounts.

The NZ Branch has retained its financial markets operations for external customers, including sales and trading of capital markets products and foreign exchange for corporate and institutional customers, pricing and risk management for interest rate, foreign exchange and commodity products for retail, business and institutional customers of WNZL and trading of capital markets products and foreign exchange as principal. In addition, the NZ Branch has retained its global intra-group financing functions, correspondent bank relationships, debt securities team activities, such as arrangement of commercial paper and bond programes, and international business (including trade finance activities but excluding customer foreign currency accounts).

Open Bank Resolution

On 11 March 2011, the New Zealand Government announced that it is considering options for maintaining confidence in the financial system when the New Zealand Retail Deposit Guarantee Scheme expires on 31 December 2011. As part of the announcement, the New Zealand Government indicated that one option for minimising disruption of the financial system and maintaining confidence could be the introduction of Open Bank Resolution (OBR). OBR contemplates a bank being open for business on the next business day following an insolvency event or event that triggered putting it under statutory management. The RBNZ’s consultation paper recommends that all locally incorporated banks with retail funding over NZ$1 billion participate in a pre-positioning process and therefore the policy would apply to WNZL. In the event of failure, a bank must be able to achieve certain outcomes which include being able to freeze accounts and process pending payments, determine customers’ account balances on a per account basis, set aside a proportion of account balances that have been frozen, and resume customers’ access to their transaction and other accounts on the day following the bank’s closure. Initial responses from the banks to the RBNZ’s consultation paper were due at the end of September 2011 and detailed implementation plans from the banks are due by 16 January 2012. The current deadline for being fully pre-positioned is 31 December 2012.

NZ Financial Advisers Act

The Financial Advisers Act NZ (the Act) came into full force on 1 July 2011. The Act applies to a financial adviser service or broking service received by a client in New Zealand, regardless of where the person providing the service is resident, incorporated or carries on business. The Act requires all providers of financial adviser services to be individually registered and/or authorised by the Financial Markets Authority. The Act creates an exception for qualifying financial entities (QFEs) such that QFEs’ employees may give financial advice or make an investment transaction in relation to certain categories of products of which an entity in the QFE group is the issuer or promoter without being individually registered or authorised. On 31 March 2011 WNZL was granted QFE status under the Act with the Westpac NZ Branch, BT Funds Management (NZ) Limited and Westpac Life NZ Ltd as Associated Entities.

Tax developments

The Australian Federal Government commissioned Australia’s Future Tax System Review (the Henry Review), which is a comprehensive review of the Australian taxation system (except GST) chaired by the then Secretary to the Treasury, Dr Ken Henry AC. On 2 May 2010, the Federal Government released the Henry Review report and its initial response. A large proportion of the Henry Review’s 138 recommendations were not dealt with in the Government’s initial response. Of the recommendations addressed in its initial response, the Government proposed reducing the company tax rate to 29% for the 2013-2014 income year and to 28% from the 2014-2015 income year (28% for small business by 2012), and the gradual increase of the employers compulsory superannuation guarantee from 9% to 12% by 2020. Following the Tax Forum conducted by the Australian Federal Government in Canberra on 4 October 2011 and 5 October 2011 to discuss tax reform, the Deputy Prime Minister and Treasurer announced the appointment of a select working group that will look at how the Australian tax system could be improved. Measures that will be considered by this working group include possible changes to tax losses, the corporate tax rate and the taxation treatment of equity. Until further detail of any possible changes to the taxation rules are released, and any changes to the law finalised, any impact on Westpac cannot be determined.

On 11 March 2011 in Mills v Commissioner of Taxation [2011] FCA 205, the Federal Court of Australia handed down a decision which, in essence, held that a hybrid stapled security that was part of a funding transaction, was subject to the Australian tax anti-avoidance rules. As a result, the franking credits attached to the distribution to this taxpayer were not creditable and in this instance the issuer will now be required to pay the Australian Taxation Office the expected tax liability on any distributions paid since the original date of issue to security holders. The taxpayer has appealed to the Full Federal Court. Unless overturned on appeal, this decision may create uncertainty over the application of the Australian taxation laws to any potential future hybrid transactions. Westpac will monitor the results of the appeal to determine whether there are any broader impacts.

On 30 March 2011, the Assistant Treasurer announced a review of the tax consolidation provisions dealing with rights to future income and the residual tax cost setting rules. The Board of Taxation (BoT) considered whether these rules needed to be amended, and, if so, whether any amendments will take effect retrospectively. The residual tax cost setting rules are the provisions under which amounts were allocated to the St.George derivatives in the tax consolidation process (and from which deductions are claimed by Westpac under the general taxing provisions). The BoT completed its review and provided its report to the Assistant Treasurer on 31 May 2011. The Government has not yet released its response to the report.

Changes to accounting standards

In continuing response to the global financial crisis, Governments, regulators and accounting standard setters are working to revise certain accounting standards. The objective is to achieve convergence towards a single set of high-quality, global and independent accounting standards. The specific areas that have been targeted include accounting for financial instruments, loan-loss provisioning, off-balance sheet exposures and the impairment and valuation of financial assets and lease accounting. The Group expects that there will be a number of new standards issued in the next three years that will require changes to our current accounting approaches.

Further regulatory developments

The Australian Federal Government has embarked on a program of regulatory reform, which will affect Westpac.

This includes:

•                  Credit law reform — following the commencement of the National Credit Code on 1 July 2010, new licensing obligations commenced on 1 January 2011 to regulate the activities of credit providers, including obligations requiring licensees to observe responsible lending practices. A second phase of reform requires credit providers to make available credit guides and for credit assistance providers to provide quotes and proposal disclosure documents. From 1 January 2012, credit providers will also be required to produce Key Facts Sheets for standard home loans. A number of other reforms, including reforms relating to the regulation of credit cards, have also been announced, which are scheduled to commence on 1 July 2012;

•                  Margin lending reform — from 1 January 2011, margin lending facilities to retail clients have been regulated as financial products under the Corporations Act. This has resulted in additional conduct and disclosure requirements for issuers and advisors of margin lending facilities;

•                  Superannuation changes — on 16 December 2010 the Government provided its response to the Super System (Cooper) Review into Australia’s superannuation system. The Government’s proposals include the introduction of a simple, low-cost ‘MySuper’ superannuation product from 1 July 2013 and an initiative called ‘SuperStream’ to improve the efficiency of processing superannuation transactions through the use of technology. The Government has consulted with the industry on the design and implementation of the reforms and has announced that legislation will be introduced in several tranches over the coming months and in the first half of 2012 to implement the superannuation reforms;

•                  Financial advice changes — on 29 August 2011 the Government issued the first tranche of draft legislation and made further announcements in relation to its Future of Financial Advice (FOFA) reforms aimed at improving consumer trust and confidence in, and the quality of, financial advice. The second tranche of the draft legislation was released on 28 September 2011 and the first FOFA Bill was introduced into the House of Representatives on 13 October 2011. The FOFA reforms include a ban on certain conflicted payments and soft dollar benefits, a ban on certain volume-based payments, a ban on the charging of asset-based fees on borrowed funds, a statutory best interests duty so that financial advisers must act in the best interests of their clients, and an ‘adviser charging regime’ where the investor will be required to opt-in every two years to receive ongoing advice and where advisers will be required to give annual disclosure of ongoing fees and services to investors. The majority of the proposed reforms are scheduled to commence from 1 July 2012;

•                  Privacy law reform — the Privacy Act was first introduced in Australia in 1988. The Privacy Act regulates how personal information is collected, used, disclosed and, maintained by organisations and grants rights to individuals to access and request the correction of their information. The Government has released proposed changes to the Privacy Act to strengthen individual’s rights under the current National Privacy Principles and to amend, among other things, how credit reporting is conducted. It is proposed that these reforms and changes yet to be released will be rolled out in four tranches. No changes to the Privacy Act are expected to take effect prior to mid 2012;

•                  The introduction of a new regulatory framework for personal property securities — the Government has introduced a national personal property securities regime involving a single register and a uniform set of rules, replacing a wide range of complex State and Territory based legislation and registers. The new regime also makes fundamental changes to the treatment of security interests in personal property. It is anticipated that this regime will take effect in the first quarter of 2012;

•                  Tax discount for interest income — in July 2011, the Government commenced a consultation process on the implementation of a proposed 50% discount on interest income received by individual taxpayers from deposits in ADIs, as well as from bonds, debentures and annuity products. The discount will apply on up to $500 of interest in the first year (2012—13), and $1,000 in subsequent years (1 July 2013 onwards). The closing date for submissions was 5 August 2011. Until any possible changes to the current law as a result of that consultation process are released, any impact on Westpac cannot be determined; and

•                  Covered bonds — on 13 October 2011, the Commonwealth Parliament passed an amendment to the Australian Banking Act of 1959 permitting ADIs to issue covered bonds. Among other things, this legislation caps at 8% the value of an ADI’s assets in Australia that can be included in a cover pool supporting covered bonds.

In addition, the Federal Government has initiated a number of inquiries related to the financial services industry. These include:

•                  the inquiry by the Parliamentary Joint Committee on Corporations and Financial Services into the access for small and medium business to finance, which delivered its report on 28 April 2011. The Government has not yet responded on the recommendations made by the Committee;

•                  the Senate inquiry into competition within the banking sector which delivered its report on 6 May 2011. The Government has not yet responded on the recommendations made by the Senate;

•                  requesting that the former Reserve Bank of Australia Governor, Bernie Fraser, undertake a feasibility study on account number portability and options for greater account transferability. He reported his findings to the Government on 4 July 2011. On 21 August 2011, the Government released Mr Fraser’s report and accepted his recommendations in full. The Government stated that it would establish a working party to finalise details of reforms aimed at simplifying the process for customers to switch accounts between financial institutions, to be introduced on 1 July 2012; and

•                  the National Disaster Insurance Review which will concentrate on insurance arrangements for individuals and businesses for damage and loss associated with flood and other natural disasters. The Review Panel provided its report to the Government on 30 September 2011. The Government has not yet responded to the report.

Westpac continues to review these developments, engage with Government, regulators and industry bodies as appropriate, and amend its systems, processes and operations to align with regulatory changes as they occur.

3.7          Sustainability Performance

The Westpac Group’s approach to sustainability supports our vision to be one of the world’s great companies, helping our customers, employees and the communities in which we operate to prosper and grow. We seek to embed sustainability into the way we do business, including our strategy, values, culture and processes.

At the same time we use the AA1000 Principles of inclusivity, materiality and responsiveness to focus our efforts on the sustainability issues that matter to the long-term prosperity of our customers, employees and the communities in which we operate.

An update on how Westpac tracked against the 2011 sustainability objectives is provided below.

Performance highlights

Full Year 2011

•                  Women in Leadership increased to 37.5% from 35.4%;

•                  Recognised by the Dow Jones Sustainability Index (DJSI) as the 2011 global banking sector leader in sustainability;

•                  The only Australian bank in the Global 100 Most Sustainable Corporations index, announced at the 2011 World Economic Forum;

•                  Scope 1 and 2 greenhouse gas emissions have reduced by 7% from the 2008 baseline, despite growth in the property portfolio and increased demands from data centres(1);

•                  $3 million in disaster relief provided to communities in Queensland, Victoria and Christchurch;

•                  Over $2 million provided to 600 charities to match employee donations;

•                  The inaugural Reconciliation Action Plan was launched in October 2010;

•                  The Organisational Mentoring Program was officially launched in December 2010; and

•                  Australia’s first bank to offer accredited financial education, with the launch of The Davidson Institute.

Update on objectives and performance

Customers

Update on objectives

Customers

•                  Top 3 regional player in carbon related markets by 2013;

Westpac was the first bank to participate in the New Zealand Emissions Trading Scheme (NZETS), and remains the only bank making a market for both liable entities and offset credit providers. Westpac is the largest financial intermediary and principal New Zealand Unit (NZU) price-maker providing liquidity in the domestic currency to market participants.

•                  To be ranked as the top 1 and 2 for Net Promoter Score (NPS) in Australia amongst the major banks and St.George, and achieve scores of +1 for retail and -12 for business in Westpac New Zealand;

St.George Banking Group and Westpac are currently ranked 1 and 2 respectively for NPS amongst the major banks for business customers in line with our objective. Within the priority business segments, St.George and Westpac continue to rank 1 and 2 in the SME and Commercial segments.

For consumer NPS, St.George and Westpac are currently ranked 1 and 4 respectively amongst the major banks. In New Zealand, the retail NPS score has improved and is currently -9(2) whilst business NPS is currently -29(3).

(1) 2008 baselines includes St.George data on a Pro forma basis.

(2) Nielsen Consumer Finance Monitor Toplines (September 2011). The data provided shows the six month rolling average.

(3) TNS New Zealand Business Finance Monitor (September 2011). The data provided shows the four quarter rolling average.

Other performance highlights

The Westpac Group is working with customers likely to be impacted by the introduction of a carbon pricing scheme proposed from 1 July 2012. Infrastructure and utilities financing continues to be directed towards hydro and renewable energy sources in line with the Renewable Energy Strategy set in 2008. Good progress has been made in respect of other sustainability initiatives for customers.

Westpac’s specialist approach to the Social Sector Banking segment is reflected in continued growth, with total footings of $8,210 million as at 30 September 2011 (up from $7,101 million as at 30 September 2010)(1). Financial education programs continued to be expanded in Australia, New Zealand and throughout the Pacific.

Employees

Update on objectives

•                  To increase the percentage of women in leadership roles to 40% by the end of 2014; and

•                  Implement initiatives to address the outcomes of our Diversity Audit.

Westpac is on track to achieve its Women in Leadership target, with 37.5% of people leadership roles or senior roles of influence currently held by women. This objective forms part of a broader diversity program across the Group. Diversity plans have been developed for each business unit, with a particular focus on flexibility, responding to the Diversity Audit conducted in Full Year 2010.

The Lost Time Injury Frequency Rate (LTIFR) performance improved during 2011.  Projects to improve performance included the Health Safety and Wellbeing Transformation Program commenced in October 2010.

During the year the first Group-wide Accessibility Action Plan was released, in addition to the launch of a Grandparental Leave Policy (December 2010) and the roll out of a new approach to Health, Safety and Well-Being across the Group.

An employee family benefits banking package was launched, with over 10,000 family member nominations registered since June 2011.

Community

Update on objectives

•                  Reduce Scope 1 and 2 emissions by 30% on 2008 levels by 2013;

Emissions are currently tracking below pre 2008 levels but are above the levels required to meet the 2013 five year target. In addition to current initiatives further opportunities for emissions abatement are being reviewed following an external review of long range emissions forecasts.

•                  Embed organisational mentoring into operational processes by 2013;

The Group’s organisational mentoring program was officially launched in December 2010. Since the program’s inception over 230 employees have applied to act as mentors with over 50 not-for-profit organisations and social enterprises, including a number of Social Sector Banking clients. In 2011 there were over 95 active participants. Organisational mentoring has been incorporated into the employee development program.

•                  Provide the Managing Your Money Program to 45,000 New Zealanders by 2013;

The target has been exceeded and roll out of this financial education program continues. A total of 46,146 participants have completed the program since 2009.

•                  Launch a major initiative to help address social disadvantage;

In December 2010, the Group launched a major initiative in conjunction with Mission Australia to address family homelessness in Australia. The strategic partnership includes the funding of specific projects as well as the development of a social innovation fund to develop more affordable housing nationally.

(1)

Social Sector Banking total footings refers to the total of assets (lending), liabilities (deposits) and funds under management of the Westpac Retail and Business Banking business unit dedicated to social sector customers.

Business

Update on objectives

•                  Consideration of Environmental Social and Governance (ESG) issues incorporated into relevant risk management policies, practices and decision making processes by 2013;

Work has continued on the development of position statements to more clearly explain our approach to lending to some industry sectors. This follows the completion of statements on the energy and defence sectors released in Full Year 2010.

•                  Responsible lending and investment practices embedded in key processes by 2013;

Across the investment management business and particularly in Advance Asset Management, work has continued to integrate ESG factors into mainstream investment management in line with BTFG’s commitments under the United Nations Principles for Responsible Investment. This has included the establishment of Advance’s ‘sustainable investment philosophy and beliefs’, including ESG related questions and assessment in the manager review and appointment process, and expanding knowledge of sustainable investment practices across the Group.

The Principles for Responsible Lending have been updated to incorporate improvements in our own practices and to ensure they reflect regulatory changes.

	As at	As at	As at
Sustainability Metrics	30 Sept 2011	31 March 2011	30 Sept 2010
Employee Voluntary Attrition - Aust, NZ & WIB Offshore(1)	11.5%	12.4%	11.8%
New Starter Retention(2)	83.8%	79.0%	n/a
High Performer Retention(3)	95.3%	95.5%	94.3%
Lost Time Injury Frequency Ratio (LTIFR) - Group	2.53	2.91	2.61
Women in Leadership - Group(4)	37.5%	36.5%	35.4%
Employee Engagement(5)	81%	n/a	80%

			% Mov’t			% Mov’t
Sustainability Metrics	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Scope 1 & 2 Emissions (tonnes) (CO2~e) - Aust and NZ(6)	89,797	94,327	5	184,124	189,425	3
Paper consumption (tonnes) - Aust and NZ(7)	2,599	3,663	29	6,262	6,655	6
Community Contributions ($m) - Group(8)	67	68	(1)	135	136	(1)
Community Contributions as a % of operating profit before income tax (Cash Earnings basis) - Group(8)	1.5%	1.5%	—	1.5%	1.6%	(10bps	)

(1)

Employee Voluntary Attrition refers to the total voluntary separation of permanent employees / 12 month average total permanent headcount (full time, part time and maximum term employees). Excludes Pacific Banking.

(2)	Total New Starter retention / 12 month rolling New Starter headcount. Includes full time and part time permanent employees. Excludes Pacific Banking.
(3)	Total High Performer Retention / 12 month rolling High Performer headcount. Includes full time, part time permanent and maximum term employees. Excludes Pacific Banking.
(4)

Women in Leadership refers to the proportion of women (permanent and maximum term) in people leadership roles or senior roles of influence as a proportion of all leaders across the Group. Includes CEO, Executive Team, General Managers, Senior Managers as direct reports to General Managers and the next two levels of management. Aligned to the Equal Opportunity for Women in the Workplace Agency (EOWA) standard in September 2010. September 2010 has been restated to reflect an accurate decimal place.

(5)

Employee engagement score is out of 100; prepared for 2007 to 2010 by Towers Watson. 2011 data collected by Westpac Group using Towers Watson methodology under license. 2011 data excludes Pacific Banking.

(6)

Refers to Scope 1 and 2 emissions in Australia and New Zealand from 1 July 2010 to 30 June 2011. Prepared in line with the Greenhouse Gas Protocol, the National Greenhouse and Energy Reporting Act (2007) for Australia, and the Certified Emissions Measurement and Reduction Scheme (CEMARS) for New Zealand.

(7)

Total paper consumed (in tonnes) by Westpac Group as reported by its suppliers for the period 1 July 2010 to 30 June 2011. Includes copy paper and printed materials, including direct mail and marketing documents. Australian figure also includes stationery, and kitchen and bathroom products.

(8)	Full Year 2010 restated to include a one-off $20 million contribution to the Westpac Foundation. Full Year 2010 and First Half 2011 restated to reflect new foregone fee revenue methodology.

External recognition of the Group’s sustainability activities

Features:

•                  The only Australian bank in the Global 100 Most Sustainable Corporations, announced at the 2011 World Economic Forum. Also included in 2006, 2007, 2008 and 2010;

•                  Recognised by the Dow Jones Sustainability Index (DJSI) as the 2011 global sector leader in sustainability (previously sector leader 2002-2007).  Again awarded SAM Gold Class in 2011;

•                  Named as one of the World’s Most Ethical Companies from 2008 — 2011 by the Ethisphere Institute;

•                  Included in the Global Top 10 and top scoring Australian Banking Group in the Carbon Disclosure Project’s Global Disclosure and Performance Leadership Indices for 2011. Included in the Leadership Indices each year since commencement (eight years);

•                  Top-rated by FTSE4GOOD and Sustainalytics; and

•                  Awarded Socially Responsible Bank of the Year 2011 in Money Magazine 2011 Awards.

FULL YEAR RESULTS 2011

DIVISIONAL

RESULTS

4.0          DIVISIONAL RESULTS

Divisional results are presented on a management reporting basis. Internal charges and transfer pricing adjustments are included in the performance of each business reflecting the management rather than the legal structure (these results cannot be compared to results for individual legal entities). Where management reporting structures or accounting classifications have changed, comparatives have been revised and may differ from results previously reported. Results below are presented on a Cash Earnings basis.

Our internal transfer pricing framework attributes value between divisions. Its primary attributes are:

•                  Treasury funding product balances are fully transfer priced at inter-bank rates according to the tenor of the underlying transactions; and

•                  Overhead costs are allocated to revenue generating businesses, and capital is allocated to business groups using designated risk factors.

4.1          Westpac Retail and Business Banking

Westpac Retail and Business Banking (Westpac RBB) is responsible for sales and service for our consumer, small to medium enterprise customers and commercial customers (typically with turnover up to $100 million) in Australia under the ‘Westpac’ and ‘RAMS’ brands. RAMS is a home loan franchise distribution business.  Activities are conducted through Westpac RBB’s nationwide network of branches and business banking centres, home finance managers (HFMs), specialised consumer and business relationship managers with the support of cash flow, financial markets and wealth specialists, customer service centres, automatic teller machines (ATMs) and internet channels. The majority of revenue from wealth products sold to Westpac customers is included in BTFG’s financial results.

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Net interest income	2,730	2,596	5	5,326	5,132	4
Non-interest income	548	543	1	1,091	1,014	8
Net operating income	3,278	3,139	4	6,417	6,146	4
Operating expenses	(1,576)	(1,526)	(3)	(3,102)	(3,045)	(2)
Core earnings	1,702	1,613	6	3,315	3,101	7
Impairment charges	(274)	(275)	—	(549)	(589)	7
Operating profit before tax	1,428	1,338	7	2,766	2,512	10
Tax and non-controlling interests	(415)	(402)	(3)	(817)	(756)	(8)
Cash Earnings	1,013	936	8	1,949	1,756	11

Economic profit	933	857	9	1,790	1,587	13
Expense to income ratio	48.1%	48.6%	50bps	48.3%	49.5%	120bps
Net interest margin	2.08%	2.05%	3bps	2.07%	2.14%	(7bps )

	$bn	$bn		$bn	$bn
Deposits
Term deposits	51.7	48.0	8	51.7	42.6	21
Other	73.4	71.7	2	73.4	71.9	2
Total deposits	125.1	119.7	5	125.1	114.5	9
Net loans
Mortgages	202.7	194.6	4	202.7	187.6	8
Business	44.4	44.1	1	44.4	42.2	5
Other	8.9	9.1	(2)	8.9	9.3	(4)
Total net loans	256.0	247.8	3	256.0	239.1	7
Total assets	261.1	253.1	3	261.1	243.7	7
Total committed exposure	311.3	300.5	4	311.3	289.4	8
Consumer lending (mortgages) third party origination	37%	31%	large	34%	34%	—

	Half Year Sept 11	Half Year March 11	Half Year Sept 10	Half Year March 10
Credit Quality
Mortgage delinquencies > 90 days	0.55%	0.60%	0.46%	0.34%
Other consumer loans delinquencies > 90 days	1.22%	1.33%	1.28%	1.32%
Business impaired assets to total committed exposure	0.93%	1.00%	0.91%	0.89%
Net Promoter Score (NPS)(1)
Westpac - Affluent(2)	(17)	(22)	(24)	(22)
Westpac - Commercial(3)	3	(1)	(7)	(10)
Westpac - SME(3)	(10)	(17)	(21)	(24)
Peer group - Affluent(4)	(16)	(23)	(20)	(23)
Peer group - Commercial(4)	(6)	(10)	(14)	(11)
Peer group - SME(4)	(17)	(23)	(19)	(24)

(1)       Net Promoter ScoreSM and NPSSM is a service mark of Bain & Company, Inc., Satmetrix Systems, Inc. and Mr Frederick Reichheld.

(2)       Consumer NPS Source: Roy Morgan Research. Metric based on six month rolling average. Consumer NPS = NPS of main financial institution, aged 14+. Affluent NPS = NPS of main financial institution, aged 25-59 & household income $100k+ or aged 60+ & household income $50k+ or aged 14+ & banking & finance (excluding WB super) footings $400k+.

(3)       Business NPS Source: DBM Business Finance Services Monitor. Metric based on six month rolling average. Business NPS = NPS of main financial institution. All businesses. SME NPS = NPS of main financial institution. All businesses with annual turnover under $5 million (excluding Agricultural business). Commercial NPS = NPS of main financial institution. All businesses with annual turnover over $5 million and under $100 million (excluding Agricultural business).

(4)       Peer Group is the weighted average of the Big 4 Banks. Weighted Big 4 average includes: WBC, ANZ, CBA and NAB 6 month moving average.

Financial Performance

Second Half 2011 — First Half 2011

Features:

•                  The Westpac Local strategy is delivering with Cash Earnings growth of 8% and Core earnings rising 6%. The result was supported by strong Net interest income, well managed expenses and flat impairment charges; and

•                  Momentum further improved with good balance sheet growth relative to system across key products, increasing products per customer, improved net promoter scores and higher revenue per employee.

Westpac RBB delivered Cash Earnings of $1,013 million, up $77 million, or 8%.  Core earnings were up 6% at $1,702 million.

A key feature behind the performance has been the Westpac Local strategy that has improved both the capability and capacity of the front line.  This has driven good balance sheet growth and deeper customer relationships, further demonstrated by an improvement across a number of key metrics over the half including:

•                  Customer numbers have continued to increase, up 1%;

•                  Customers with 4+ products have risen 90 basis points to 29.3%, with particular success in the cross sell of BT Super for Life and General insurance products;

•                  Customer retention rate of 95-98% across SME, Commercial and Affluent segments;

•                  Revenue per FTE up 8.2%;

•                  Net Promoter Score in the Affluent consumer segment improved 24% to –17, and now rated third of the majors;

•                  Net Promoter Score in Commercial improved from -1 to 3 and rated number 1 of majors;

•                  Net Promoter Score in SME improved 42% to –10, highest improvement of major banks and rated Number 1 of majors; and

•                  Employee engagement up 4 percentage points to 85%, which is above the Global High Performing Norm.

Net interest income increased 5% with average interest earning assets rising 3% and margins improving:

•                 Margins rising 3 basis points to 2.08%:

•             Lending spreads increased 8 basis points, mostly from the full period impact of the repricing of mortgages in December 2010 in light of increased funding costs;

•             Deposit spreads were lower due to both more competitive pricing, particularly in online accounts, and mix impacts with most new growth occurring in higher interest rate Term Deposits; and

•             Average funding costs continued to increase.

•                  Lending up $8.2 billion (or 3%) compared to a 1.3% increase in financial system credit:

•             Mortgages accounted for majority of lending growth, rising $8.1 billion (4%) representing 1.2 times banking system;

•             Over $17.5 billion in new mortgages were written in the period, offset by $9.4 billion in repayments/prepayments.  Refinancing remained low;

•             RAMS grew its mortgage portfolio 8% without any reliance on brokers;

•             Business lending increased 1% over the period despite $1.0 billion in lending transferred to other divisions in the half.  Adjusting for this transfer, lending was up 3% for the half.  Growth was supported by increased training and the division’s Business Bank campaign which made it easier for new customers to switch to Westpac with specialist switching support; and

•             Other Consumer lending declined $0.2 billion (2%) due principally to the continued run-off of the low rate card portfolio.  Balances in Westpac branded cards increased.

•                  Deposits increased $5.4 billion (up 5%) relative to financial system growth of 5.5%:

•             Term Deposits dominated the increase rising $3.7 billion (up 8%) and now represent 41% of total deposits;

•             Other deposits (online/saving/transaction) were up $1.7 billion (up 2%); and

•             The above includes Business deposit growth of 4%.

Non-interest income was up 1%:

•                  An increase in business lending fees, which have been gradually repriced through the year to more appropriately reflect the management of these business facilities; and

•                  Partly offset by lowering credit card income from reduced loyalty points income following a campaign conducted in First Half 2011 to encourage customers to redeem points for special offers.  Other cards income also eased with lower fee income and softer transaction volumes.

Operating expenses increased $50 million (up 3%):

•                  Salary expenses increased a modest $10 million (up 2%) as productivity benefits largely offset higher restructuring charges and the 4.3% salary increase processed in January 2011;

•                  Other professional services and outsourcing costs increased due to project related spending, including SIPs investment; and

•                  Advertising spending was higher, including the launch of the ‘First Bank’ branding campaigns along with the normal Second Half 2011 spring home loan initiatives ($13 million).

Impairment charges fell $1 million with lower consumer impairment charges fully offsetting higher business impairment charges:

•                  Consumer impairment charges declined $40 million:

•             Mortgage greater than 90 day delinquencies were down 5 basis points to 55 basis points primarily due to better collection initiatives offsetting the seasoning of mortgages written in 2008/2009 years, which were more concentrated in Queensland and Low Doc; and

•             Other consumer delinquencies were down 11 basis points to 122 basis points largely driven by an improvement in personal lending delinquencies.

•                  Business impairments increased $39 million mostly due to the top-up of provisioning for existing facilities and some increases in financial stress for customers.

The tax rate was modestly lower over the half after clarity was received on the deductibility of certain expenses incurred in prior periods.

Full Year 2011 - Full Year 2010

Features:

•                  Westpac RBB delivered a strong result with Cash Earnings growing 11% and Core earnings rising 7%; and

•                  The result was driven by solid Net interest income growth (up 4%), strong non-interest income growth (up 8%), and productivity initiatives holding expense growth to 2%.  Impairment charges were also lower, down 7%.

Westpac RBB delivered Full Year 2011 Cash Earnings of $1,949 million up $193 million (up 11%).  The performance was due to good revenue growth of 4%, disciplined expense growth of 2% and a 7% improvement in impairment charges.

Net interest income rose 4% with an 8% rise in interest earning assets partially offset by softer margins.

Margins down 7 basis points to 2.07%:

•                  Principally due to the carry forward of margins decline in 2010. While funding costs rose through 2010 and in 2011, the repricing of lending (mostly mortgages) did not occur until November 2010.  Accordingly the full effects of asset repricing were not evident until Second Half 2011.

•                  Higher funding costs due to:

•             Lower deposit spreads from both an increase in competitive intensity and mix impacts with most growth occurring in higher interest Term Deposits; and

•             Wholesale funding costs were higher compared to Full Year 2010.

Lending up $16.9 billion or 7%:

•                  Mortgages accounted for the majority of lending growth up $15.1 billion or 8% and above banking system growth of 6.7%; and

•             66% of mortgages were written through the proprietary network, including RAMS which grew its mortgage portfolio by 18%.

•                  Business lending increased $2.2 billion or 5% compared to 2010, excluding net transfers to other divisions through the year the increase was 4%; and

•             Business growth was in term lending in SME and commercial customers supported by the investment in business bankers in local markets in prior periods.

•                  Other consumer lending declined $0.4 billion or 4% due primarily to the run-off of low rate card balances.

Deposits increased $10.6 billion or 9%:

•                  Deposit growth was spread relatively evenly across the year with over 80% of the growth in Term Deposits; and

•                  Other deposit growth was more modest up 2% for the year.

Non-interest income up $77 million or 8%:

•                  Strong growth in business line fees following steady repricing through the year to better reflect the management of these facilities; and

•                 Wealth advice fees were higher over the year, reflecting an increased focus on referrals and cross sell.

Expenses were up $57 million or 2%:

•                  Efficiency initiatives commenced early in the year assisted in offsetting higher project costs and general salary increases; and

•                  Advertising expenses and further restructuring costs were more heavily skewed to the Second Half 2011.

Impairment charges declined $40 million, down 7%:

•                  An improvement in performance of the business portfolio; and

•                  Consumer performance was broadly stable over Full Year 2011 with higher mortgage greater than 90 day delinquencies offset by a reduction in other consumer delinquencies.

4.2          Westpac Institutional Bank

Westpac Institutional Bank (WIB) delivers a broad range of financial services to commercial, corporate, institutional and Government customers with connections to Australia and New Zealand. WIB operates through dedicated industry relationship and specialist product teams, with expert knowledge in transactional banking, financial and debt capital markets, specialised capital, margin lending, broking and alternative investment solutions. Customers are supported through branches and subsidiaries located in Australia, New Zealand, US, UK and Asia.

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Net interest income	914	888	3	1,802	1,776	1
Non-interest income	576	679	(15)	1,255	1,519	(17)
Net operating income	1,490	1,567	(5)	3,057	3,295	(7)
Operating expenses	(522)	(510)	(2)	(1,032)	(1,038)	1
Core earnings	968	1,057	(8)	2,025	2,257	(10)
Impairment charges	75	21	large	96	(123)	178
Operating profit before tax	1,043	1,078	(3)	2,121	2,134	(1)
Tax and non-controlling interests	(323)	(311)	(4)	(634)	(620)	(2)
Cash Earnings	720	767	(6)	1,487	1,514	(2)

Economic profit	569	593	(4)	1,162	1,157	—
Expense to income ratio	35.0%	32.5%	large	33.8%	31.5%	large
Net interest margin	2.00%	1.93%	7bps	1.97%	1.68%	29bps

	$bn	$bn		$bn	$bn
Deposits	52.2	51.3	2	52.2	47.8	9
Net loans	59.6	60.8	(2)	59.6	61.5	(3)
Total assets	109.9	98.1	12	109.9	99.2	11
Total committed exposure	217.9	195.8	11	217.9	189.9	15
Impaired assets to total committed exposure	0.71%	0.86%	15bps	0.71%	0.91%	20bps
Funds under management	7.6	8.2	(7)	7.6	8.0	(5)

Revenue Contribution by Business Segments

$m	Half Year Sept 11	Half Year March 11	Half Year Sept 10	Half Year March 10
Debt Markets	679	779	736	913
Foreign Exchange and Commodities, Carbon and Energy (FX&CCE)	240	207	207	203
Equities	64	70	86	95
Global Transactional Services	285	271	256	251
Hastings	32	45	62	50
Other	190	195	221	215
Total	1,490	1,567	1,568	1,727

	Relationship Banking(1)		Transactional Banking(2)
Customer Metrics	2011	2010	2011	2010
Lead Bank	No. 2	= No. 1	No. 1	No. 1
Relationship Strength Index	No. 2	= No. 1	No. 1	= No. 1
Satisfaction	No. 1	No. 1	No. 1	= No. 1

(1) Peter Lee Associates Large Corporate and Institutional Relationship Banking Surveys, Australia 2010-11.

(2) Peter Lee Associates Large Corporate and Institutional Transactional Banking Surveys, Australia 2010-11.

Financial Performance

Second Half 2011 – First Half 2011

Features:

•                  Strong customer franchise delivering solid Cash Earnings of $720 million.  Result was down 6% principally from the challenging market conditions for the Debt Markets business which contributed to a $44 million reduction in markets trading related income;

•                  Higher revenues in Global Transactional Services, up 5% and FX&CCE up 16%, both generating solid customer related flows; and

•                  Strong asset quality has seen an impairment benefit of $75 million in the half, primarily due to write backs and reduction in new stressed assets.

Cash Earnings of $720 million, down $47 million, or 6%.  Core earnings were also down 8% at $968 million.

In the Second Half 2011 WIB delivered a sound result in Global Transaction Services, Debt Markets and FX&CCE. The European Sovereign debt crisis and the US debt concerns have created significant uncertainty and contributed to a softer overall Markets performance and lower Equities broking volumes. Hastings performance fees were also lower.  Lending and debt market activity remained subdued.

WIB’s strong customer relationships have translated into a solid financial performance. Achievements include:

•                  Maintained No.1 position in our three key measures of Overall Customer Satisfaction, Relationship Strength Index and Lead Domestic Bank in the Peter Lee Associates Large Corporate & Institutional Transactional Banking survey, Australia 2011;

•                  In a very competitive market maintained No. 1 position for Overall Relationship Strength in Peter Lee Debt Securities Origination survey, Australia 2006—2007, 2009-2011;

•                  Outright No. 1 in Overall Customer Satisfaction in Peter Lee Associates Large Corporate & Institutional Relationship Banking survey, Australia 2011; and

•                  No. 1 Australian Debt in Bloomberg Debt underwriting League Tables.

Net interest income was up 3% with average interest earning assets increasing 3% and margins improving 7 basis points:

•                  Lending declined 2% from the maturity of a large bridge facility early in the half, and a $540 million reduction in margin lending reflecting increased risk aversion to geared equity products.  New borrowing was also relatively modest;

•                  Deposits increased $0.9 billion, up 2% as customers maintained surplus cash positions; and

•                  While asset volumes were lower, margins increased to 2.00% from 1.93%.  Much of the rise was due to improved lending spreads on institutional and margin lending.  Interest income and margins were also supported by:

•             Interest recoveries from debt sales up $5 million; and

•             Interest recoveries from facilities already written off of $2 million.

Non-interest income decreased 15% over the half, reflecting:

•                  Lower markets income in Debt Markets from challenging market conditions;

•                  Equities non-interest revenues were $19 million lower from softer broking volumes and lower activity in structured products;

•                  Performance fees in Hastings were $13 million lower; and

•                  Partially offsetting these declines was a strong performance in FX&CCE, with good customer flows.

Operating expenses increased $12 million (up 2%):

•                  Salary expenses were largely flat with higher restructuring charges offset by lower performance related pay; and

•                  Technology and compliance costs were higher from investing in and strengthening platforms.

Asset quality continued to strengthen resulting in an impairment charge benefit of $75 million in the half:

•                  Higher write-backs from impaired assets;

•                  Fall in lending reducing associated collectively assessed provisions; and

•                  Reduction in new stressed assets.

Full Year 2011 - Full Year 2010

Features:

•                  Cash Earnings of $1,487 million, (down 2%); and

•                  Result was due to stable net interest income (up 1%), a significant reduction in markets income (down 21%) partly offset by impairment benefits of $96 million, and a 1% decline in expenses.

Net interest income was $26 million higher, up 1%:

•                  Lending decreased 3% over the year with the de-gearing of institutions particularly in the first half.  Margin lending balances were also significantly lower;

•                  Deposits increased $4.4 billion or 9% over the year with transaction accounts increasing by around $1 billion and Term Deposits rising by around $2.9 billion; and

•                  Margins were stronger, up 29 basis points from increased risk pricing across the book, the early amortisation of establishment fees, and interest recoveries for impaired facilities.

Non-interest Income (down 17%) driven by:

•                  Lower markets income from Debt Markets and Equities;

•                  Significant asset sales in 2010 totalling $46 million were not repeated; and

•                  Partially offsetting these declines was an improved contribution from FX&CCE, especially in Second Half 2011.

Expenses were well contained (down 1%) with efficiency initiatives commenced early in the year offsetting higher project costs and general salary increases.

Impairment charges contributed $96 million to pre-tax operating profit with upgrades, write-backs and improvements in asset quality leading to an impairment benefit.  The improvement in impairment charges compared to Full Year 2010 was $219 million.

4.3       St.George Banking Group

St.George Banking Group, is responsible for sales and service for consumer, business and corporate customers in Australia under the St.George, BankSA and Bank of Melbourne brands. Consumer activities are conducted through a network of branches, third party distributors, call centres, ATMs, EFTPOS terminals and internet banking services. Business and corporate customers (businesses with facilities typically up to $150 million) are provided with a wide range of banking and financial products and services including specialist advice for cash flow finance, trade finance, automotive and equipment finance, property finance, transaction banking and treasury services. Sales and service activities for business and corporate customers are conducted by relationship managers via business banking centres, internet and customer service centre channels. The majority of revenue from wealth products sold is included in BTFG’s financial results.

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Net interest income	1,433	1,393	3	2,826	2,668	6
Non-interest income	279	264	6	543	572	(5)
Net operating income	1,712	1,657	3	3,369	3,240	4
Operating expenses	(664)	(649)	(2)	(1,313)	(1,242)	(6)
Core earnings	1,048	1,008	4	2,056	1,998	3
Impairment charges	(213)	(176)	(21)	(389)	(511)	24
Operating profit before tax	835	832	—	1,667	1,487	12
Tax and non-controlling interests	(250)	(250)	—	(500)	(446)	(12)
Cash Earnings	585	582	1	1,167	1,041	12

Economic profit	477	475	—	952	769	24
Expense to income ratio	38.8%	39.2%	40bps	39.0%	38.3%	(70bps )
Net interest margin	2.09%	2.04%	5bps	2.06%	1.91%	15bps

	$bn	$bn			$bn	$bn
Deposits
Term deposits	33.9	29.2	16		33.9	26.9	26
Other	36.9	37.2	(1)		36.9	38.7	(5)
Total deposits	70.8	66.4	7		70.8	65.6	8
Net loans
Mortgages	91.2	90.0	1		91.2	89.5	2
Business	30.8	30.8	—		30.8	31.6	(3)
Other	6.1	5.9	3		6.1	5.7	7
Total net loans	128.1	126.7	1		128.1	126.8	1
Total assets	135.5	134.0	1		135.5	134.0	1
Total committed exposure	147.1	143.9	2		147.1	142.0	4
Consumer lending (mortgages) third party origination	36%	34%	(200bps	)	35%	41%	large

	Half Year Sept 11	Half Year March 11	Half Year Sept 10	Half Year March 10
Credit Quality
Mortgage delinquencies > 90 days	0.45%	0.51%	0.36%	0.36%
Other consumer loans delinquencies > 90 days	1.12%	1.39%	1.03%	1.35%
Business impaired assets to total committed exposure	3.51%	3.50%	3.48%	3.05%
Net Promoter Score (NPS)(1)
St.George - Consumer(2),(3)	(2)	(4)	(4)	(4)
St.George - Business(3),(5),(6)	(5)	5	3	(12)
Peer group - Consumer(2),(4)	(10)	(17)	(14)	(16)
Peer group - Business(4),(5),(6)	(15)	(22)	(18)	(22)

(1)	Net Promoter Score SM and NPSSM is a service mark of Bain & Company, Inc., Satmetrix Systems, Inc. and Mr Frederick Reichheld.
(2)	Source: Roy Morgan Research. Metric based on the six month rolling average.
(3)	St.George - includes St.George Bank, Bank of Melbourne (from August 2011), BankSA, Advance Bank, Asgard, Dragondirect and SEALCORP.
(4)	Peer group includes Westpac, ANZ, CBA and NAB.
(5)	Source: DBM Business Financial Services Monitor. Metric based on the six month rolling average. All Australian businesses.
(6)	2010 business metrics have been restated from TNS Business Finance Monitor to DBM Business Financial Services Monitor in order to be in line with metrics reported by Westpac RBB.

Financial Performance

Second Half 2011 – First Half 2011

Features:

•                  Restoring momentum with improving growth in loans and deposits.  All brands performing well with St.George Bank improving growth in its core states, BankSA continued to deliver strong results and Bank of Melbourne successfully launched in July 2011; and

•                  Core earnings increased 4%, with good revenue growth and management of expenses. Cash Earnings growth was more muted, up 1%, due to higher impairment charges from provisioning top-ups to existing stressed assets.

St.George delivered Cash Earnings of $585 million, up $3 million, or 1%.  Core earnings were up 4% at $1,048 million.

After repositioning the business in 2010 and early 2011, via a reduction in commercial property exposures and a reduced reliance on loans originated via third parties, St.George returned to growth in Second Half 2011 with loans rising 1% and deposits increasing 7%.  This growth, combined with an expansion and deepening of customer relationships, were the main contributors to improved earnings.  The strengthening of the local brands can be seen across key metrics including:

•                  An increase in customer numbers of 24,547, particularly in the latter months of the year following the launch of Bank of Melbourne;

•                  Customers with 4+ products up 130 basis points to 26.6%;

•                  Revenue per FTE up 3% to $343,000; and

•                  Net Promoter Scores in consumer —1.5 and business at —5.0 continue to significantly lead the Big 4 banks.

Net interest income increased 3% with average interest earning assets rising 0.5% and margins increasing:

•                  Margins rose 5 basis points to 2.09%:

•             Higher lending spreads, principally due to the full period impact of changes in mortgage repricing in November 2010.  The roll-off of 1 year discounts on mortgages written in 2010 and a further repricing of business facilities also contributed to the increase;

•             Reduced spreads on consumer deposits from both lower spreads on Term Deposits, and mix impacts reflecting the strong growth in lower spread Term Deposits; and

•             While wholesale funding costs continued to rise, deposit growth of $4.4 billion comfortably exceeded loan growth of $1.4 billion and the resulting impact on margins was limited.

•                  Lending increased $1.4 billion (up 1%):

•             Mortgages accounted for the majority of growth, rising $1.2 billion (up 1%).  Virtually all of the new growth was due to mortgages written through the St.George network with lending originated via brokers virtually unchanged. The proportion of new loans written through the network over the half was 64%; and

•             Business lending and other consumer lending was relatively flat, up a combined $0.2 billion.  In business lending stronger SME and auto lending was offset by declining commercial loan balances.

•                  Deposits increased $4.4 billion (up 7%):

•             The increase was all due to Term Deposits with growth of $4.7 billion, (up 16%) following targeted advertising campaigns through the half; and

•             Other deposits were $0.3 billion lower (down 1%) as the business decided not to match some of the more aggressive offers for online accounts.

Non-interest income increased 6%:

•                  Higher business lending fees, as facilities have been gradually repriced to more appropriately reflect the management of these facilities;

•                  Increased commissions associated with higher cross-sell of home and contents insurance consistent with improved mortgage growth; and

•                  Market sales income was also higher as customers increased their use of hedging to limit the impact of more volatile markets.

Operating expenses increased $15 million (up 2%):

•                  Costs associated with the launch of Bank of Melbourne contributed $26 million to the increase including professional services, IT, advertising and additional resources;

•                  This included the opening of 14 new Bank of Melbourne branches;

•                  Advertising expenses also increased supporting spring home loan campaigns and additional brand marketing; and

•                  Partially offsetting these increases has been an additional $12 million in cost savings from the productivity program commenced in October 2010.

Impairment charges increased $37 million (21%):

•                  Principally, the rise was due to an increase in individually assessed business provisions from a small number of new impaired facilities and from the top-up of some existing individually assessed provisions following a more conservative reassessment of security recovery values; and

•                  $4 million decrease in consumer impairments resulting from a strong performance in collections and an improvement in delinquencies.

Overall asset quality in St.George continues to improve with:

•                  Stressed assets declining $90 million to represent 371 basis points of total committed exposure down from 386 basis points in the previous half;

•                  Business impaired assets as a per cent of total committed business exposures remained stable at 3.51%. Impaired assets were $1,421 million;

•                  Mortgage greater than 30 day delinquencies were down 22 basis points to 122 basis points.  Mortgage greater than 90 day delinquencies were down 6 basis points over the half to 45 basis points; and

•                  Other consumer delinquencies, including credit cards were down 27 basis points to 112 basis points.

Full Year 2011 - Full Year 2010

Features:

•                  Strong Cash Earnings growth of 12% and sound Core earnings growth of 3% with improving momentum through the year; and

•                  Result was driven by solid income growth of 4% and a 24% decline in impairment charges.

Cash Earnings increased $126 million to $1,167 million, up 12% with 4% income growth, a 6% rise in expenses and a significant 24% reduction in impairment charges.

Core earnings increased 3% in Full Year 2011 and included the costs associated with the investment in Bank of Melbourne (additional expenses of $45 million). Core earnings excluding this expense increased a more solid 5%.

Over the year, movements in Net interest income and Non-interest income were impacted by a reclassification of income from Non-interest income to Net interest income.  Excluding this reclassification, Net interest income increased around 5% while Non-interest income was relatively flat.

Net interest income, up 6% reflecting:

•                  Improving margins up 15 basis points:

•                  Improved mortgage spreads due to repricing and from the roll-off of low spread one-year ‘specials’ written in 2010;

•                  Deposit spreads were lower from intense competition over the year from mix impacts as all growth was in lower spread Term Deposits; and

•                  Funding costs higher although impact more limited as loan growth was modest and Customer Deposits fully funded lending over the year.

•                  Lending increased by $1.3 billion or 1% reflecting:

•             Mortgages accounted for the majority of growth, rising $1.7 billion or 2%. Growth was lower than system due to the decision in the prior year to reduce the reliance on third parties;

•             Virtually all the growth in mortgages was from loans written through the network of St.George brands with the stock of lending originated via brokers decreased by 600 basis points;

•             Other consumer lending increased $0.4 billion or 7% mostly in auto loans and the new Amplify credit card; and

•             Business lending declined $0.8 billion or 3%. Higher SME and business auto lending was offset by declining commercial lending.

•                  Deposits increased $5.2 billion or 8%:

•             Term Deposits increased $7.0 billion or 26% compared to 2010 as a result of targeted advertising campaigns through the year; and

•             Other deposits were lower including the run-down in some highly priced commercial deposits and the decision not to match some of the more aggressive online pricing.

Non-interest income decreased $29 million or 5%:

•                  Excluding the reclassification of fees to Net interest income, Non—interest income was flat; and

•                  Higher business fees and markets customer related income were offset by lower consumer fees.

Expenses increased $71 million or 6%:

•                  Costs associated with preparations for the launch of Bank of Melbourne ($45 million).  Excluding these costs, expenses were up 2%;

•                  Costs associated with opening of 14 Bank of Melbourne branches; and

•                  Advertising expenses increased to support additional brand marketing.

Impairment charges on loans decreased by $122 million or 24% reflecting:

•                  Improvement in asset quality, including the run-down in commercial property;

•                  Business impaired assets have increased modestly (up 3 basis points) from Second Half 2010. The rate of new downgrades to impaired slowed during Full Year 2011, however, the slow pace of economic recovery has led to longer work-out periods for impaired exposures;

•                  New impaired assets declining with most new impairments due to the top-up of existing facilities; and

•                  Consumer impairment charges were higher earlier in the year but declined in Second Half 2011 to be lower overall compared to 2010.

4.4          BT Financial Group (Australia)

BT Financial Group (Australia) (BTFG) is Westpac’s wealth management business.

Funds Management operations include the manufacturing and distribution of investment, superannuation and retirement products, investment platforms such as Wrap and Master Trusts and private banking and financial planning. Insurance solutions cover the manufacturing and distribution of life, general and lenders mortgage insurance and deposit bonds. BTFG’s brands include Advance Asset Management, Ascalon, Asgard, BT, BT Investment Management (64.5% owned by the Westpac Group and consolidated in BTFG’s Funds Management business), Licensee Select, Magnitude, Securitor, and the Advice, private banking and insurance operations of Bank of Melbourne, BankSA, St.George, and Westpac.

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Net interest income	159	122	30	281	257	9
Non-interest income	805	767	5	1,572	1,475	7
Net operating income	964	889	8	1,853	1,732	7
Operating expenses	(467)	(440)	(6)	(907)	(866)	(5)
Core earnings	497	449	11	946	866	9
Impairment charges	(5)	(4)	(25)	(9)	(12)	25
Operating profit before tax	492	445	11	937	854	10
Tax and non-controlling interests	(152)	(136)	(12)	(288)	(259)	(11)
Cash Earnings	340	309	10	649	595	9

Economic profit	288	243	19	531	441	20
Expense to income ratio	48.4%	49.5%	110bps	48.9%	50.0%	110bps

Income on invested capital(1)	61	73	(16)	134	110	22

	$bn	$bn		$bn	$bn
Deposits	18.3	16.3	12	18.3	16.0	14
Net loans	11.5	11.2	3	11.5	11.2	3
Funds under management	40.1	44.0	(9)	40.1	42.5	(6)
Average Funds under management(2)	43.1	42.8	1	42.9	41.7	3
Funds under administration	77.4	82.6	(6)	77.4	79.9	(3)
Average Funds under administration(2)	82.1	81.0	1	81.6	77.5	5

Cash Earnings

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Funds management business	204	203	—	407	324	26
Insurance	124	75	65	199	197	1
Total funds management and insurance	328	278	18	606	521	16
Capital and other	12	31	(61)	43	74	(42)
Total Cash Earnings	340	309	10	649	595	9

(1)	Income on Invested Capital represents revenue generated from investing BTFG’s capital balances (required for regulatory purposes).
(2)	Average Funds are based on six month averages for Half Year September 2011 and Half Year March 2011 and a twelve month average for Full Year 2011 and Full Year 2010.

Financial Performance

Second Half 2011 – First Half 2011

•                  Cash Earnings increased $31 million, or 10%, due principally to a $49 million improvement in insurance earnings from strong growth in premiums and significantly lower claims expenses;

•                  The Funds Management result was flat with sector leading FUA flows offset by weaker asset markets and higher expenses. The decline in investment markets, particularly equities markets, reduced Cash Earnings by around $9 million; and

•                  Contribution from Capital and other was $19 million lower due to an increase in expenses incurred centrally in BT and higher capital charges.

BTFG delivered a very sound second half of the year with Cash Earnings up 10%.  This result reflects the strength of the BT franchise with improved earnings across private banking, wealth management and insurance. This growth was principally due to good inflows of business with markets moderately lower.  The division benefitted from lower insurance claims, following the floods and cyclones earlier in the year, although it also had to absorb costs associated with BT Investment Management’s (BTIM) acquisition of J O Hambro, year-end volumes and costs associated with establishing wealth distribution capabilities for Bank of Melbourne.

Full Year 2011 – Full Year 2010

•                  Solid financial performance with Cash Earnings up $54 million, or 9%; and

•                  The Funds Management result was up strongly while Insurance was flat impacted by the higher claims costs in the first half of the year.  Capital and other was $31 million lower due to an increase in expenses incurred centrally in BT and higher capital charges.

4.4.1                     Funds Management Business

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Net interest income	122	117	4	239	233	3
Non-interest income	730	713	2	1,443	1,325	9
Gross operating income	852	830	3	1,682	1,558	8
Commission expense	(159)	(157)	(1)	(316)	(313)	(1)
Net operating income	693	673	3	1,366	1,245	10
Operating expenses	(391)	(372)	(5)	(763)	(753)	(1)
Core earnings	302	301	—	603	492	23
Impairment charges	(5)	(4)	(25)	(9)	(12)	25
Operating profit before tax	297	297	—	594	480	24
Tax and non-controlling interests	(93)	(94)	1	(187)	(156)	(20)
Cash Earnings	204	203	—	407	324	26
Expense to income ratio	56.4%	55.3%	(110bps )	55.9%	60.5%	large

Cash Earnings

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Other Funds Management business	197	194	2	391	309	27
BTIM	7	9	(22)	16	15	7
Total Cash Earnings	204	203	—	407	324	26

Financial Performance

Second Half 2011 — First Half 2011

Features:

•                  Sector leading platforms and high market share of new flows into funds under administration; and

•                  Cash Earnings of $204 million were unchanged over First Half 2011 with strong underlying performance in capturing a high share of new business offset by weaker markets and higher expenses associated with the J O Hambro acquisition by BTIM.

The Funds Management business delivered Cash Earnings of $204 million, up $1 million.

A key feature behind the performance has been the continued strong cross sell of funds management products through the Group’s branch networks.  Sales across planner networks have also remained strong.  Key metrics demonstrate the flexibility and functionality of BTFG’s platforms and the low cost BT Super for Life product continued to deliver:

•                  Number 1 share of annual new business in BT Wrap/Asgard Platforms (38% market share of new business) taking total market share to 20% (rank 1st);

•                  Number 3 share of annual new business in Corporate Super (15% market share) taking market share to 10% (rank 5th);

•                  Number 1 share of annual new business in Retail excluding cash (71% market share) taking market share to 19% (rank 1st);

•                  BT Super for Life balances are up $250 million (19%) to $1.5 billion.  Over 1,500 new accounts opened each week. Number of active accounts on BT Super for Life rose significantly over the half, up 25%; and

•                  Revenue per adviser up 5%.

Net interest income increased $5 million, or 4%:

•                  The rise was due to a  3% rise in mortgage balances and increased deposits; and

•                  Spreads on mortgages and online deposit accounts were higher over the half although this was partially offset by lower Term Deposit spreads.

Non-interest income increased $17 million, or 2%:

•                  Much of the income generated in the Funds Management business is due to average FUA and FUM balances and the fees earned on those balances (the FUM and FUA margins);

•                  Average FUM was up 1% with FUM margins down 1 basis point:

•             Wholesale net inflows were offset by retail and institutional outflows.  Continuing strong growth in BT Super for Life balances; and

•             FUM margins driven by shift in mix from higher margin legacy products to new lower margin products (eg: BT Super for Life).

•                  Average FUA increased 1% with FUA margins flat:

•             Positive net inflows ($3.1 billion) on both the BT Wrap platform and into Corporate Super, offset a fall in markets; and

•             FUA margins were flat as margin declines across products were offset by customers moving funds into higher margin cash products.

•                 In aggregate, funds related income was down $6 million as lower asset markets and margin declines more than offset inflows;

•                  Advice income was up solidly with improved cross sell across both the Westpac RBB and St.George brands; and

•                  Additional benefits of $12 million were generated in the half including the sale of single manager rights to a third party and unrealised FX hedge gains related to the J O Hambro acquisition.  These were partly offset by lower fund revaluations in the Ascalon business.

Operating expenses increased $19 million (up 5%):

•                  Much of the expense increase was due to one-off acquisition expenses of $13 million associated with the J O Hambro transaction;

•                  Costs associated with establishing wealth distribution capabilities products through the Bank of Melbourne were also higher over the half;

•                  Increased salary expenses due to higher temporary staff associated with end of tax year activity; and

•                 Higher advertising expenses of $6 million which are usually skewed to Second Half 2011.

Full Year 2011 - Full Year 2010

Features:

•                  Cash Earnings of $407 million, up $83 million, or 26%.

Net interest income was up $6 million or 3%:

•                  Higher deposit volumes in the private bank and improved lending spreads were partly offset by lower deposit spreads.

Non-interest income rose $118 million up 9%:

•                  Average FUM increased 3% with FUM margins down 4 basis points:

•             Solid Wholesale net inflows and stronger markets early in the year were offset by retail and institutional outflows and weaker markets in the second half of the year.  Good growth in BT Super for Life with average FUM balances up $604 million or 86%; and

•             FUM margins were lower across both retail and wholesale products.

•                  Average FUA increased 5% with FUA margins largely unchanged:

•             Positive net inflows ($4.7 billion) on both the BT Wrap platform and into Corporate Super were supported by stronger asset markets in First Half 2011.  These increases were partially offset by weaker markets toward the end of 2011; and

•             FUA margins were flat as margin declines across products were offset by customers moving funds into higher margin products.

•                  One-off items added about $54 million to revenues over the year including the sale of single manager investment rights, a review of the amortisation profile for deferred fees and deferred costs associated with the origination of superannuation, investments and portfolio management products to align with their assessed life; and

•                  Advice income was up solidly over the year with revenue per advisor rising 12%.  This reflected increased coordination with Westpac RBB and St.George for referrals and cross sell.

Expenses increased $10 million or 1%:

•                  Costs associated with the acquisition of J O Hambro by BTIM of $13 million; and

•                  Productivity initiatives early in the year led to lower FTE and reduced expenses.

Movement of FUM/FUA

								% Mov’t	% Mov’t
$bn	Sept 2010	Sales	Redns	Net Flows	Other Mov’t(1)	Sept 2011	March 2011	Mar 11- Sept 11	Sept 10- Sept 11
Retail(2)	16.4	2.4	(2.9)	(0.5)	(1.1)	14.8	16.5	(10)	(10)
Institutional	12.8	7.3	(7.8)	(0.5)	(0.6)	11.7	12.5	(6)	(9)
Wholesale	13.3	4.2	(3.2)	1.0	(0.7)	13.6	15.0	(9)	2
Total FUM	42.5	13.9	(13.9)	—	(2.4)	40.1	44.0	(9)	(6)
Wrap	68.4	18.2	(14.6)	3.6	(6.4)	65.6	70.5	(7)	(4)
Corporate Super	8.4	2.0	(0.9)	1.1	(0.9)	8.6	9.0	(4)	2
Other(3)	3.1	—	—	—	0.1	3.2	3.1	3	3
Total FUA	79.9	20.2	(15.5)	4.7	(7.2)	77.4	82.6	(6)	(3)

Market share and share of new business in key Australian wealth products are displayed below.

Current Australian Market Share(4)

			Share of New Business(5)
Product	Market Share (%)	Rank	Market Share (%)		Rank
Platforms (includes Wrap)	20.0	1	37.7		1
Retail (excludes Cash)	18.9	1	70.6		1
Corporate Super	10.3	5	15.4		3
Funds Management - BTIM	4.7	6	n/a		n/a
Wholesale - BTIM	2.0	11	mof	(6)	29

Investment performance and ranking of BTIM flagship funds are displayed below.

Investment Performance BTIM Flagship

	Performance and Quartile Ranking(7)
September 2011	1 Year % p.a.	Quartile	3 Year % p.a.	Quartile	5 Year % p.a.	Quartile
Core Australian Share Fund	1.9	2	1.1	3	1.7	2
Balanced Fund	0.5	2	(0.1)	2	(0.6)	3
Property	1.5	2	3.3	2	3.8	1

Investment Performance and ranking of Advance flagship funds are displayed below

Investment Performance Advance Flagship

	Performance and Quartile Ranking(8)
September 2011	1 Year % p.a.	Quartile	3 Year % p.a.	Quartile	5 Year % p.a.	Quartile
Advance Balanced Multi-Blend Fund	4.9	1	1.1	1	1.7	1
Advance International Sharemarket Fund	(3.9)	4	(7.3)	4	(5.4)	3
Advance Sharemarket Fund	(2.7)	4	(1.0)	3	0.7	3

(1)       Other movement includes market movement and other client transactions including account fees and distributions.

(2)       Retail includes Annuities, Retail Investment, Retirement Products and Retail Superannuation.

(3)       Other includes Capital and Reserves.

(4)       Market share FUM/FUA based on published market share statistics from Plan for Life and Morningstar as at June 2011 and represents the addition of St.George Wealth and BT Wealth business market share at this time.

(5)       Share of new business on an annual basis based on net flows to the end of June 2011.

(6)       Mof: market in outflow.

(7)       Source:  BTIM 2011 Performance Report (September 2011) with ranking sourced from Mercer (September 2011).

(8)       Source:  Advance Performance Report (September 2011).

4.4.2                     Insurance Business

The Insurance business result includes the BT and St.George, Life Insurance, General Insurance and Lenders Mortgage Insurance businesses.

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Net interest income	(3)	7	(143)	4	19	(79)
Non-interest income	307	208	48	515	467	10
Gross operating income	304	215	41	519	486	7
Commission expense	(64)	(49)	(31)	(113)	(90)	(26)
Net operating income	240	166	45	406	396	3
Operating expenses	(61)	(59)	(3)	(120)	(113)	(6)
Core earnings	179	107	67	286	283	1
Tax and non-controlling interests	(55)	(32)	(72)	(87)	(86)	(1)
Cash Earnings	124	75	65	199	197	1
Expense to income ratio	25.4%	35.5%	large	29.6%	28.5%	(110bps )

Cash Earnings

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Life Insurance	66	55	20	121	99	22
General Insurance	22	(17)	large	5	32	(84)
Lenders Mortgage Insurance	36	37	(3)	73	66	11
Total Cash Earnings	124	75	65	199	197	1

Financial Performance

Second Half 2011 — First Half 2011

Features:

•                  Strong Insurance result with an improvement in General Insurance earnings and continued growth in Life Insurance; and

•                  Cash Earnings of $124 million up $49 million (up 65%) driven by higher earned premiums and a better claims experience in General Insurance with no catastrophic events.

The Insurance business delivered Cash Earnings of $124 million, up $49 million, or 65%.

A key feature of the performance has been the further improvement in cross sell of insurance across both Westpac RBB and St.George distribution networks.  This is evidenced by Home and Contents insurance cross sell rates at 79% for Westpac RBB (up from 76%) and 68% for St.George (up from 58%). Life insurance sales through the network were also stronger.

Net interest income decreased $10 million to a loss of $3 million:

•                  Changes in how LMI funds are invested (moving from direct cash/securities into a managed cash fund) resulted in investment income recognised in Non-interest income rather than Net interest income.

Non-interest income increased $99 million to $307 million (up 48%):

•                  Life Insurance revenue increased $29 million (18%) with in-force premiums up 8% due to solid sales, higher premiums and broadly steady loss rates at 31%.  New business sales were stronger across all channels, particularly retail, following the extension of distribution to the IFA market and from the launch of new Protection Plans;

•                  General Insurance revenue was up $61 million with an improvement in the claims experience in Second Half 2011 post Queensland/Victorian floods and the Queensland cyclone early in the year.  Strong sales continued in Second Half 2011 as customers responded to Westpac’s more comprehensive flood cover than peers; and

•                  LMI Non-interest income was up $9 million (up 18%) although adjusting for transfers from Net interest income, the underlying revenue was down $2 million.  Gross written premiums were steady over the prior half offset by a small rise in claims.

Commission expenses rose $15 million, up 31% reflecting the uplift in sales over First Half 2011, including from improved cross sell.

Expenses were up $2 million (up 3%):

•                  Productivity initiatives helped offset increases in distribution and marketing efforts along with processing the backlog of claims post catastrophic events.

Full Year 2011 - Full Year 2010

Features:

•                  Cash Earnings increased $2 million, or 1% with improved Life Insurance and LMI results offset by a weaker, claims affected, General insurance performance.

Net interest income decreased $15 million to $4 million:

•                  Changes in how LMI funds are invested which has seen investment income recognised in Non-interest income rather than Net interest income was the main contributor to the decline.

Non-interest income increased $48 million to $515 million (up 10%):

•                  Life Insurance revenue increased $54 million (up 18%) with in-force premiums rising 12% and Net earned premiums rising 17%.  New business sales were stronger across all channels, particularly retail, following the extension of distribution to the IFA market and from the launch of new protection Plans.  Loss rates were also lower over the year assisting returns;

•                  General Insurance revenue declined $32 million with the higher claims associated with the Queensland/Victorian floods and the Queensland cyclone more than offsetting a 17% rise in Net earned premiums from improved sales; and

•                  LMI Non-interest income was up $26 million (up 31%) although adjusting for transfers from Net interest income, the underlying revenue was up $11 million.  Gross written premiums were down significantly over the year following the decision not to underwrite mortgages with LVRs greater than 90%.  The improved result was mostly due to flat earned premiums and lower loss rates (falling from 23% to 16%) compared to Full Year 2010.

Commission expenses increased $23 million or 26% consistent with the improved sales and cross sell compared to Full Year 2010.

Expenses were up $7 million (up 6%):

•                  Most of the rise in expenses was in the Life insurance business consistent with the expansion of the distribution network into St.George and into the IFA network.

Premiums for Risk Businesses

Life Insurance in-force premiums

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Life Insurance in-force premiums at start of period	469	451	4	451	405	11
Sales	70	51	37	121	101	20
Lapses	(33)	(31)	(6)	(64)	(60)	(7)
Net Inflows	37	20	85	57	41	39
Other Movements	—	(2)	100	(2)	5	(140)
Life Insurance in-force premiums at end of period	506	469	8	506	451	12

Loss ratios(1) for Insurance Business

			% Mov’t			% Mov’t
(%)	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Life Insurance	31	30	3	30	32	(6)
General Insurance	66	118	(44)	92	71	30
Lenders Mortgage Insurance	19	12	58	16	23	(30)

Gross written premiums

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
General Insurance gross written premium	151	156	(3)	307	278	10
Lenders Mortgage Insurance gross written premium	27	26	4	53	96	(45)

Current Australian Market Share

Product(2)	Market Share (%)	Rank
Life Insurance - inflows	7.2	7
Life Insurance - new business	7.8	6

(1) Loss ratio is claims over earned premium plus reinsurance rebate plus exchange commission.

(2) Source:  Life Insurance — Plan for Life June 2011 (including St.George Life Insurance).

4.4.3       Wealth Management Income Reconciliation

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
BTFG non-interest income	805	767	5	1,572	1,475	7
Net commission, premium, fee and banking income	(75)	(74)	(1)	(149)	(105)	(42)
BTFG wealth management and insurance income	730	693	5	1,423	1,370	4

NZ wealth management & insurance	38	36	6	74	73	1
WIB wealth management	56	77	(27)	133	108	23
Other	(12)	5	large	(7)	9	(178)
Total wealth management & insurance income (Cash Earnings basis, Section 6, Note 4)	812	811	—	1,623	1,560	4

4.5          New Zealand

Westpac New Zealand is responsible for sales and service of banking, wealth and insurance products for consumers and small to medium business customers in New Zealand. We conduct our New Zealand banking business through two banks in New Zealand; consumer and business banking operations are provided by Westpac New Zealand Limited, which is incorporated in New Zealand, and institutional customers are supported by Westpac Banking Corporation (NZ Division), a branch of Westpac, which is incorporated in Australia and forms part of WIB.  The sales and service division operates via an extensive network of branches and ATMs across both the North and South Islands. Institutional customers are supported by the New Zealand Institutional Bank, the results of which appear within WIB. All figures are in New Zealand dollars (NZ$).

			% Mov’t			% Mov’t
NZ$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Net interest income	664	639	4	1,303	1,202	8
Non-interest income	185	180	3	365	348	5
Net operating income	849	819	4	1,668	1,550	8
Operating expenses	(398)	(386)	(3)	(784)	(746)	(5)
Core earnings	451	433	4	884	804	10
Impairment charges	(99)	(137)	28	(236)	(347)	32
Operating profit before tax	352	296	19	648	457	42
Tax and non-controlling interests	(108)	(86)	(26)	(194)	(135)	(44)
Cash Earnings	244	210	16	454	322	41

Economic profit	90	53	70	143	(5)	large
Expense to income ratio	46.9%	47.1%	20bps	47.0%	48.1%	110bps
Net interest margin	2.38%	2.29%	9bps	2.33%	2.11%	22bps

	$bn	$bn		$bn	$bn
Deposits
Term deposits	19.2	18.1	6	19.2	17.8	8
Other	14.1	13.5	4	14.1	12.7	11
Total deposits	33.3	31.6	5	33.3	30.5	9
Net loans
Mortgages	34.9	34.2	2	34.9	33.9	3
Business	14.6	14.0	4	14.6	14.3	2
Other	1.7	1.6	6	1.7	1.6	6
Total net loans	51.2	49.8	3	51.2	49.8	3
Total assets	52.6	51.3	3	52.6	51.2	3
Total committed exposure	63.8	62.0	3	63.8	61.6	4
Funds under management	2.7	2.4	13	2.7	2.2	23

	Half Year Sept 11	Half Year March 11	Half Year Sept 10	Half Year March 10
Credit Quality
Mortgage delinquencies > 90 days	0.60%	0.80%	0.75%	0.75%
Other consumer loans delinquencies > 90 days	0.91%	1.12%	1.17%	1.54%
Impaired assets to total committed exposure	1.30%	1.50%	1.26%	1.27%
Net Promoter Score (NPS)
Westpac NZ - Consumer(1)	(9)	(17)	(14)	(18)
Westpac NZ - Business(2)	(29)	(27)	(28)	(36)
Peer group - Consumer(3)	1	6	4	2
Peer group - Business(4)	(11)	(17)	(19)	(19)

(1)       Nielsen Consumer Finance Monitor Toplines (September 2011). The data provided shows the six months rolling average.

(2)       TNS New Zealand Business Finance Monitor (September 2011). The data provided shows the four quarter rolling average.

(3)       Based on Nielsen Consumer Finance Monitor Toplines. Peer group is the average of Westpac’s peers which are ANZ, ASB, BNZ, Kiwibank and The National Bank.

(4)       Based on TNS New Zealand Business Finance Monitor. Peergroup is the average of Westpac peers which are ANZ, ASB, BNZ and the National Bank.

Financial Performance (NZ$)

Second Half 2011 — First Half 2011

Features:

•                  Westpac New Zealand delivered a strong half with 4% uplift in Core earnings and a 16% rise in Cash Earnings.

•                  Continued good balance sheet growth across all key categories and growing ahead of system, together with higher margins and lower impairment charges.  Customer numbers were higher with good customer retention.

Westpac New Zealand delivered Core earnings of $451 million (up 4%) underpinned by above system growth in both lending and deposits, and improved margins.  Declining impairment charges further contributed resulting in Cash Earnings increasing strongly, up 16% to $244 million.

The business has benefited from significant investment and upgrade to the network over recent years, which has contributed to the sound growth in both deposits and lending. Investment in additional training of front line bankers, the roll out of new innovative branches and 24/7 banking technology has enhanced the sales and service capability of the division.  These improvements have resulted in:

•                  Total number of customers and customers with 4+ products both up 1%;

•                  Revenue per banker up 7% and revenue per FTE up 5%;

•                  Faster decision processes with 56% of retail mortgages approved within one hour, up from 53%; and

•                  Employee engagement up from 79% to 82%.

Net interest income increased $25 million (up 4%) with margins improving:

•                  Margins increased 9 basis points to 2.38%:

•                  Existing customers moving from historically low margin, fixed rate mortgages to new mortgages with a higher spread;

•                  Successful repricing of business loans; and

•                  Lower deposit spreads from increased competition and from mix impacts due to the substantial growth in Term deposits, where spreads are narrower.

•                 Lending increased $1.4 billion (up 3%) representing a growth rate substantially ahead of the banking system over the period:

•                  Mortgages increased 2% over the half compared to more modest system growth of 0.7% underpinned by a successful home loan campaign; and

•                  Business lending increased 4% against system growth of 0.4%, a reflection of Westpac’s investment in credit skills and commitment to support key industries with Grow NZ seminars.

•                  Deposits increased $1.7 billion (up 5%) more than fully funding loan growth in the half:

•                  Driven by an increase in Term Deposits of $1.1 billion (up 6%);

•                  Transaction and savings deposits increased $0.6 billion (up 4%); and

•                  Westpac New Zealand’s deposit to loan ratio improved from 63% to 65%.

Non-interest income increased $5 million (up 3%) over the half:

•                  Driven by increased retail and business fees from higher transaction activity and improved insurance sales; and

•                  Increased insurance claims in New Zealand’s Life business and mark to market losses on Mortgage Investment Fund swaps were offset by the receipt of an insurance claim from Westpac’s business disruption insurance associated with the Christchurch earthquake.

Operating expenses increased $12 million (up 3%):

•                  Occupancy expenses were higher in the Second Half 2011 following the move in April 2011 to a new head office in Auckland.  Additional costs included lease costs being incurred on two locations for a short period, moving costs and some remediation costs for the old head office;

•                  Advertising spending reduced in the Second Half 2011 as First Half 2011 included the roll out of Westpac’s new marketing campaign; and

•                  Productivity initiatives commenced in First Half 2011 gained traction in Second Half 2011, offsetting the impact of increased staff wage costs.

Impairment charges decreased $38 million (down 28%):

•                  Asset quality has continued to improve in the New Zealand portfolio underpinned by the prior investment in credit training as well as improving economic conditions:

•                  Collective provisions improved due to declines in mortgage and other consumer delinquencies by 20 basis points and 21 basis points respectively; and

•                  Positive trends were offset by an increase in existing provisions for business customers.

•                  The First Half 2011 impairment charge included a $23 million rise in economic overlay, largely in respect of the Christchurch earthquake.  Greater certainty around the impact of the earthquake on consumers resulted in $18 million of the provision being released.

Full Year 2011 - Full Year 2010

Features:

•                  Very strong Cash Earnings growth, up 41% to $454 million and strong Core earnings growth, up 10% to $884 million; and

•                  Result was driven by an 8% rise in operating income and a 32% reduction in impairment charges, partially offset by a 5% rise in expenses.

Net interest income increased $101 million (up 8%) with margins improving. Features for the period included:

•                  Total lending increased $1.4 billion (up 3%) while deposits increased $2.8 billion (up 9%).  This compares to lending and deposit system growth of 0.6% and 7.8% respectively; and

•                  Margins rose 22 basis points with stronger mortgage and business lending spreads partially offset by tighter deposit spreads.

Non-interest income increased $17m (up 5%) largely from increased product transaction fees, partially offset by higher life insurance claims.

Operating expenses increased $38 million (up 5%). Features included:

•                  Cost reduction due to lower average FTE was offset by wage increases, restructuring costs to support productivity initiatives, and increased technology costs;

•                  Operating lease and occupancy expenses were higher in the year following the move in April 2011 to a new head office in Auckland.  Additional costs included lease costs being incurred on two locations for a short period, moving costs and some remediation costs for the old head office; and

•                  Productivity improvements carried out through the year positively impacted the cost base and gained increased momentum in the Second Half 2011.

Impairment charges decreased $111 million (down 32%):

•                  Driven by a decline in stressed assets, down 15%, a fall in new impaired assets and lower consumer delinquencies due to enhancements to the credit decision process and the ongoing economic recovery in New Zealand.

4.6          Pacific Banking

Pacific Banking provides banking services for retail and business customers in seven Pacific Island Nations. Branches, ATMs, telephone banking and internet banking channels are used to deliver business activities in Fiji, Papua New Guinea (PNG), Vanuatu, Cook Islands, Tonga, Solomon Islands and Samoa. Pacific Banking’s financial products include personal savings, business transactional accounts, personal and business lending products, business services and a range of international products.

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Net interest income	64	58	10	122	117	4
Non-interest income	59	48	23	107	86	24
Net operating income	123	106	16	229	203	13
Operating expenses	(46)	(40)	(15)	(86)	(78)	(10)
Core earnings	77	66	17	143	125	14
Impairment charges	(18)	(7)	(157)	(25)	(1)	large
Operating profit before tax	59	59	—	118	124	(5)
Tax and non-controlling interests	(22)	(20)	(10)	(42)	(43)	2
Cash Earnings	37	39	(5)	76	81	(6)

Economic profit	24	28	(14)	52	59	(12)
Expense to income ratio	37.4%	37.7%	30bps	37.6%	38.4%	80bps

	$bn	$bn		$bn	$bn
Deposits	2.4	1.9	26	2.4	1.9	26
Total assets	3.0	2.3	30	3.0	2.4	25
Total committed exposure	3.0	2.5	20	3.0	2.5	20

Financial Performance

Second Half 2011 — First Half 2011

Features:

•                  A solid half with 17% growth in Core earnings driven by a 16% uplift in net operating income and 15% expense growth; and

•                  Cash Earnings decreased by 5% as higher impairment charges fully offset strong Core earnings growth.

Pacific Banking delivered Core earnings of $77 million driven by higher margins, and improved markets income with the business benefiting from continued improvements in the operating environment, particularly in PNG.

Cash Earnings decreased by 5% to $37 million due to higher impairment charges of $11 million mostly from one large exposure.

Movements between the $A and local currencies impacted earnings by around $2 million. Adjusting for these movements Cash Earnings declined 10%.

Net interest income increased 10%, (up 10% in local currency):

•                  Net loans increased $100 million (up 4% in local currency) with solid growth in PNG, Solomon Islands and Vanuatu following a regional campaign;

•                  Deposits increased $500 million, (up 11% in local currency) more than fully funding loan growth for the half; and

•                  Margins increased by 10 basis points with most of the improvement flowing from improved spreads on deposits.  Good liquidity across the region has seen strong deposit flows contributing to lower deposit rates.

Non-interest income increased 23% to $59 million (up 19% in local currency):

•                  Increased foreign exchange volumes and improved margins across all locations with a particularly strong performance in PNG.

Operating expenses increased $6 million, up 15% (up 15% in local currency):

•                  Employee expenses were higher, mostly due to changes in some superannuation and pension arrangements and a rise in restructuring costs following an operational review implemented in the half; and

•                  Higher depreciation rates on fixed assets to align with Group rates increased expenses.

Impairment charges increased $11 million including:

•                  One large stressed exposure was provided for during the half; and

•                  Increase in collectively assessed provisions resulting from downgrades to risk grades of several smaller exposures across PNG, Samoa and Fiji.

Full Year 2011 — Full Year 2010

Features:

•                  Solid Core earnings growth of 14% to $143 million with Cash Earnings down 6% to $76 million; and

•                  Core earnings were boosted by strong lending growth and improved foreign exchange income.

Movements between the $A and local currencies impacted earnings by around $3 million during Full Year 2011. Adjusting for these movements, Cash Earnings were 2% lower and Core earnings increased 20%.

Net interest income increased 4% (10% in local currency):

•                  Average interest earning assets increased 4% in local currency;

•                  Lending increased $170 million, (up 12% in local currency), predominately in PNG;

•                  Deposits increased $540 million, (up 18% in local currency) with strongest growth seen in PNG and Fiji; and

•                  Improved margins due to narrowing deposit spreads.

Non-interest income, increased 24%, (29% higher in local currency) with strong foreign exchange trading volumes and improved market spreads, particularly in PNG as activity in LNG sector supports growth.

Expenses increased 10%, (16% in local currency) largely driven by further investment in the customer facing businesses, increased branch opening hours in Fiji and some changes to superannuation requirements.

Impairments increased $24 million as a result of a downgrade in a large single name exposure in the Second Half 2011 and smaller downgrades requiring increases to both individually assessed and collective provisions.  The rise was also due to relatively low provisions in Full Year 2010 following the partial write-back of a larger exposure in that year.

4.7          Group Businesses

This segment comprises:

•                  Group items, including earnings on capital not allocated to divisions, accounting entries for certain intra-group transactions that facilitate the presentation of the performance of our operating segments, earnings from non core asset sales and certain other head office items such as centrally raised provisions;

•                  Group Treasury, whose primary focus is the management of the Group’s interest rate risk and funding requirements by managing the mismatch between Group assets and liabilities. Group Treasury’s earnings are primarily impacted by the hedging decisions taken on behalf of the Group to manage Net interest income outcomes and assist Net interest income growth; and

•                  Structured Finance continues to be wound down. Structured Finance transactions were typically high yielding asset transactions or liability transactions which raised low cost funds on Westpac’s behalf.

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Net interest income	395	421	(6)	816	948	(14)
Non-interest income	7	100	(93)	107	112	(4)
Net operating income(1)	402	521	(23)	923	1,060	(13)
Operating expenses	(22)	(44)	50	(66)	(111)	41
Core earnings	380	477	(20)	857	949	(10)
Impairment charges	(19)	83	(123)	64	56	14
Operating profit before tax	361	560	(36)	921	1,005	(8)
Tax and non-controlling interests	(111)	(184)	40	(295)	(371)	20
Cash Earnings	250	376	(34)	626	634	(1)

Group Treasury

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Net interest income	259	301	(14)	560	744	(25)
Non-interest income	(8)	3	large	(5)	12	(142)
Cash Earnings	167	193	(13)	360	484	(26)

Structured Finance

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Cash Earnings	—	—	—	—	17	(100)

	$bn	$bn		$bn	$bn
Net loans	—	—	—	—	—	—
Total assets	0.1	0.2	(50)	0.1	0.6	(83)

Financial Performance

Second Half 2011 — First Half 2011

Features:

•                  Reduced Group Treasury net operating income and no Second Half 2011 asset sales;

•                  Small increase to the centrally held economic overlay impairment provision; and

•                  Lower tax rate following release of a centrally held excess tax provision.

(1)       Full Year 2010 net operating income will not agree to previously reported results by $(48) million, as the impact of fair value adjustments relating to the St.George merger have been removed.

Cash Earnings reduced $126 million or 34% as net operating income reduced and economic overlay impairment charges were higher.

Net operating income reduced by $119 million or 23% as Group Treasury’s net operating income was lower given the high market volatility in asset and swap prices, resulting in reduced income from management of the Groups’ balance sheet, including liquid assets. The $45 million benefit from the sale of shares in Visa Inc. in First Half 2011 was also not repeated.

Operating expenses reduced as employee provisions, including centrally held bonus provisions, were lower.

The $19 million impairment charge reflected changes to centrally held economic overlay provisions, including the creation of a new overlay for the impact of a stronger Australian dollar and weaker retail segment and the partial release of disaster related overlays.

The Second Half 2011 tax rate reduced as $31 million of excess tax provision was released. This followed successful resolution of several long outstanding taxation matters.

Full Year 2011 — Full Year 2010

Features:

•                  Reduced Group Treasury net operating income;

•                  Lower operating expenses following lower project expenditure and reductions to employee provisions; and

•                  Lower tax rate following release of centrally held excess tax provision.

Cash Earnings were 1% lower as reduced net operating income was partially offset by lower operating expenses and a reduced effective tax rate.

Net operating income reduced as higher earnings on capital were more than offset by lower Group Treasury net operating income. Group Treasury’s results were impacted by higher market volatility which saw lower returns from both the management of the Group’s liquid asset portfolios and interest rate risk positions.

Operating expenses reduced as project activity was lower, 2010 included a one-off contribution of $20 million to the Westpac Foundation and employee provisions, including bonus provisions, were lower.

Benefits from the release of centrally held economic overlay impairment provisions increased 14% in Full Year 2011.

The effective tax rate reduced as $31 million of excess tax provision was released.

Group Treasury Value at Risk (VaR)

An increase in average daily VAR from $27.4 million in Full Year 2010 to $30.6 million in Full Year 2011 principally reflected increases in market volatility. There have been some increases in aggregate positions in Full Year 2011.

FULL YEAR RESULTS 2011

FULL YEAR 2011 REPORTED

FINANCIAL INFORMATION

Notes to the statements shown in Sections 5.1, 5.2, 5.3, 5.4 and 5.5 as required by Appendix 4E are referenced in the margin of the relevant tables.

5.1                               Consolidated Income Statement

				% Mov’t			% Mov’t
$m	Note	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Interest income	3	19,358	18,740	3	38,098	34,151	12
Interest expense	3	(13,207)	(12,895)	(2)	(26,102)	(22,309)	(17)
Net interest income		6,151	5,845	5	11,996	11,842	1
Non-interest income	4	2,415	2,502	(3)	4,917	5,068	(3)
Net operating income before operating expenses and impairment charges		8,566	8,347	3	16,913	16,910	—
Operating expenses	5	(3,753)	(3,653)	(3)	(7,406)	(7,416)	—
Impairment charges on loans	11	(530)	(463)	(14)	(993)	(1,456)	32
Profit before income tax		4,283	4,231	1	8,514	8,038	6
Income tax expense	7	(1,220)	(235)	large	(1,455)	(1,626)	11
Net profit for the period		3,063	3,996	(23)	7,059	6,412	10
Profit attributable to non-controlling interests		(33)	(35)	6	(68)	(66)	(3)
Net profit attributable to owners of Westpac Banking Corporation		3,030	3,961	(24)	6,991	6,346	10

5.2                               Consolidated Balance Sheet

		As at	As at	As at	% Mov’t	% Mov’t
$m	Note	30 Sept 2011	31 March 2011	30 Sept 2010	Mar 11- Sept 11	Sept 10- Sept 11
Assets
Cash and balances with central banks		16,258	4,781	4,464	large	large
Receivables due from other financial institutions		8,551	8,981	12,588	(5)	(32)
Derivative financial instruments	19	49,145	31,555	36,102	56	36
Trading securities		47,971	44,894	40,011	7	20
Other financial assets designated at fair value		2,960	2,548	3,464	16	(15)
Available-for-sale securities		18,075	13,791	12,124	31	49
Loans - housing and personal	10	351,969	340,772	333,971	3	5
Loans - business	10	144,640	143,435	143,684	1	1
Life insurance assets		7,916	9,586	12,310	(17)	(36)
Regulatory deposits with central banks overseas		1,739	1,281	1,322	36	32
Deferred tax assets		2,651	2,863	2,290	(7)	16
Goodwill and other intangible assets(1)		11,779	11,595	11,504	2	2
Property, plant and equipment		1,158	1,090	1,010	6	15
Other assets		5,416	4,786	3,433	13	58
Total assets		670,228	621,958	618,277	8	8

Liabilities
Payables due to other financial institutions		14,512	12,873	8,898	13	63
Deposits	17	370,278	342,498	337,385	8	10
Derivative financial instruments	19	39,405	35,258	44,039	12	(11)
Trading liabilities and other financial liabilities designated at fair value		9,803	7,700	4,850	27	102
Debt issues		165,659	153,179	150,336	8	10
Acceptances		272	418	635	(35)	(57)
Current tax liabilities		581	436	302	33	92
Deferred tax liabilities		11	32	24	(66)	(54)
Life insurance liabilities		7,002	8,723	11,560	(20)	(39)
Provisions		1,671	1,433	1,726	17	(3)
Other liabilities		9,053	9,039	8,772	—	3
Total liabilities excluding loan capital		618,247	571,589	568,527	8	9

Loan capital
Subordinated bonds, notes and debentures		5,226	5,387	6,679	(3)	(22)
Subordinated perpetual notes		400	378	404	6	(1)
Trust Preferred Securities		616	557	624	11	(1)
Westpac SPS		1,030	1,028	1,026	—	—
Westpac SPS II		901	900	899	—	—
Total loan capital		8,173	8,250	9,632	(1)	(15)
Total liabilities		626,420	579,839	578,159	8	8

Net assets		43,808	42,119	40,118	4	9

Shareholders’ equity
Share capital:
Ordinary share capital		25,456	24,998	24,686	2	3
Treasury shares and RSP treasury shares		(187)	(186)	(190)	(1)	2
Reserves		498	(142)	(57)	large	large
Retained profits		16,059	15,526	13,750	3	17
Total equity attributable to owners of Westpac Banking Corporation		41,826	40,196	38,189	4	10

Non-controlling interests
Trust preferred securities 2003 (TPS 2003)		1,137	1,137	1,137	—	—
Trust preferred securities 2006 (TPS 2006)		755	755	755	—	—
Other		90	31	37	190	143
Total non-controlling interests		1,982	1,923	1,929	3	3
Total shareholders’ equity and non-controlling interests		43,808	42,119	40,118	4	9

(1)       Goodwill and other intangible assets included $1,303 million in capitalised software costs ($1,038 million at 31 March 2011 and $832 million at 30 September 2010).

5.3                               Consolidated Cash Flow Statement

				% Mov’t			% Mov’t
$m	Note	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Cash flows from operating activities
Interest received		19,309	18,555	4	37,864	33,225	14
Interest paid		(13,129)	(12,737)	(3)	(25,866)	(20,854)	(24)
Dividends received excluding life business		9	8	13	17	25	(32)
Other non-interest income received		370	2,279	(84)	2,649	3,785	(30)
Operating expenses paid		(2,531)	(2,930)	14	(5,461)	(6,036)	10
Net (increase)/decrease in trading and fair value assets		(3,173)	(4,944)	36	(8,117)	1,819	large
Net increase/(decrease) in trading and fair value liabilities		2,044	2,888	(29)	4,932	(5,936)	183
Net (increase)/decrease in derivative financial instruments		(6,595)	(10,365)	36	(16,960)	(2,418)	large
Income tax paid excluding life business		(1,053)	(808)	(30)	(1,861)	(3,537)	47
Life business:
Receipts from policyholders and customers		787	1,469	(46)	2,256	2,463	(8)
Interest and other items of similar nature		27	13	108	40	24	67
Dividends received		232	147	58	379	449	(16)
Payments to policyholders and suppliers		(680)	(1,151)	41	(1,831)	(2,475)	26
Income tax paid		(19)	(36)	47	(55)	(66)	17
Net cash (used in)/provided by operating activities	20	(4,402)	(7,612)	42	(12,014)	468	large
Cash flows from investing activities
Proceeds from available-for-sale securities		1,102	1,743	(37)	2,845	3,080	(8)
Purchase of available-for-sale securities		(4,600)	(3,378)	(36)	(7,978)	(12,962)	38
Net (increase)/decrease in:
Receivables due from other financial institutions		462	3,212	(86)	3,674	(3,330)	large
Loans		(9,525)	(8,800)	(8)	(18,325)	(19,683)	7
Life insurance assets		114	(368)	131	(254)	(367)	31
Regulatory deposits with central banks overseas		(342)	(42)	large	(384)	(685)	44
Other assets		841	(1,288)	165	(447)	530	(184)
Purchase of intangible assets		(411)	(331)	(24)	(742)	(508)	(46)

Purchase of property, plant and equipment	(195)	(207)	6	(402)	(366)	(10)
Proceeds from disposal of property, plant and equipment	9	6	50	15	33	(55)
Net cash used in investing activities	(12,545)	(9,453)	(33)	(21,998)	(34,258)	36
Cash flows from financing activities
Redemption of loan capital	(300)	(1,104)	73	(1,404)	(1,225)	(15)
Proceeds from share placement and share purchase plan	68	—	—	68	—	—
Proceeds from exercise of employee options	14	9	56	23	48	(52)
Purchase of shares on exercise of employee options and rights	—	—	—	—	(5)	100
Net increase/(decrease) in:
Payables due to other financial institutions	1,119	4,320	(74)	5,439	(406)	large
Deposits	23,776	7,722	large	31,498	12,379	154
Debt issues and acceptances	5,043	9,285	(46)	14,328	27,666	(48)
Other liabilities and provisions	(465)	(853)	45	(1,318)	(531)	(148)
Purchase of treasury shares	(3)	—	—	(3)	(13)	77
Sale of treasury shares	2	4	(50)	6	7	(14)
Payment of dividends	(1,840)	(1,906)	3	(3,746)	(2,733)	(37)
Payment of distributions to non-controlling interests	(41)	(41)	—	(82)	(76)	(8)
Net cash provided by financing activities	27,373	17,436	57	44,809	35,111	28
Net increase in cash and cash equivalents	10,426	371	large	10,797	1,321	large
Effect of exchange rate changes on cash and cash equivalents	1,051	(54)	large	997	(129)	large
Cash and cash equivalents as at the beginning of the period	4,781	4,464	7	4,464	3,272	36
Cash and cash equivalents as at the end of the period	16,258	4,781	large	16,258	4,464	large

5.4                               Consolidated Statement of Comprehensive Income

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Net profit for the period	3,063	3,996	(23)	7,059	6,412	10
Other comprehensive income:
Gains/(losses) on available-for-sale securities:
Recognised in equity	(61)	(12)	large	(73)	92	(179)
Transferred to income statement	(11)	(55)	80	(66)	(1)	large
Gains/(losses) on cash flow hedging instruments:
Recognised in equity	807	(11)	large	796	(104)	large
Transferred to income statement	—	—	—	—	(2)	100
Defined benefit obligation actuarial gains/(losses) recognised in equity (net of tax)	(213)	24	large	(189)	(99)	(91)
Exchange differences on translation of foreign operations	149	(124)	large	25	(122)	120
Income tax on items taken directly to or transferred directly from equity:
Available-for-sale securities reserve	20	19	5	39	(28)	large
Cash flow hedging reserve	(242)	(1)	large	(243)	36	large
Foreign currency translation reserve	(60)	28	large	(32)	6	large
Other comprehensive income for the period (net of tax)	389	(132)	large	257	(222)	large
Total comprehensive income for the period	3,452	3,864	(11)	7,316	6,190	18
Attributable to:
Owners of Westpac Banking Corporation	3,419	3,829	(11)	7,248	6,124	18
Non-controlling interests	33	35	(6)	68	66	3
Total comprehensive income for the period	3,452	3,864	(11)	7,316	6,190	18

5.5          Consolidated Statement of Changes in Equity

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Share capital
Balance as at beginning of period	24,812	24,496	1	24,496	23,496	4
Shares issued:
Under dividend reinvestment plan	444	303	47	747	961	(22)
Under option and share right schemes	14	9	56	23	44	(48)
Shares purchased for delivery upon exercise of options and share rights (net of tax)	—	—	—	—	(3)	100
Disposal/(acquisition) of treasury shares	(1)	4	(125)	3	(2)	large
Balance as at period end	25,269	24,812	2	25,269	24,496	3
Available-for-sale securities reserve
Balance as at beginning of period	84	131	(36)	131	66	98
Current period movement due to changes in other comprehensive income:
Net gains/(losses) from changes in fair value	(61)	(12)	large	(73)	92	(179)
Exchange differences	(1)	1	(200)	—	2	(100)
Income tax effect	20	3	large	23	(31)	174
Transferred to income statements	(11)	(55)	80	(66)	(1)	large
Income tax effect	—	16	(100)	16	3	large
Balance as at period end	31	84	(63)	31	131	(76)
Share based payment reserve
Balance as at beginning of period	610	540	13	540	420	29
Current period movement due to transactions with employees	38	70	(46)	108	120	(10)
Balance as at period end	648	610	6	648	540	20
Cash flow hedging reserve
Balance as at beginning of period	(453)	(441)	(3)	(441)	(371)	(19)
Current period movement due to changes in other comprehensive income:
Net gains/(losses) from changes in fair value	807	(11)	large	796	(104)	large
Income tax effect	(242)	(1)	large	(243)	35	large
Transferred to income statements	—	—	—	—	(2)	100
Income tax effect	—	—	—	—	1	(100)
Balance as at period end	112	(453)	125	112	(441)	125
Foreign currency translation reserve
Balance as at beginning of period	(383)	(287)	(33)	(287)	(171)	(68)
Current period movement due to changes in other comprehensive income:
Foreign currency translation adjustment	149	(124)	large	25	(122)	120
Tax on foreign currency translation adjustment	(60)	28	large	(32)	6	large
Balance as at period end	(294)	(383)	23	(294)	(287)	(2)
Other reserves
Balance as at beginning of period	—	—	—	—	—	—
Transactions with owners:	1	—	—	1	—	—
Balance as at period end	1	—	—	1	—	—
Total reserves	498	(142)	large	498	(57)	large
Movements in retained profits were as follows
Balance as at beginning of period	15,526	13,750	13	13,750	11,197	23
Current period movement due to changes in comprehensive income:
Actuarial gains/(losses) on defined benefit obligations (net of tax)	(213)	24	large	(189)	(99)	(91)
Profit attributable to owners of Westpac Banking Corporation	3,030	3,961	(24)	6,991	6,346	10
Transactions with owners:
Final dividend	—	(2,209)	100	(2,209)	(1,762)	(25)
Interim dividend	(2,284)	—	—	(2,284)	(1,932)	(18)
Balance as at period end	16,059	15,526	3	16,059	13,750	17
Total comprehensive income attributable to non-controlling interests	33	35	(6)	68	66	3
Total comprehensive income attributable to owners of Westpac Banking Corporation	3,419	3,829	(11)	7,248	6,124	18
Total comprehensive income for the period	3,452	3,864	(11)	7,316	6,190	18

5.6          Notes to Full Year 2011 Reported Financial Information

Note 1.  Basis of preparation of financial information

The accounting policies and methods of computation adopted in the financial year were in accordance with the requirements for an authorised deposit-taking institution under the Banking Act 1959 (as amended), Australian accounting standards (A-IFRS), other authoritative pronouncements of the Australian Accounting Standards Board, Urgent Issue Group Interpretations and the Corporations Act 2001. Westpac’s financial statements also comply with International Financial Reporting Standards as issued by the International Accounting Standards Board. Where necessary, comparative figures have been adjusted to conform to changes in presentation in the current period. All amounts have been rounded to the nearest million dollars unless otherwise stated.

Note 2. Average balance sheet and interest rates

	Full Year			Full Year
	30 September 2011			30 September 2010
	Average	Interest	Average	Average	Interest	Average
	Balance	Income	Rate	Balance	Income	Rate
	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Receivables due from other financial institutions	9,510	251	2.6%	9,792	234	2.4%
Trading securities	46,157	2,356	5.1%	46,189	2,035	4.4%
Available-for-sale securities	13,615	789	5.8%	6,315	368	5.8%
Other financial assets designated at fair value	1,553	99	6.4%	1,333	64	4.8%
Regulatory deposits	1,303	12	0.9%	1,363	4	0.3%
Loans and other receivables(1)	476,083	34,591	7.3%	469,999	31,446	6.7%
Total interest earning assets and interest income	548,221	38,098	6.9%	534,991	34,151	6.4%
Non-interest earning assets
Cash, receivables due from other financial institutions and regulatory deposits	1,350			1,097
Life insurance assets	10,507			12,257
All other assets(2)	68,350			59,332
Total non-interest earning assets	80,207			72,686
Total assets	628,428			607,677

	Full Year			Full Year
	30 September 2011			30 September 2010
	Average	Interest	Average	Average	Interest	Average
	Balance	Expense	Rate	Balance	Expense	Rate
	$m	$m	%	$m	$m	%
Liabilities
Interest bearing liabilities
Deposits	334,380	14,682	4.4%	322,540	12,550	3.9%
Payables due to other financial institutions	8,085	191	2.4%	7,949	151	1.9%
Loan capital	8,259	469	5.7%	10,266	545	5.3%
Other interest bearing liabilities(3)	162,811	10,760	6.6%	161,213	9,063	5.6%
Total interest bearing liabilities and interest expense	513,535	26,102	5.1%	501,968	22,309	4.4%
Non-interest bearing liabilities
Deposits and payables due to other financial institutions	16,526			14,668
Life insurance policy liabilities	9,951			11,503
All other liabilities(4)	47,117			41,190
Total non-interest bearing liabilities	73,594			67,361
Total liabilities	587,129			569,329
Shareholders’ equity	39,378			36,434
Non-controlling interests	1,921			1,914
Total equity	41,299			38,348
Total liabilities and equity	628,428			607,677

(1)       Other receivables includes other assets, cash and balances held with central banks.

(2)       Includes property, plant and equipment, goodwill and intangibles, other assets, deferred tax assets and non-interest bearing loans relating to mortgage offset accounts.

(3)       Includes net impact of Group Treasury balance sheet management activities.

(4)       Includes provisions for current and deferred income tax and derivative financial instruments.

Note 2. Average balance sheet and interest rates (continued)

	Full Year			Full Year
	30 September 2011			30 September 2010
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
	$m	$m	%	$m	$m	%
Loans and other receivables(1)
Australia	425,905	31,467	7.4%	419,148	28,208	6.7%
New Zealand	44,694	2,900	6.5%	45,486	3,053	6.7%
Other overseas	5,484	224	4.1%	5,365	185	3.4%

Deposits
Australia	279,874	13,352	4.8%	270,549	11,293	4.2%
New Zealand	28,283	1,086	3.8%	27,750	1,017	3.7%
Other overseas	26,223	244	0.9%	24,241	240	1.0%

(1)       Other receivables includes other assets, cash and balances held with central banks.

Note 3. Net interest income

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Interest income
Cash	34	37	(8)	71	60	18
Receivables due from other financial institutions	147	104	41	251	234	7
Net ineffectiveness on qualifying hedges	(21)	8	large	(13)	1	large
Trading securities	1,248	1,108	13	2,356	2,035	16
Other financial assets designated at fair value	63	36	75	99	64	55
Available-for-sale securities	438	351	25	789	368	114
Loans	17,440	17,090	2	34,530	31,377	10
Regulatory deposits with central banks overseas	7	5	40	12	4	200
Other interest income	2	1	100	3	8	(63)
Total interest income	19,358	18,740	3	38,098	34,151	12

Interest expense
Payables due to other financial institutions	(95)	(96)	1	(191)	(151)	(26)
Certificates of deposit	(896)	(1,011)	11	(1,907)	(1,855)	(3)
At call and term deposits	(6,450)	(6,325)	(2)	(12,775)	(10,695)	(19)
Trading liabilities	(2,944)	(2,794)	(5)	(5,738)	(3,414)	(68)
Other financial liabilities designated at fair value	(25)	(13)	(92)	(38)	(19)	(100)
Debt issues and acceptances	(2,299)	(2,279)	(1)	(4,578)	(4,539)	(1)
Loan capital	(241)	(228)	(6)	(469)	(545)	14
Other interest expense	(257)	(149)	(72)	(406)	(1,091)	63
Total interest expense	(13,207)	(12,895)	(2)	(26,102)	(22,309)	(17)
Net interest income	6,151	5,845	5	11,996	11,842	1

Note 4. Non-interest income

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Fees and commissions
Facility Fees	569	536	6	1,105	1,032	7
Transaction fees and commissions	576	604	(5)	1,180	1,153	2
Other non-risk fee income	140	143	(2)	283	284	—
Total fees and commissions	1,285	1,283	—	2,568	2,469	4
Wealth management and insurance income
Life insurance and funds management net operating income	729	734	(1)	1,463	1,394	5
General insurance and Lenders mortgage insurance premiums less claims incurred	93	62	50	155	166	(7)
Total wealth management and insurance income	822	796	3	1,618	1,560	4
Trading income(1)
Foreign exchange income	174	155	12	329	462	(29)
Other trading securities	80	149	(46)	229	335	(32)
Total trading income	254	304	(16)	558	797	(30)
Other income
Dividends received	9	8	13	17	25	(32)
Rental income	1	1	—	2	6	(67)
Net gain/(loss) on ineffective hedges	(2)	(3)	33	(5)	10	(150)
Hedging overseas operations	20	35	(43)	55	29	90
Net gain/(loss) on derivatives held for risk management purposes(2)	(3)	(25)	88	(28)	27	large
Net gain/(loss) on disposal of assets	6	45	(87)	51	46	11
Net gain/(loss) on financial instruments designated at fair value	12	16	(25)	28	41	(32)
Other	11	42	(74)	53	58	(9)
Total other income	54	119	(55)	173	242	(29)
Total non-interest income	2,415	2,502	(3)	4,917	5,068	(3)

(1)       Trading income primarily includes earnings from our WIB markets, Pacific Banking businesses and our Treasury foreign exchange operations in Australia and New Zealand.

(2)       Income from derivatives held for risk management purposes primarily comprises net gains/losses on realised and unrealised hedges on New Zealand future retail earnings and net gains/losses on the hedge of our 2003 Trust Preferred Security.

Note 5. Operating expenses

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Salaries and other staff expenses
Salaries and wages	1,521	1,494	(2)	3,015	3,052	1
Other staff expenses	464	466	—	930	882	(5)
Restructuring costs	58	52	(12)	110	56	(96)
Total salaries and other staff expenses	2,043	2,012	(2)	4,055	3,990	(2)

Equipment and occupancy expenses
Operating lease rentals	253	252	—	505	482	(5)
Depreciation, amortisation and impairment:
Premises	8	8	—	16	17	6
Leasehold improvements	50	39	(28)	89	62	(44)
Furniture and equipment	32	31	(3)	63	61	(3)
Technology	38	38	—	76	66	(15)
Software	144	121	(19)	265	300	12
Equipment repairs and maintenance	45	35	(29)	80	75	(7)
Electricity, water and rates	6	6	—	12	11	(9)
Land tax	3	3	—	6	5	(20)
Other	1	2	50	3	3	—
Total equipment and occupancy expenses	580	535	(8)	1,115	1,082	(3)

Other expenses
Amortisation of deferred expenditure	2	2	—	4	6	33
Amortisation of intangible assets	104	104	—	208	208	—
Non-lending losses	23	20	(15)	43	38	(13)
Purchased services:
Technology and information services	132	122	(8)	254	280	9
Legal	19	10	(90)	29	33	12
Other professional services	238	210	(13)	448	483	7
Credit card loyalty programmes	60	67	10	127	117	(9)
Stationery	44	38	(16)	82	83	1
Postage and freight	74	71	(4)	145	139	(4)
Outsourcing costs	287	305	6	592	583	(2)
Insurance	6	8	25	14	21	33
Advertising	101	75	(35)	176	162	(9)
Training	16	12	(33)	28	29	3
Travel	34	36	6	70	73	4
Other expenses	(10)	26	138	16	89	82
Total other expenses	1,130	1,106	(2)	2,236	2,344	5
Total operating expenses	3,753	3,653	(3)	7,406	7,416	—

Note 6. Deferred expenses and capitalised software

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2011	31 March 2011	30 Sept 2010	Mar 11- Sept 11	Sept 10- Sept 11
Capitalised software	1,303	1,038	832	26	57
Deferred acquisition costs	144	149	177	(3)	(19)
Other	13	9	12	44	8

Note 7. Income tax

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
The income tax expense for the period is reconciled to the profit before income tax as follows
Profit before income tax	4,283	4,231	1	8,514	8,038	6
Prima facie income tax based on the Australian company tax rate of 30%	1,285	1,269	1	2,554	2,411	6
The effect of amounts which are not deductible (assessable) in calculating taxable income
Change in tax rate(1)	5	2	150	7	6	17
Rebateable and exempt dividends	(2)	—	—	(2)	(5)	60
Life insurance:
Tax adjustment on policy holders earnings(2)	(5)	(5)	—	(10)	(8)	(25)
Adjustment for life business tax rates	(7)	1	large	(6)	(9)	33
Other non-assessable items	(14)	(26)	46	(40)	(26)	(54)
Other non-deductible items	44	22	100	66	36	83
Adjustment for overseas tax rates	(2)	3	(167)	1	1	—
Income tax (over)/under provided in prior years	(21)	(12)	(75)	(33)	(4)	large
St.George tax consolidation adjustment(3)	—	(1,110)	100	(1,110)	(685)	(62)
Other items(4)	(63)	91	(169)	28	(91)	131
Total income tax expense in the income statement	1,220	235	large	1,455	1,626	(11)
Average effective income tax rate	28.5%	5.6%	large	17.1%	20.2%	large
Effective tax rate (excluding life company accounting)	28.6%	5.7%	large	17.2%	20.3%	large

(1)       The company tax rate in New Zealand will reduce from 30% to 28% for the Group from 1 October 2011. The impact of the change in the income tax rate has been taken into account in the measurement of deferred tax at the end of the reporting period.

(2)       In accordance with the requirements of AASB 1038, tax expense for 2011 includes a $14 million tax credit on policyholders’ investment earnings (2010 $12 million tax credit, 2009 $7 million tax charge) of which $4 million is prima facie a tax benefit (2010 $4 million tax benefit, 2009 $2 million tax expense) and the balance of $10 million (2010 $8 million, 2009 $5 million) is shown here.

(3)       Following the redemption of St.George Bank Limited’s hybrid instruments on 31 March 2009, St.George and all its wholly owned Australian subsidiaries joined the Westpac tax consolidated group. Westpac was required to reset the tax value of certain St.George assets to the appropriate market value of those assets. Given the complexity of this process, the assessed tax treatment for the 2009 and 2010 financial years was finalised and the approach agreed with the ATO in October 2010. The approach for the 2011 financial year and following years has now been finalised with the ATO. A number of St.George derivative contracts were assessed as having a market value, at the time of tax consolidation, higher than their original value. Pending the determination of the tax consolidation outcome, Westpac’s accounting for these contracts had factored in tax on this increase in value. With the tax consolidation impacts for the 2011 financial year and following years now completed, it has been determined that tax is not required to be paid on the increase in the value of derivative contracts that matured after the 2010 financial year. This value totalled $3,700 million, and accordingly income tax expense for the Westpac tax consolidated group was reduced by $1,110 million in 2011. The tax deduction will be realised evenly over the 2011 to 2014 financial years. Therefore, the current tax liability for the 2011 financial year reduced by $278 million and a deferred tax asset of $832 million was recorded. This is in addition to the assessed tax treatment for the 2009 and 2010 financial years, which resulted in a reduction in income tax expense and current tax liability of $685 million in the 2010 financial year.

(4)       This includes provisions in relation to certain Structured Finance transactions.

Note 8. Dividends

	Half Year Sept 11	Half Year March 11	Full Year Sept 11	Full Year Sept 10
Ordinary dividend (cents per share)
Interim (fully franked)	—	76	76	65
Final (fully franked) - determined dividend	80	—	80	74
	80	76	156	139
Total dividends paid ($m)
Ordinary dividends paid	2,284	2,209	4,493	3,694
	2,284	2,209	4,493	3,694

Ordinary dividend payout ratio	79.5%	57.4%	67.0%	64.9%

The Group operates a DRP that is available to holders of fully paid ordinary shares who are resident in, or whose address on the register of shareholders is in Australia or New Zealand. As noted in Section 3.5, the Directors have made certain determinations in relation to the calculation of the Market Price which will apply to the DRP for the 2011 Final dividend only. Shareholders who wish to commence participation in the DRP, or to vary their current participation election, must complete and return a DRP election form to Westpac’s share registry by 5.00pm (Sydney time) on 11 November 2011 which is the record date for the final 2011 dividend.

Note 9. Earnings per ordinary share

			% Mov’t			% Mov’t
	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Earnings per ordinary share (cents)
Basic	100.6	132.5	(24)	233.0	214.2	9
Fully diluted	96.9	128.0	(24)	223.6	207.1	8
Weighted average number of fully paid ordinary shares (millions)
Basic	3,007	2,987	1	2,997	2,960	1
Fully diluted	3,194	3,143	2	3,183	3,120	2

	Half Year Sept 11	Half Year March 11	Full Year Sept 11	Full Year Sept 10
Reconciliation of ordinary shares on issue before the effect of own shares held (millions)
Opening balance	3,009	2,989	2,989	2,941
Number of shares issued under the Dividend Reinvestment Plan (DRP)	20	14	34	41
Number of shares issued under the Employee Share Plan (ESP)	—	1	1	1
Number of shares issued under Restricted Share Plan (RSP), option and share right schemes	1	5	6	6
Closing balance	3,030	3,009	3,030	2,989

Note 9. Earnings per ordinary share (continued)

	Half Year		Half Year		Full Year		Full Year
	30 Sept 2011		31 March 2011		30 Sept 2011		30 Sept 2010
	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted
Reconciliation of earnings used in the calculation of earnings per ordinary share ($m)
Net profit attributable to owners of Westpac Banking Corporation	3,030	3,030	3,961	3,961	6,991	6,991	6,346	6,346
Distribution on RSP treasury shares(1)	(5)	—	(3)	—	(8)	—	(6)	—
2004 TPS distributions	—	11	—	9	—	20	—	20
2007 convertible notes distributions	—	16	—	15	—	31	—	27
Westpac SPS distributions	—	18	—	19	—	37	—	33
Westpac SPS II distributions	—	20	—	19	—	39	—	36
Net profit attributable to owners of Westpac Banking Corporation adjusted for the effect of dilution	3,025	3,095	3,958	4,023	6,983	7,118	6,340	6,462
Weighted average number of ordinary shares (millions)
Weighted average number of ordinary shares	3,019	3,019	3,000	3,000	3,010	3,010	2,972	2,972
Effect of own shares held	(12)	(12)	(13)	(13)	(13)	(13)	(12)	(12)
Potential dilutive adjustment:	—	—
Exercise of options and share rights and vesting of restricted shares	—	8	—	6	—	7	—	9
Conversion of 2004 TPS	—	27	—	22	—	27	—	23
Conversion of 2007 convertible notes	—	52	—	44	—	52	—	44
Conversion of Westpac SPS	—	53	—	45	—	53	—	45
Conversion of Westpac SPS II	—	47	—	39	—	47	—	39
Total weighted average number of ordinary shares	3,007	3,194	2,987	3,143	2,997	3,183	2,960	3,120
Earnings per ordinary share (cents)	100.6	96.9	132.5	128.0	233.0	223.6	214.2	207.1

(1) While the equity granted to employees remains unvested, Restricted Share Plan (RSP) treasury shares are deducted from ordinary shares on issue in arriving at the weighted average number of ordinary shares outstanding. Despite the shares being unvested, employees are entitled to dividends and voting rights on the shares. Consequently, a portion of the profit is allocated to RSP treasury shares to arrive at earnings attributed to ordinary shareholders.

Note 10. Loans

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2011	31 March 2011	30 Sept 2010	Mar 11- Sept 11	Sept 10- Sept 11
Loans are classified based on the location of the lending office:
Australia
Overdrafts	3,247	3,590	3,550	(10)	(9)
Credit card outstandings	9,532	9,714	9,596	(2)	(1)
Overnight and at call money market loans	13	139	223	(91)	(94)
Acceptance of finance	39,260	40,077	43,672	(2)	(10)
Term loans:
Housing	269,597	259,614	251,954	4	7
Housing - line of credit	34,972	35,501	35,844	(1)	(2)
Total housing	304,569	295,115	287,798	3	6
Non-housing	79,479	82,080	78,278	(3)	2
Finance leases	6,296	4,837	5,029	30	25
Margin lending	2,852	3,406	3,521	(16)	(19)
Other	3,234	2,547	2,287	27	41
Total Australia	448,482	441,505	433,954	2	3

New Zealand
Overdrafts	970	927	926	5	5
Credit card outstandings	996	930	951	7	5
Overnight and at call money market loans	1,235	1,065	1,175	16	5
Term loans:
Housing	27,486	25,330	25,999	9	6
Non-housing	15,035	13,827	14,398	9	4
Other	387	320	336	21	15
Total New Zealand	46,109	42,399	43,785	9	5

Other Overseas
Overdrafts	180	167	159	8	13
Term loans:
Housing	1,010	936	959	8	5
Non-Housing	4,061	3,363	3,255	21	25
Finance leases	64	45	40	42	60
Other	748	407	214	84	large
Total Other Overseas	6,063	4,918	4,627	23	31

Total loans	500,654	488,822	482,366	2	4
Provision on loans	(4,045)	(4,615)	(4,711)	12	14
Total net loans(1)	496,609	484,207	477,655	3	4

(1) Total net loans include securitised loans of $11,442 million at 30 September 2011 ($11,136 million at 31 March 2011 and $11,965 million at 30 September 2010). The level of securitised loans excludes loans where Westpac is the holder of the related debt securities.

Note 11. Provisions for impairment charges

$m	Half Year Sept 11	Half Year March 11	Full Year Sept 11	Full Year Sept 10
Collectively assessed provisions
Balance at beginning of the period	3,188	3,439	3,439	3,506
Provisions raised/(released)	19	(43)	(24)	363
Write-offs	(402)	(337)	(739)	(667)
Discount unwind	125	139	264	276
Exchange rate and other adjustments	23	(10)	13	(39)
Closing balance	2,953	3,188	2,953	3,439

Individually assessed provisions
Balance at beginning of the period	1,780	1,622	1,622	1,228
Provisions raised	853	766	1,619	1,497
Write-backs	(320)	(222)	(542)	(353)
Write-offs	(820)	(368)	(1,188)	(684)
Discount unwind	9	(20)	(11)	(43)
Exchange rate and other adjustments	(41)	2	(39)	(23)
Closing balance	1,461	1,780	1,461	1,622
Total provisions for impairment charges on loans and credit commitments	4,414	4,968	4,414	5,061
Less: provisions for credit commitments	(369)	(353)	(369)	(350)
Total provisions for impairment charges on loans	4,045	4,615	4,045	4,711

$m	Half Year Sept 11	Half Year March 11	Full Year Sept 11	Full Year Sept 10
Reconciliation of impairment charges
Individually assessed provisions raised	853	766	1,619	1,497
Write-backs	(320)	(222)	(542)	(353)
Recoveries	(22)	(38)	(60)	(51)
Collectively assessed provisions raised/(released)	19	(43)	(24)	363
Impairment charges	530	463	993	1,456

Note 12. Impaired loans

	Australia			New Zealand			Other Overseas			Total
	As at	As at	As at	As at	As at	As at	As at	As at	As at	As at	As at	As at
$m	30 Sept 2011	31 March 2011	30 Sept 2010	30 Sept 2011	31 March 2011	30 Sept 2010	30 Sept 2011	31 March 2011	30 Sept 2010	30 Sept 2011	31 March 2011	30 Sept 2010
Non-Performing Loans:
Gross amount	3,437	3,542	3,456	736	765	691	114	97	93	4,287	4,404	4,240
Impairment provision	(1,215)	(1,458)	(1,359)	(212)	(320)	(281)	(60)	(44)	(37)	(1,487)	(1,822)	(1,677)
Net	2,222	2,084	2,097	524	445	410	54	53	56	2,800	2,582	2,563

Restructured loans:
Gross amount	21	42	25	1	—	—	107	100	107	129	142	132
Impairment provision	(11)	(15)	(12)	—	—	—	(18)	(18)	(20)	(29)	(33)	(32)
Net	10	27	13	1	—	—	89	82	87	100	109	100

Overdrafts, personal loans and revolving credit greater than 90 days:
Gross amount	186	215	197	13	14	15	1	1	1	200	230	213
Impairment provision	(138)	(151)	(141)	(8)	(9)	(13)	(1)	(1)	(1)	(147)	(161)	(155)
Net	48	64	56	5	5	2	—	—	—	53	69	58

Total Impaired loans:
Gross amount	3,644	3,799	3,678	750	779	706	222	198	201	4,616	4,776	4,585
Impairment provision	(1,364)	(1,624)	(1,512)	(220)	(329)	(294)	(79)	(63)	(58)	(1,663)	(2,016)	(1,864)
Net	2,280	2,175	2,166	530	450	412	143	135	143	2,953	2,760	2,721

Note 13. Movement in gross impaired assets(1)

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2011	31 March 2011	30 Sept 2010	Mar 11- Sept 11	Sept 10- Sept 11
Balance as at beginning of period	4,776	4,585	4,295	4	11
New and increased	1,343	1,519	1,748	(12)	(23)
Write-offs	(1,222)	(705)	(911)	(73)	(34)
Returned to performing or repaid	(745)	(925)	(872)	19	15
Portfolio managed - new/increased/returned/repaid	402	337	352	19	14
Exchange rate and other adjustments	62	(35)	(27)	large	large
Balance as at period end	4,616	4,776	4,585	(3)	1

Note 14. Items past 90 days but well secured

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2011	31 March 2011	30 Sept 2010	Mar 11- Sept 11	Sept 10- Sept 11
Australia
Housing products	1,384	1,461	1,086	(5)	27
Other products	1,456	1,899	1,857	(23)	(22)
Total Australia	2,840	3,360	2,943	(15)	(3)

New Zealand
Housing products	102	137	122	(26)	(16)
Other products	36	19	26	89	38
Other Overseas	46	42	52	10	(12)
Total Overseas	184	198	200	(7)	(8)
Total	3,024	3,558	3,143	(15)	(4)

Note 15. Impaired assets and provisioning ratios

	As at	As at	As at	Mov’t		Mov’t
	30 Sept 2011	31 March 2011	30 Sept 2010	Mar 11- Sept 11		Sept 10- Sept 11
Net impaired assets to equity and collectively assessed provisions	6.3%	6.1%	6.2%	(20bps	)	(10bps	)
Total impaired assets to gross loans	0.92%	0.98%	0.95%	6bps		3bps
Total impaired assets to equity and total provisions	9.6%	10.1%	10.1%	50bps		50bps
Total impairment provisions to total impaired assets	36.0%	42.2%	40.7%	large		large
Total provisions to gross loans	88bps	102bps	105bps	(14bps	)	(17bps	)
Collectively assessed provisions to performing non-housing loans(2)	169bps	182bps	196bps	(13bps	)	(27bps	)
Collectively assessed provisions to Risk-weighted assets	105bps	115bps	123bps	(10bps	)	(18bps	)
Collectively assessed provisions to credit Risk-weighted assets	126bps	138bps	146bps	(12bps	)	(20bps	)
Total provisions to Risk-weighted assets	158bps	179bps	181bps	(21bps	)	(23bps	)

Note 16. Delinquencies (90 days past due loans)

	As at	As at	As at	Mov’t	Mov’t
	30 Sept 2011	31 March 2011	30 Sept 2010	Mar 11- Sept 11	Sept 10- Sept 11
Mortgages	0.55%	0.59%	0.47%	4bps	(8bps	)
Other personal lending	1.16%	1.34%	1.25%	18bps	9bps
Total personal lending	0.58%	0.63%	0.51%	5bps	(7bps	)

(1) Movement represents a six month period.

(2) Non-housing loans have been determined on a loan purpose basis.

Note 17. Deposits

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2011	31 March 2011	30 Sept 2010	Mar 11- Sept 11	Sept 10- Sept 11
Australia
Certificates of deposit
At fair value	36,620	33,738	36,615	9	—
At amortised cost	602	1,689	1,756	(64)	(66)
Total certificates of deposit	37,222	35,427	38,371	5	(3)
At call and term deposits
Non-interest bearing, repayable at call	13,932	13,101	12,407	6	12
Other interest bearing:
At Call	142,411	142,275	142,255	—	—
Term	112,617	99,361	90,436	13	25
Total at call and term deposits	268,960	254,737	245,098	6	10
Total Australia	306,182	290,164	283,469	6	8

New Zealand
Certificates of deposit
At fair value	1,221	1,093	1,447	12	(16)
Total certificates of deposit	1,221	1,093	1,447	12	(16)
At call and term deposits
Non-interest bearing, repayable at call	2,160	2,084	1,932	4	12
Other interest bearing:
At Call	11,287	10,011	10,039	13	12
Term	16,381	15,308	15,505	7	6
Total at call and term deposits	29,828	27,403	27,476	9	9
Total New Zealand	31,049	28,496	28,923	9	7

Other Overseas
Certificates of deposit
At fair value	20,538	16,066	15,187	28	35
At amortised cost	1,158	1,092	2,203	6	(47)
Total certificates of deposit	21,696	17,158	17,390	26	25
At call and term deposits
Non-interest bearing, repayable at call	567	420	406	35	40
Other interest bearing:
At Call	1,995	1,949	2,116	2	(6)
Term	8,789	4,311	5,081	104	73
Total at call and term deposits	11,351	6,680	7,603	70	49
Total other overseas	33,047	23,838	24,993	39	32
Total deposits	370,278	342,498	337,385	8	10
Total Deposits at fair value	58,561	50,897	53,249	15	10
Total Deposits at amortised cost	311,717	291,601	284,136	7	10
Total Deposits	370,278	342,498	337,385	8	10

Note 18. Capital adequacy — Basel II

	As at	As at	As at
$m	30 Sept 2011	31 March 2011	30 Sept 2010
Tier 1 capital
Common equity
Paid up ordinary capital	25,456	24,998	24,686
Treasury shares	(119)	(114)	(118)
Equity based remuneration	603	567	540
Foreign currency translation reserve	(298)	(388)	(287)
Non-controlling interests - other	43	31	37
Retained earnings	16,059	15,526	13,750
Less retained earnings in life and general insurance, funds management and securitisation entities	(765)	(657)	(822)
Dividends provided for capital adequacy purposes	(2,424)	(2,287)	(2,212)
Estimated reinvestment under dividend reinvestment plan	364	343	597
Deferred fees	142	113	102
Total common equity	39,061	38,132	36,273
Deductions from common equity
Goodwill (excluding funds management entities)	(9,339)	(9,033)	(9,085)
Deferred tax assets	(1,825)	(2,378)	(1,697)
Goodwill in life and general insurance, funds management and securitisation entities	(1,140)	(1,141)	(1,173)
Capitalised expenditure	(555)	(485)	(549)
Capitalised software	(1,201)	(966)	(773)
Tangible investments in non-consolidated subsidiaries	(910)	(828)	(782)
Regulatory expected loss	(890)	(992)	(906)
General reserve for credit losses adjustment	(38)	(26)	—
Securitisation	(31)	(53)	(53)
Excess investments in non-subsidiary entities	(10)	(7)	(59)
Regulatory adjustments to fair value positions	(458)	(199)	(223)
Other Tier 1 deductions	(5)	(12)	(16)
Total deductions from common equity	(16,402)	(16,120)	(15,316)
Total common equity after deductions	22,659	22,012	20,957

Residual Tier 1 capital
Westpac SPS	1,030	1,028	1,026
Westpac SPS II	901	900	899
Trust preferred securities (2003 TPS)	1,137	1,137	1,137
Trust preferred securities (2004 TPS)	616	557	624
Trust preferred securities (2006 TPS)	755	755	755
Total residual Tier 1 capital	4,439	4,377	4,441
Net Tier 1 capital	27,098	26,389	25,398

Note 18. Capital adequacy — Basel II (continued)

	As at	As at	As at
$m	30 Sept 2011	31 March 2011	30 Sept 2010
Tier 2 capital
Upper Tier 2 capital
Subordinated undated capital notes	400	378	404
Eligible general reserve for credit loss	67	70	71
Revaluation reserve - available-for-sale securities	14	38	59
Net upper Tier 2 capital	481	486	534
Lower Tier 2 capital
Eligible subordinated bonds, notes and debentures	5,176	5,337	6,529
Net lower Tier 2 capital	5,176	5,337	6,529
Deductions from Tier 2 capital
Tangible investments in non-consolidated subsidiaries	(910)	(828)	(782)
Regulatory expected loss	(890)	(992)	(906)
Securitisation	(31)	(53)	(53)
Excess investments in non-subsidiary entities	(10)	(7)	(59)
Total deductions from Tier 2 capital	(1,841)	(1,880)	(1,800)
Net Tier 2 capital	3,816	3,943	5,263
Total regulatory capital (Level 2 capital base)	30,914	30,332	30,661
Risk weighted assets	279,961	276,827	279,379
Core Tier 1 ratio	8.1%	8.0%	7.5%
Tier 1 capital ratio	9.7%	9.5%	9.1%
Tier 2 capital ratio	1.3%	1.5%	1.9%
Total regulatory capital ratio	11.0%	11.0%	11.0%

Note 18. Capital adequacy — Basel II (continued)

	As at	As at	As at
$m	30 Sept 2011	31 March 2011	30 Sept 2010
Credit risk - on-balance sheet
Corporate(1)	30,720	30,067	33,037
Business lending(2)	37,404	35,257	36,178
Sovereign(3)	1,069	423	465
Bank(4)	1,856	1,227	878
Residential mortgages	52,691	52,153	51,164
Australian credit cards	3,816	4,306	4,638
Other retail	7,224	7,216	6,900
Small business(5)	3,220	3,179	2,559
Specialised lending: Property and project finance(6)	36,007	37,388	39,725
Securitisation(7)	2,424	2,462	2,789
Standardised	5,167	4,752	4,847
Total on-balance sheet assets - credit risk	181,598	178,430	183,180

Credit risk - off-balance sheet
Corporate(1)	26,072	24,100	25,183
Business lending(2)	6,257	7,970	7,689
Sovereign(3)	423	376	182
Bank(4)	4,771	3,119	2,814
Residential mortgages	3,906	3,799	5,372
Australian credit cards	1,068	1,167	1,455
Other retail	805	752	641
Small business(5)	1,012	982	457
Specialised lending: Property and project finance(6)	6,127	6,785	5,975
Securitisation(7)	1,675	1,768	1,813
Standardised	1,143	1,012	1,069
Total off-balance sheet assets - credit risk	53,259	51,830	52,650

Equity risk	1,498	1,198	1,122
Market risk	8,433	7,472	5,201
Operational risk(8)	19,611	19,960	19,824
Interest rate risk in the banking book	11,823	14,708	14,697
Other assets	3,739	3,229	2,705
Total risk weighted assets	279,961	276,827	279,379

(1)

Corporate — Typically includes exposure where the borrower has annual turnover greater than $50 million, and other business exposures not captured under the definitions of either Business Lending or Small Business.

(2)	Business Lending — Includes exposures where the borrower has annual turnover less than or equal to $50 million and exposure greater than $1 million.
(3)	Sovereign — Includes exposures to Governments themselves and other non-commercial enterprises that are owned or controlled by them.
(4)	Bank — Includes exposures to licensed banks and their owned or controlled subsidiaries, and overseas central banks.
(5)	Small Business — Includes exposures less than or equal to $1 million.
(6)

Specialised Lending: Property & Project Finance — Includes exposures to entities created to finance and/or operate specific assets where, apart from the income received from the assets being financed, the borrower has little or no independent capacity to repay from other activities or assets.

(7)

Securitisation — Exposures reflect Westpac’s involvement in activities ranging from originator to investor and include the provision of securitisation services for clients wishing to access capital markets.

(8)

Operational Risk — The risk of loss resulting from inadequate or failed internal processes, people and systems or from external events, including legal risk but excluding strategic or reputational risk.

Note 19. Derivative financial instruments

$m	Notional Amount(1)	Fair Value (Asset)	Fair Value (Liability)
Held for trading
Interest rate
Futures	61,187	—	—
Forwards	50,918	20	(41)
Swaps	866,445	13,633	(12,898)
Options	34,748	230	(144)
Foreign exchange
Futures
Forwards	484,395	10,567	(9,502)
Swaps	296,022	19,495	(7,969)
Options	22,217	470	(519)
Commodities	4,724	239	(176)
Equities	460	57	(19)
Credit	58,394	834	(858)
Total held for trading derivatives	1,879,510	45,545	(32,126)
Fair value hedges
Interest rate
Swaps	31,618	821	(1,269)
Foreign exchange
Swaps	30,771	758	(3,569)
Total fair value hedging derivatives	62,389	1,579	(4,838)
Cash flow hedges
Interest rate
Futures	—	—	—
Swaps	89,280	1,431	(1,122)
Foreign exchange
Swaps	15,734	529	(1,304)
Total cash flow hedging derivatives	105,014	1,960	(2,426)
Net investment hedges	3,161	61	(15)
Other
Total net investment hedges	3,161	61	(15)
Total derivatives as at 30 September 2011	2,050,074	49,145	(39,405)
Total derivatives as at 31 March 2011	2,123,154	31,555	35,258
Total derivatives as at 30 September 2010	2,081,338	36,102	44,039

(1) Notional amount refers to the face value of the amount upon which cash flows are calculated.

Note 19. Derivative financial instruments (continued)

Value at Risk (VaR) is used as the primary method for measuring and monitoring market risk exposure against Board approved limits. VaR is an estimate of the worst case loss in the value of trading positions, to a 99% confidence level, assuming positions were held unchanged for one day. The types of market risk arising from trading activity include interest rate, foreign exchange, commodity, equity, credit spread and volatility risks. The table below depicts the aggregate WIB Markets VaR for the last three half-years.

WIB Markets - Daily Value at Risk (VaR)(1)

$m	High	Low	Average
Six months ended 30 September 2011	14.6	6.7	10.2
Six months ended 31 March 2011	10.4	4.6	7.3
Six months ended 30 September 2010	8.2	3.0	5.2

	Half Year	Half Year	Half Year
Average $m	30 Sept 2011	31 March 2011	30 Sept 2010
Interest rate risk	8.3	5.6	3.8
Foreign exchange risk	3.2	2.6	1.6
Equity risk	0.6	0.4	0.5
Commodity risk(2)	3.5	2.0	1.9
Other market risks(3)	4.3	3.3	2.8
Diversification benefit	(9.7)	(6.6)	(5.4)
Net market risk	10.2	7.3	5.2

Treasury’s Traded Risk and Non-Traded Interest Rate Risk

$m	High	Low	Average
Six months ended 30 September 2011	47.8	22.9	33.1
Six months ended 31 March 2011	42.1	19.5	28.0
Six months ended 30 September 2010	36.0	18.5	25.4

(1)

The daily VaR presented in Note 19 above reflects a divisional view of VaR being the VaR for WIB Markets and the VaR for Treasury’s traded risk and non-traded interest rate risk. This presentation aligns with the presentation of WIB Markets and Treasury, as referred to in Sections 3.2.2 and 4.7 respectively. It varies from the presentations of VaR in Westpac’s 2010 Annual Report and Australian Prudential Standard (APS) 330 Prudential Disclosure under Basel II where market risk disclosures are segregated as trading and banking book. The different treatment reflects the aggregation of Treasury’s trading activities with those of WIB Markets in the trading VaR disclosure under the Basel II presentation whereas these activities are included in Treasury’s traded risks and non-traded interest rate risk in the table above.

(2)	Includes electricity risk.
(3)	Includes prepayment risk and credit spread risk (exposures to movements in generic credit rating bands).

Note 20. Note to the cash flow statement

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Reconciliation of net cash (used in)/provided by operating activities to net profit
Net profit	3,063	3,996	(23)	7,059	6,412	10
Adjustments:
Depreciation, amortisation and impairment	378	343	10	721	720	—
(Decrease)/increase in sundry provisions and other non-cash items	(875)	592	large	(283)	(756)	63
Impairment charges on loans	552	501	10	1,053	1,506	(30)
(Increase)/decrease in trading and fair value assets	(3,173)	(4,944)	36	(8,117)	1,819	large
Increase/(decrease) in trading and fair value liabilities	2,044	2,888	(29)	4,932	(5,936)	183
(Decrease)/increase in derivative financial instruments	(6,595)	(10,365)	36	(16,960)	(2,418)	large
(Increase)/decrease in accrued interest receivable	(22)	(172)	87	(194)	(357)	46
Increase/(decrease) in accrued interest payable	78	158	(51)	236	1,455	(84)
(Decrease)/increase in current and deferred tax	148	(609)	124	(461)	(1,977)	77
Net cash (used in)/provided by operating activities	(4,402)	(7,612)	42	(12,014)	468	large

Note 21. Other Group investments and changes in control of Group entities

The Group had a significant non-controlling shareholding in the following entities as at 30 September 2011:

	Country where	Beneficial
	Business is	Interest
	Carried on	%	Nature of Business
Alleron Investment Management Limited	Australia	39.7	Funds management
Angusknight Pty Limited	Australia	50.0	Employment and training
Arkx Investment Management Pty Limited	Australia	30.0	Investment company
Above The Index Asset Management Pty Limited	Australia	33.3	Funds management
Boyd Cook Cove Unit Trust	Australia	50.0	Investment fund
Cardlink Services Limited	Australia	25.0	Card clearing system
Cards NZ Limited	New Zealand	15.0	Credit card provider
Cash Services Australia Pty Limited	Australia	25.0	Cash logistics
Continuum Capital Management Limited	Australia	45.0	Funds management
Cook Cove Investment Pty Limited	Australia	50.0	Investment company
Cook Cove Investment Trust	Australia	50.0	Investment fund
Cook Cove Pty Limited and its controlled entities	Australia	50.0	Investment company
CV Services Group Pty Limited	Australia	26.9	Investment company
Direct Portfolio Group Limited	Australia	50.0	Holding company
H3 Global Advisors Pty Limited	Australia	45.0	Funds management
Helix Partners Limited	Australia	46.0	Funds management
Mondex Australia Pty Limited	Australia	25.0	Smart card operations
Mondex New Zealand Limited	New Zealand	20.0	Smart card operations
Paymark Limited	New Zealand	25.0	Electronic payments processing
Quadrant Capital Fund No. 2	Australia	26.7	Investment fund
Regal Funds Management Pty Limited	Australia	30.0	Funds management
Rhodes Contracting Pty Limited	Australia	25.5	Services to mining
Ronin Consolidated Holdings Pty Limited (in voluntary liquidation)	Australia	25.0	Property funds management
St Hilliers Enhanced Property Fund No.2	Australia	15.0	Property funds fund
Sydney Harbour Bridge Holdings Pty Limited	Australia	49.0	Intellectual property
Vipro Pty Limited	Australia	33.3	Voucher processing
Westpac Employee Assistance Foundation Pty Limited	Australia	50.0	Corporate trustee
Westpac Essential Service Trust I and II and their controlled and non-controlled entities	Australia	36.8	Asset management
Westpac Staff Superannuation Plan Pty Limited	Australia	50.0	Corporate trustee

The total carrying amount of the Group’s significant non-controlling shareholdings was $206 million (2010 $124 million).

During the 2011 financial year the Group’s interests in the following investments changed:

•                  Above the Index Investment Management Pty Limited (from 37.2% to 33.3% in February 2011); and

•                  Angusknight Pty Limited (from 27.8% to 50.0% in April 2011).

In terms of the contribution to the results of the Group, the above investments were not material either individually or in aggregate.

The following controlled entities were incorporated, formed or acquired during the period 1 October 2010 to 30 September 2011:

•	Ascalon Capital Managers (Asia) Limited	Created	2 September 2011

•	BT Long Term Income Fund	Created	25 October 2010

•	BT Short Term Income Fund	Created	15 February 2011

•	Seed Pool Trust No 2	Created	17 February 2011

•	Series 2011-1 WST Trust	Created	16 February 2011

•	Series 2011-2 WST Trust	Created	17 June 2011

•	Westpac NZ Covered Bond Holdings Limited	Created	22 November 2010

•	Westpac NZ Covered Bond Limited	Created	22 November 2010

•	Westpac NZ Leasing Limited	Created	6 September 2011

The following controlled entities ceased to be controlled or were disposed of during the financial year:

•	Assirt Software Pty Limited	Deregistered	15 September 2011

•	Beech Trust	Terminated	9 May 2011

•	BLE Capital (NZ) Limited	Struck off	5 November 2010

•	BT Australia Corporate Services Pty Limited	Deregistered	10 November 2010

•	BT Finance and Investments Pty Limited	Deregistered	1 December 2010

•	BT Finance Pty Limited	Deregistered	1 December 2010

•	BT Nominees Pty Limited	Deregistered	6 October 2010

•	Buchelin Pty Limited	Deregistered	17 February 2011

•	Canberra Advance Property Limited	Deregistered	24 July 2011

•	Chifley Services Pty Limited	Deregistered	6 October 2010

•	Crusade ABS Series 2008-1 Trust	Terminated	2 March 2011

•	Crusade Global Trust No.1 of 2003	Terminated	12 May 2011

•	Crusade Global Trust No.2 of 2003	Terminated	12 May 2011

•	Dragon Investment Services Limited	Deregistered	10 November 2010

•	Dysty Pty Limited	Deregistered	14 February 2011

•	Enfield Downs Pty Limited	Deregistered	24 August 2011

•	First Residential Property Trust	Terminated	5 September 2011

•	Infrastructure Australia (No.1) Limited	Deregistered	12 December 2010

•	Mayfair Australia Investments Limited	Deregistered	18 January 2011

•	Oakjet Pty Limited	Deregistered	24 August 2011

•	PF No 2	Struck off	5 November 2010

•	Real Estate Investment Trust B	Terminated	15 April 2011

•	RESI Statewide Mortgage Corporation Pty Limited	Deregistered	5 September 2011

•	Sarnia Pty Limited	Deregistered	6 October 2010

•	St.George APL Pty Limited	Deregistered	1 September 2011

•	St.George Financial Investments 1 Pty Limited	Deregistered	18 May 2011

•	St.George Financial Services Limited	Deregistered	18 May 2011

•	St.George (Note Issuing Vehicle Only) Pty Limited	Deregistered	20 October 2010

•	St.George WEL Pty Limited	Deregistered	22 September 2011

•	St.George Wealth Management Pty Limited	Deregistered	1 September 2011

•	Tasman Funding No 1 Limited	Struck off	5 November 2010

•	Tasman Funding No 2 Limited	Struck off	5 November 2010

•	TPC Services Australia Pty Ltd	Deregistered	19 June 2011

•	Westpac Asset Services Pty Limited	Deregistered	29 May 2011

•	Westpac Investment Vehicle No.4 Pty Limited	Deregistered	18 May 2011

•	Westpac Leasing Pty Limited	Deregistered	24 October 2010

•	Westpac NZ Funding Limited	Struck off	5 November 2010

•	Westpac Residential Real Estate Investment Trust I	Terminated	15 April 2011

•	Westpac Residential Real Estate Investment Trust II	Terminated	15 April 2011

•	Westpac Residential Property Trust	Terminated	5 September 2011

The following controlled entities changed their name during the year ended 30 September 2011:

•	PACT Accountants Investment Group Pty Ltd to EQR Securities Pty Limited	18 January 2011

Note 22. Funding view of the balance sheet

	As at 30 September 2011
$m	Liquid Assets	Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total
Assets
Cash	12,935	—	—	3,323	—	16,258
Receivables due from other financial institutions	3,167	—	—	2,779	2,605	8,551
Trading securities, financial assets and available-for-sale securities	54,063	—	—	—	14,943	69,006
Derivative financial instruments	—	—	—	—	49,145	49,145
Loans	33,384	—	—	463,225	—	496,609
Life insurance assets	—	—	—	—	7,916	7,916
Goodwill and other intangibles	—	—	—	11,779	—	11,779
Fixed assets	—	—	—	1,158	—	1,158
Other assets	—	—	—	—	9,806	9,806
Total assets	103,549	—	—	482,264	84,415	670,228

Liabilities
Payables due to other financial institutions	—	—	5,046	—	9,466	14,512
Deposits:
At call	—	172,352	—	—	—	172,352
Term deposits	—	137,787	—	—	—	137,787
Medium term deposit notes	—	—	933	—	—	933
Certificates of deposit	—	—	59,206	—	—	59,206
Derivative financial instruments	—	—	—	—	39,405	39,405
Trading liabilities and other financial liabilities designated at fair value	134	—	—	—	9,669	9,803
Acceptances	—	—	272	—	—	272
Debt issues	—	—	165,659	—	—	165,659
Life insurance liabilities	—	—	—	—	7,002	7,002
Other liabilities	—	—	—	—	11,316	11,316
Loan capital	—	—	8,173	—	—	8,173
Total liabilities	134	310,139	239,289	—	76,858	626,420
Total equity	—	—	1,982	41,976	(150)	43,808
Total net	103,415	(310,139)	(241,271)	440,288	7,707	—

Note 22. Funding view of the balance sheet (continued)

	As at 31 March 2011
$m	Liquid Assets	Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total
Assets
Cash	1,021	—	—	3,760	—	4,781
Receivables due from other financial institutions	2,613	—	—	2,769	3,599	8,981
Trading securities, financial assets and available-for-sale securities	47,740	—	—	—	13,493	61,233
Derivative financial instruments	—	—	—	—	31,555	31,555
Loans	33,598	—	—	450,609	—	484,207
Life insurance assets	—	—	—	—	9,586	9,586
Goodwill and other intangibles	—	—	—	11,595	—	11,595
Fixed assets	—	—	—	1,090	—	1,090
Other assets	—	—	—	—	8,930	8,930
Total assets	84,972	—	—	469,823	67,163	621,958

Liabilities
Payables due to other financial institutions	—	—	7,914	—	4,959	12,873
Deposits:
At call	—	169,840	—	—	—	169,840
Term deposits	—	118,980	—	—	—	118,980
Medium term deposit notes	—	—	881	—	—	881
Certificates of deposit	—	—	52,797	—	—	52,797
Derivative financial instruments	—	—	—	—	35,258	35,258
Trading liabilities and other financial liabilities designated at fair value	166	—	—	—	7,534	7,700
Acceptances	—	—	418	—	—	418
Debt issues	—	—	153,179	—	—	153,179
Life insurance liabilities	—	—	—	—	8,723	8,723
Other liabilities	—	—	—	—	10,940	10,940
Loan capital	—	—	8,250	—	—	8,250
Total liabilities	166	288,820	223,439	—	67,414	579,839
Total equity	—	—	1,923	40,948	(752)	42,119
Total net	84,806	(288,820)	(225,362)	428,875	501	—

Note 22. Funding view of the balance sheet (continued)

	As at 30 September 2010
$m	Liquid Assets	Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total
Assets
Cash	1,001	—	—	3,463	—	4,464
Receivables due from other financial institutions	2,227	—	—	2,382	7,979	12,588
Trading securities, financial assets and available-for-sale securities	43,823	—	—	—	11,776	55,599
Derivative financial instruments	—	—	—	—	36,102	36,102
Loans	35,056	—	—	442,599	—	477,655
Life insurance assets	—	—	—	—	12,310	12,310
Goodwill and other intangibles	—	—	—	11,504	—	11,504
Fixed assets	—	—	—	1,010	—	1,010
Other assets	—	—	—	—	7,045	7,045
Total assets	82,107	—	—	460,958	75,212	618,277

Liabilities
Payables due to other financial institutions	—	—	5,448	—	3,450	8,898
Deposits:
At call	—	169,155	—	—	—	169,155
Term deposits	—	111,022	—	—	—	111,022
Medium term deposit notes	—	—	1,977	—	—	1,977
Certificates of deposit	—	—	55,231	—	—	55,231
Derivative financial instruments	—	—	—	—	44,039	44,039
Trading liabilities and other financial liabilities designated at fair value	31	—	—	—	4,819	4,850
Acceptances	—	—	635	—	—	635
Debt issues	—	—	150,336	—	—	150,336
Life insurance liabilities	—	—	—	—	11,560	11,560
Other liabilities	—	—	—	—	10,824	10,824
Loan capital	—	—	9,632	—	—	9,632
Total liabilities	31	280,177	223,259	—	74,692	578,159
Total equity	—	—	1,929	38,786	(597)	40,118
Total net	82,076	(280,177)	(225,188)	422,172	1,117	—

Note 23. Contingent liabilities

Litigation

Contingent liabilities exist in respect of actual and potential claims and proceedings. An assessment of the Group’s likely loss has been made on a case-by-case basis for the purpose of the financial statements and specific provisions have been made where appropriate.

Westpac is aware from reports in the media and other public statements that class action proceedings relating to exception fees have been commenced against one Australian bank, and may be commenced against other Australian banks. At this stage no such proceedings have been commenced against Westpac.

Westpac was one of 20 defendant banks named in proceedings concerning the Bell Group of companies. The proceedings were brought by the liquidators of several Bell Group companies who challenged the defendant banks’ entitlement to receive the proceeds of realisation of Bell Group assets in the early 1990s. Judgment was delivered on 28 October 2008 and final orders were handed down on 30 April 2009. Westpac, along with the other defendant banks, was found liable to repay its share of the monies received from the Bell Group plus interest. Westpac is entitled to lodge a claim as a creditor in the liquidation of the Bell Group, but the amount of its recovery, although anticipated to be considerable, is uncertain at this stage. Before allowance is made for recoveries of money in the liquidation, Westpac’s liability is approximately $188 million after taking into account its arrangements with the other banks. As a result of the judgment, Westpac paid this amount into court. The banks have appealed the decision, which was heard in June 2011 in the Court of Appeal of the Supreme Court of Western Australia. The decision is yet to be handed down.

Note 24. Events subsequent to balance date

On 1 November 2011 Westpac’s New Zealand branch transferred certain business activities and associated employees to Westpac New Zealand Limited, a wholly owned licensed bank incorporated in New Zealand. The transfer followed an agreement with the Reserve Bank of New Zealand on the business that should be conducted through Westpac New Zealand Limited. The business transferred relates to institutional customers, debt capital markets, corporate advisory and customer foreign currency accounts. The assets and liabilities are being transferred at their existing carrying value in the Group and principally comprised loans of approximately $5 billion and deposits of approximately $4 billion.

5.7          Statement in Relation to the Audit of the Financial Statements

PricewaterhouseCoopers has audited the financial statements contained within the Westpac 2011 Financial Report and has issued an unqualified audit report. A copy of their report is available with the Annual Financial Report. This Full Year Results Announcement has not been subject to audit by PricewaterhouseCoopers. The preceding financial information contained in Section 5 “Full Year 2011 Reported Financial Information” includes financial information extracted from the audited financial statements together with financial information that has not been audited.

Dated at Sydney this 2nd  day of November 2011 for and on behalf of the Board.

Les Vance

Company Secretary

FULL YEAR RESULTS 2011

FULL YEAR 2011 CASH EARNINGS

FINANCIAL INFORMATION

6.0          FULL YEAR 2011 CASH EARNINGS FINANCIAL INFORMATION

Note 1. Interest spread and margin analysis

	Half Year Sept 11	Half Year March 11	Full Year Sept 11	Full Year Sept 10
Group
Average external interest earning assets ($m)	555,187	541,217	548,221	534,991
Net interest income ($m)	6,205	5,964	12,169	11,855
Net interest spread	1.93%	1.87%	1.90%	1.94%
Benefit of net non-interest bearing assets, liabilities and equity	0.30%	0.34%	0.32%	0.28%
Net interest margin	2.23%	2.21%	2.22%	2.22%

Analysis by division

Average external interest earning assets ($m)
Westpac Retail & Business Banking	244,607	236,848	240,738	223,040
Westpac Institutional Bank	74,622	72,793	73,710	82,463
St.George Banking Group	124,187	123,587	123,888	123,922
New Zealand (A$)	39,020	37,895	38,459	38,818
BT Financial Group	11,156	10,982	11,069	10,486
Pacific Banking	2,357	2,150	2,254	1,944
Group Businesses	59,238	56,962	58,103	54,318
Group total	555,187	541,217	548,221	534,991
New Zealand (NZ$)	50,481	49,844	50,164	48,901

Net interest income ($m) (excluding capital benefit)(1)
Westpac Retail & Business Banking	2,557	2,419	4,976	4,777
Westpac Institutional Bank	749	702	1,451	1,388
St.George Banking Group	1,302	1,255	2,557	2,371
New Zealand (A$)	462	432	894	820
BT Financial Group	87	47	134	104
Pacific Banking	59	52	111	105
Group Businesses	989	1,057	2,046	2,290
Group total	6,205	5,964	12,169	11,855
New Zealand (NZ$)	601	569	1,170	1,033

Interest margin
Westpac Retail & Business Banking	2.08%	2.05%	2.07%	2.14%
Westpac Institutional Bank	2.00%	1.93%	1.97%	1.68%
St.George Banking Group	2.09%	2.04%	2.06%	1.91%
New Zealand (A$)	2.36%	2.29%	2.32%	2.11%
BT Financial Group	1.56%	0.86%	1.21%	0.99%
Pacific Banking	4.99%	4.85%	4.92%	5.40%
Group Businesses	3.33%	3.72%	3.52%	4.22%
New Zealand (NZ$)	2.38%	2.29%	2.33%	2.11%

(1)       Capital benefit represents the notional revenue earned on capital allocated to divisions under Westpac’s economic capital framework.

Note 2. Average balance sheet and interest rates

	Half Year			Half Year
	30 September 2011			31 March 2011
	Average	Interest	Average	Average	Interest	Average
	Balance	Income	Rate	Balance	Income	Rate
	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Receivables due from other financial institutions	9,041	147	3.2%	9,982	104	2.1%
Trading securities	48,018	1,248	5.2%	44,286	1,108	5.0%
Available-for-sale securities	15,125	438	5.8%	12,097	351	5.8%
Other financial assets designated at fair value	1,729	63	7.3%	1,376	36	5.2%
Regulatory deposits	1,325	7	1.1%	1,281	5	0.8%
Loans and other receivables(1)	479,949	17,490	7.3%	472,195	17,076	7.3%
Total interest earning assets and interest income	555,187	19,393	7.0%	541,217	18,680	6.9%
Non-interest earning assets
Cash, receivables due from other financial institutions and regulatory deposits	1,427			1,273
Life insurance assets	8,452			12,573
All other assets(2)	71,088			65,597
Total non-interest earning assets	80,967			79,443
Total assets	636,154			620,660

	Half Year			Half Year
	30 September 2011			31 March 2011
	Average	Interest	Average	Average	Interest	Average
	Balance	Expense	Rate	Balance	Expense	Rate
	$m	$m	%	$m	$m	%
Liabilities
Interest bearing liabilities
Deposits	340,018	7,346	4.3%	328,711	7,336	4.5%
Payables due to other financial institutions	8,751	95	2.2%	7,415	96	2.6%
Loan capital	7,974	228	5.7%	8,546	215	5.0%
Other interest bearing liabilities(3)	164,807	5,519	6.7%	160,804	5,069	6.3%
Total interest bearing liabilities and interest expense	521,550	13,188	5.0%	505,476	12,716	5.0%
Non-interest bearing liabilities
Deposits and payables due to other financial institutions	16,996			16,053
Life insurance policy liabilities	8,146			11,766
All other liabilities(4)	47,400			46,833
Total non-interest bearing liabilities	72,542			74,652
Total liabilities	594,092			580,128
Shareholders’ equity	40,143			38,609
Non-controlling interests	1,919			1,923
Total equity	42,062			40,532
Total liabilities and equity	636,154			620,660

(1)       Other receivables includes other assets, cash and balances held with central banks.

(2)       Includes property, plant and equipment, goodwill and intangibles, other assets, deferred tax and non-interest bearing loans relating to mortgage offset accounts.

(3)       Includes net impact of Group Treasury balance sheet management activities.

(4)       Includes provisions for current and deferred income tax and derivative financial instruments.

Note 2. Average balance sheet and interest rates (continued)

	Full Year			Full Year
	30 September 2011			30 September 2010
	Average	Interest	Average	Average	Interest	Average
	Balance	Income	Rate	Balance	Income	Rate
	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Receivables due from other financial institutions	9,510	251	2.6%	9,792	234	2.4%
Trading securities	46,157	2,356	5.1%	46,189	2,035	4.4%
Available-for-sale securities	13,615	789	5.8%	6,315	368	5.8%
Other financial assets designated at fair value	1,553	99	6.4%	1,333	64	4.8%
Regulatory deposits	1,303	12	0.9%	1,363	4	0.3%
Loans and other receivables(1)	476,083	34,566	7.3%	469,999	31,372	6.7%
Total interest earning assets and interest income	548,221	38,073	6.9%	534,991	34,077	6.4%
Non-interest earning assets
Cash, receivables due from other financial institutions and regulatory deposits	1,350			1,097
Life insurance assets	10,507			12,257
All other assets(2)	68,350			59,332
Total non-interest earning assets	80,207			72,686
Total assets	628,428			607,677

	Full Year			Full Year
	30 September 2011			30 September 2010
	Average	Interest	Average	Average	Interest	Average
	Balance	Expense	Rate	Balance	Expense	Rate
	$m	$m	%	$m	$m	%
Liabilities
Interest bearing liabilities
Deposits	334,380	14,682	4.4%	322,540	12,550	3.9%
Payables due to other financial institutions	8,085	191	2.4%	7,949	151	1.9%
Loan capital	8,259	443	5.4%	10,266	519	5.1%
Other interest bearing liabilities(3)	162,811	10,588	6.5%	161,213	9,002	5.6%
Total interest bearing liabilities and interest expense	513,535	25,904	5.0%	501,968	22,222	4.4%
Non-interest bearing liabilities
Deposits and payables due to other financial institutions	16,526			14,668
Life insurance policy liabilities	9,951			11,503
All other liabilities(4)	47,117			41,190
Total non-interest bearing liabilities	73,594			67,361
Total liabilities	587,129			569,329
Shareholders’ equity	39,378			36,434
Non-controlling interests	1,921			1,914
Total equity	41,299			38,348
Total liabilities and equity	628,428			607,677

(1)       Other receivables includes other assets, cash and balances held with central banks.

(2)       Includes property, plant and equipment, goodwill and intangibles, other assets, deferred tax and non-interest bearing loans relating to mortgage offset accounts.

(3)       Includes net impact of Group Treasury balance sheet management activities.

(4)       Includes provisions for current and deferred income tax and derivative financial instruments.

Note 2. Average balance sheet and interest rates (continued)

	Half Year			Half Year
	30 September 2011			31 March 2011
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
	$m	$m	%	$m	$m	%
Loans and other receivables(1)
Australia	428,855	15,946	7.4%	422,938	15,510	7.4%
New Zealand	45,191	1,424	6.3%	44,194	1,462	6.6%
Other overseas	5,903	120	4.1%	5,063	104	4.1%

Deposits
Australia	282,900	6,698	4.7%	276,831	6,654	4.8%
New Zealand	28,875	526	3.6%	27,688	560	4.1%
Other overseas	28,243	122	0.9%	24,192	122	1.0%

	Full Year			Full Year
	30 September 2011			30 September 2010
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
	$m	$m	%	$m	$m	%
Loans and other receivables(1)
Australia	425,905	31,456	7.4%	419,148	28,134	6.7%
New Zealand	44,694	2,886	6.5%	45,486	3,053	6.7%
Other overseas	5,484	224	4.1%	5,365	185	3.4%

Deposits
Australia	279,874	13,352	4.8%	270,549	11,293	4.2%
New Zealand	28,283	1,086	3.8%	27,750	1,017	3.7%
Other overseas	26,223	244	0.9%	24,241	240	1.0%

(1)       Other receivables includes other assets, cash and balances held with central banks.

Note 3. Net interest income (Cash Earnings basis)

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Interest income
Cash	34	37	(8)	71	61	16
Loans	17,452	17,037	2	34,489	31,302	10
Receivables due from other financial institutions	147	104	41	251	234	7
Available-for-sale securities	438	351	25	789	368	114
Regulatory deposits with central banks overseas	7	5	40	12	4	200
Trading securities	1,248	1,108	13	2,356	2,035	16
Net ineffectiveness on qualifying hedges	1	—	100	1	2	(50)
Other financial assets designated at fair value	63	36	75	99	64	55
Other interest income	3	2	50	5	7	(29)
Total interest income	19,393	18,680	4	38,073	34,077	12

Interest expense
At call and term deposits	(6,450)	(6,325)	(2)	(12,775)	(10,695)	(19)
Certificates of deposit	(896)	(1,011)	11	(1,907)	(1,855)	(3)
Payables due to other financial institutions	(95)	(96)	1	(191)	(151)	(26)
Debt issues and acceptances	(2,215)	(2,171)	(2)	(4,386)	(4,322)	(1)
Loan capital	(228)	(215)	(6)	(443)	(519)	15
Trading liabilities	(3,022)	(2,736)	(10)	(5,758)	(3,570)	(61)
Other financial liabilities designated at fair value	(25)	(13)	(92)	(38)	(19)	(100)
Other interest expense	(257)	(149)	(72)	(406)	(1,091)	63
Total interest expense	(13,188)	(12,716)	(4)	(25,904)	(22,222)	(17)
Net interest income	6,205	5,964	4	12,169	11,855	3

Note 4. Non-interest income (Cash Earnings basis)

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Fees and commissions
Facility fees	569	536	6	1,105	1,032	7
Transaction fees and commissions	576	604	(5)	1,180	1,153	2
Other non-risk fee income	140	143	(2)	283	284	—
Total fees and commissions	1,285	1,283	—	2,568	2,469	4
Wealth management and insurance income(1)
Life insurance and funds management net operating income	713	750	(5)	1,463	1,394	5
General insurance and Lenders mortgage insurance premiums less claims incurred	99	61	62	160	166	(4)
Total wealth management and insurance income	812	811	—	1,623	1,560	4
Trading income(2)
Foreign exchange income	174	155	12	329	462	(29)
Other trading securities	80	149	(46)	229	335	(32)
Total trading income	254	304	(16)	558	797	(30)
Other income
Dividends received	9	8	13	17	25	(32)
Rental income	1	1	—	2	6	(67)
Hedging overseas operations	33	25	32	58	29	100
Net gain/(loss) on derivatives held for risk management purposes(3)	(5)	2	large	(3)	24	(113)
Net gain/(loss) on disposal of assets	6	45	(87)	51	46	11
Net gain/(loss) on financial instruments designated at fair value	20	16	25	36	41	(12)
Other	2	42	(95)	44	58	(24)
Total other income	66	139	(53)	205	229	(10)
Total non-interest income (Cash Earnings basis)	2,417	2,537	(5)	4,954	5,055	(2)

(1)       Wealth management and insurance income includes policyholder tax recoveries. A reconciliation between wealth management and insurance income in Note 4 and non-interest income for BTFG is provided in Section 4.4.3.

(2)       Trading income primarily includes earnings from our WIB Markets, Pacific Banking businesses and our Treasury foreign exchange operations in Australia and New Zealand.

(3)       Income from derivatives held for risk management purposes primarily comprises net gains/losses on realised and unrealised hedges on New Zealand future retail earnings and net gains/losses on the hedge of our 2003 Trust Preferred Security.

Note 5. Operating expense analysis (Cash Earnings basis)

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Salaries and other staff expenses
Salaries and wages	1,501	1,468	(2)	2,969	2,962	—
Other staff expenses	463	464	—	927	881	(5)
Restructuring costs	40	52	23	92	41	(124)
Total salaries and other staff expenses	2,004	1,984	(1)	3,988	3,884	(3)

Equipment and occupancy expenses
Operating lease rentals	253	252	—	505	464	(9)
Depreciation, amortisation and impairment:
Premises	8	4	(100)	12	17	29
Leasehold improvements	50	38	(32)	88	63	(40)
Furniture and equipment	32	29	(10)	61	61	—
Technology	37	37	—	74	67	(10)
Software	144	121	(19)	265	301	12
Equipment repairs and maintenance	45	42	(7)	87	72	(21)
Electricity, water and rates	6	5	(20)	11	12	8
Land tax	3	2	(50)	5	5	—
Other	—	3	100	3	1	(200)
Total equipment and occupancy expenses	578	533	(8)	1,111	1,063	(5)

Other expenses
Amortisation of deferred expenditure	2	2	—	4	7	43
Amortisation of intangible assets	—	—	—	—	—	—
Non-lending losses	23	20	(15)	43	39	(10)
Purchased services:
Technology and information services	132	122	(8)	254	281	10
Legal	19	10	(90)	29	33	12
Other professional services	235	196	(20)	431	435	1
Credit card loyalty programmes	60	67	10	127	117	(9)
Stationery	44	38	(16)	82	84	2
Postage and freight	74	71	(4)	145	139	(4)
Outsourcing costs	287	304	6	591	578	(2)
Insurance	6	8	25	14	20	30
Advertising	101	75	(35)	176	162	(9)
Training	16	12	(33)	28	29	3
Travel	34	36	6	70	70	—
Other expenses	(10)	23	143	13	31	58
Total other expenses	1,023	984	(4)	2,007	2,025	1
Total operating expenses	3,605	3,501	(3)	7,106	6,972	(2)

Note 6. Earnings per share (Cash Earnings basis)(1)

			% Mov’t			% Mov’t
	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Cash Earnings per ordinary share (cents)	103.8	105.6	(2)	209.3	197.8	6
Weighted average number of fully paid ordinary shares (millions)	3,019	3,000	1	3,010	2,972	1

	Half Year Sept 11	Half Year March 11	Full Year Sept 11	Full Year Sept 10
Reconciliation of ordinary shares on issue before the effect of own shares held (millions)
Opening balance	3,009	2,989	2,989	2,941
Number of shares issued under the Dividend Reinvestment Plan (DRP)	20	14	34	41
Number of shares issued under the Employee Share Plan (ESP)	—	1	1	1
Number of shares issued under option and share right schemes	1	5	6	6
Closing balance	3,030	3,009	3,030	2,989

	Half Year Sept 11	Half Year March 11	Full Year Sept 11	Full Year Sept 10
Reconciliation of earnings used in the calculation of earnings per ordinary share ($m)
Net profit	3,166	3,203	6,369	5,945
Net profit attributable to non-controlling interests	(33)	(35)	(68)	(66)
Cash Earnings	3,133	3,168	6,301	5,879
Weighted average number of ordinary shares (millions)	3,019	3,000	3,010	2,972
Earnings per ordinary share (cents)	103.8	105.6	209.3	197.8

(1)       Cash Earnings used for the purpose of the Cash Earnings per share calculation is the Cash Earnings for Full Year 2011.

FULL YEAR RESULTS 2011

OTHER

INFORMATION

7.0          OTHER INFORMATION

7.1          Credit Ratings(1) and Exchange Rates

Rating agency	Long Term	Short Term
Fitch Ratings	AA	F1+
Moody’s Investor Services	Aa2	P-1
Standard & Poor’s	AA	A-1+

Twelve months to/as at	30 September 2011		30 September 2010
Currency	Average	Spot	Average	Spot
US$	1.0269	0.9763	0.9002	0.9669
GBP	0.6393	0.6265	0.5779	0.6106
NZ$	1.3060	1.2746	1.2609	1.3145

Six months to/as at	30 September 2011		31 March 2011		30 September 2010
Currency	Average	Spot	Average	Spot	Average	Spot
US$	1.0575	0.9763	0.9963	1.0340	0.8936	0.9669
GBP	0.6523	0.6265	0.6263	0.6419	0.5877	0.6106
NZ$	1.2956	1.2746	1.3164	1.3586	1.2598	1.3145

(1)  As at 30 September 2011.

7.2          Disclosure Regarding Forward-Looking Statements

This Results Announcement contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this Results Announcement and include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. We use words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’ or other similar words to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those which we expect, depending on the outcome of various factors, including, but not limited to:

•                  the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements;

•                  the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts Westpac or its customers or counterparties may experience as a result;

•                  market volatility, including uncertain conditions in funding, equity and asset markets;

•                  adverse asset, credit or capital market conditions;

•                  changes to our credit ratings;

•                  levels of inflation, interest rates, exchange rates and market and monetary fluctuations;

•                  market liquidity and investor confidence;

•                  changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which Westpac or its customers or counterparties conduct their operations and our ability to maintain or to increase market share and control expenses;

•                  the effects of competition in the geographic and business areas in which Westpac conducts its operations;

•                  reliability and security of Westpac’s technology and risks associated with changes to technology systems;

•                  the timely development and acceptance of new products and services and the perceived overall value of these products and services by customers;

•                  the effectiveness of our risk management policies, including our internal processes, systems and employees;

•                  the occurrence of environmental change or external events in countries in which Westpac or its customers or counterparties conduct their operations;

•                  internal and external events which may adversely impact our reputation;

•                  changes in political, social or economic conditions in any of the major markets in which Westpac or its customers and counterparties operate; and

•                  various other factors beyond Westpac’s control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by us, refer to ‘Risk factors’ under the Section ‘Risk and risk management’ in Westpac Group’s 2011 Annual Report. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and events.

Westpac is under no obligation, and does not intend, to update any forward-looking statements contained in this Results Announcement, whether as a result of new information, future events or otherwise, after the date of this Results Announcement.

7.3          Financial Calendar

Westpac shares are listed on the securities exchanges in Australia (ASX) and New Zealand and as American Depositary Receipts in New York. Westpac Stapled Preferred Securities (Westpac SPS and Westpac SPS II) are listed on the ASX.

Important dates for shareholders to note over the following months are:

Ex-dividend date for final dividend	7 November 2011
Record date for final dividend (Sydney)(1)	11 November 2011
Record date for final dividend (New York)(2)	10 November 2011
Annual General Meeting(3)	14 December 2011
Final dividend payable	19 December 2011

Important dates for Westpac SPS and Westpac SPS II investors to note over the following months are:

Record date for December quarter distribution	23 December 2011
Payment date for December quarter distribution	3 January 2012
Record date for March quarter distribution	23 March 2012
Payment date for March quarter distribution	2 April 2012

Share Registries

Australia	New Zealand

Ordinary shares on the main register and Westpac SPS and Westpac SPS II	Ordinary shares on the New Zealand branch register
Link Market Services Limited	Link Market Services Limited
Level 12, 680 George Street	Level 16, Brookfields House, 19 Victoria Street West
Sydney NSW 2000 Australia	Auckland 1142 New Zealand
Postal Address: Locked Bag A6015, Sydney South NSW 1235	Postal Address: P.O. Box 91976, Auckland 1030, New Zealand
Website: www.linkmarketservices.com.au	Website: www.linkmarketservices.com
Telephone: 1800 804 255 (toll free in Australia) International: +61 2 8280 7070	Telephone: 0800 002 727 (toll free in New Zealand) International: +64 9 375 5998

New York	For further information contact:

Depositary in USA for American Depositary Receipts JP Morgan Chase Bank, N.A.	Media: Paul Marriage, Head of Media Relations,
PO Box 64504	+61 2 8219 8512
St Paul MN 55164-0504
USA
Website: www.adr.com Email: jpmorgan.adr@wellsfargo.com Telephone: +1 800 990 1135 (toll free in US and Canada) International: + 1 651 453 2128	Analysts and Investors: Andrew Bowden, Head of Investor Relations, +61 2 8253 4008

(1)       Final participation date for Dividend Reinvestment Plan (DRP).

(2)       Dividends will be converted to local currency at the ruling rate on the day of record.

(3)       Details regarding the date of this meeting and the business to be dealt with, will be contained in the separate Notice of Meeting sent to Shareholders in November 2011.

FULL YEAR RESULTS 2011

SEGMENT

RESULT

8.0          SEGMENT RESULT

8.1          Half Year Segment Reported Results

Six months to 30 September 2011 $m	Westpac Retail & Business Banking	Westpac Institutional Bank	St.George Banking Group	BT Financial Group (Australia)	New Zealand(1)	Pacific Banking	Group Businesses(2)	Group
Net interest income	2,730	914	1,433	159	510	64	341	6,151
Non-interest income	548	576	279	805	143	59	5	2,415
Net operating income	3,278	1,490	1,712	964	653	123	346	8,566
Operating expenses	(1,576)	(522)	(756)	(479)	(308)	(46)	(66)	(3,753)
Impairment charges	(274)	75	(213)	(5)	(76)	(18)	(19)	(530)
Profit from ordinary activities before income tax expense	1,428	1,043	743	480	269	59	261	4,283
Tax expense	(415)	(323)	(223)	(147)	(80)	(19)	(13)	(1,220)
Net profit	1,013	720	520	333	189	40	248	3,063
Net profit attributable to non-controlling interests	—	—	—	(2)	(1)	(3)	(27)	(33)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	1,013	720	520	331	188	37	221	3,030

WBC Cash Earnings adjustments:
TPS revaluations	—	—	—	—	—	—	(6)	(6)
Treasury shares	—	—	—	—	—	—	(13)	(13)
Ineffective hedges	—	—	—	—	—	—	17	17
Merger transaction and integration expenses	—	—	—	—	—	—	32	32
FV gain / (loss) on economic hedges	—	—	—	—	—	—	(26)	(26)
Amortisation of intangible assets(3)	—	—	65	9	—	—	—	74
Fair value amortisation of financial instruments(4)	—	—	—	—	—	—	63	63
Tax consolidation adjustment(5)	—	—	—	—	—	—	—	—
Buyback of government guaranteed debt	—	—	—	—	—	—	(15)	(15)
Tax provision	—	—	—	—	—	—	(23)	(23)
NZ structured finance transaction	—	—	—	—	—	—	—	—
Cash Earnings	1,013	720	585	340	188	37	250	3,133

(1)	New Zealand earnings are presented in Australian dollars (A$), converted at the actual average A$/NZ$ exchange rate for Second Half 2011 (1.2956).
(2)	Group Businesses includes the following amounts associated with the requirements of AASB Life Insurance business (AASB 1038):
	i)	Non-interest income $5 million debit
	ii)	Tax expense $5 million credit
(3)	Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships.
(4)	Amortisation of fair value adjustments recognised on merger with St.George.
(5)	Impact of finalisation of tax consolidation impact in relation to the merger with St.George for the years subsequent to 2010.

8.1          Half Year Segment Reported Results (continued)

Six months to 31 March 2011 $m	Westpac Retail & Business Banking	Westpac Institutional Bank	St.George Banking Group	BT Financial Group (Australia)	New Zealand(1)	Pacific Banking	Group Businesses(2)	Group
Net interest income	2,596	888	1,393	122	486	58	302	5,845
Non-interest income	543	679	264	767	136	48	65	2,502
Net operating income	3,139	1,567	1,657	889	622	106	367	8,347
Operating expenses	(1,526)	(510)	(741)	(452)	(292)	(40)	(92)	(3,653)
Impairment charges	(275)	21	(176)	(4)	(105)	(7)	83	(463)
Profit from ordinary activities before income tax expense	1,338	1,078	740	433	225	59	358	4,231
Tax expense	(402)	(311)	(222)	(127)	(64)	(17)	908	(235)
Net profit	936	767	518	306	161	42	1,266	3,996
Net profit attributable to non-controlling interests	—	—	—	(5)	(2)	(3)	(25)	(35)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	936	767	518	301	159	39	1,241	3,961

WBC Cash Earnings adjustments:
TPS revaluations	—	—	—	—	—	—	27	27
Treasury shares	—	—	—	—	—	—	7	7
Ineffective hedges	—	—	—	—	—	—	(4)	(4)
Merger transaction and integration expenses	—	—	—	—	—	—	34	34
FV gain / (loss) on economic hedges	—	—	—	—	—	—	62	62
Amortisation of intangible assets(3)	—	—	64	8	—	—	—	72
Fair value amortisation of financial instruments(4)	—	—	—	—	—	—	6	6
Tax consolidation adjustment(5)	—	—	—	—	—	—	(1,110)	(1,110)
Buyback of government guaranteed debt	—	—	—	—	—	—	20	20
Tax provision	—	—	—	—	—	—	93	93
NZ structured finance transaction	—	—	—	—	—	—	—	—
Cash Earnings	936	767	582	309	159	39	376	3,168

(1)	New Zealand earnings are presented in Australian dollars (A$), converted at the actual average A$/NZ$ exchange rate for First Half 2011 (1.3164).
(2)	Group Businesses includes the following amounts associated with the requirements of AASB Life Insurance business (AASB 1038):
	i)	Non-interest income $7 million debit
	ii)	Tax expense $7 million credit
(3)	Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships.
(4)	Amortisation of fair value adjustments recognised on merger with St.George.
(5)	Impact of finalisation of tax consolidation impact in relation to the merger with St.George for the years subsequent to 2010.

8.2                               Full Year Segment Reported Results

Twelve months to 30 September 2011 $m	Westpac Retail & Business Banking	Westpac Institutional Bank	St.George Banking Group	BT Financial Group (Australia)	New Zealand(1)	Pacific Banking	Group Businesses(2)	Group
Net interest income	5,326	1,802	2,826	281	996	122	643	11,996
Non-interest income	1,091	1,255	543	1,572	279	107	70	4,917
Net operating income	6,417	3,057	3,369	1,853	1,275	229	713	16,913
Operating expenses	(3,102)	(1,032)	(1,497)	(931)	(600)	(86)	(158)	(7,406)
Impairment charges	(549)	96	(389)	(9)	(181)	(25)	64	(993)
Profit from ordinary activities before income tax expense	2,766	2,121	1,483	913	494	118	619	8,514
Tax expense	(817)	(634)	(445)	(274)	(144)	(36)	895	(1,455)
Net profit	1,949	1,487	1,038	639	350	82	1,514	7,059
Net profit attributable to non-controlling interests	—	—	—	(7)	(3)	(6)	(52)	(68)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	1,949	1,487	1,038	632	347	76	1,462	6,991

WBC Cash Earnings adjustments:
TPS revaluations	—	—	—	—	—	—	21	21
Treasury shares	—	—	—	—	—	—	(6)	(6)
Ineffective hedges	—	—	—	—	—	—	13	13
Merger transaction and integration expenses	—	—	—	—	—	—	66	66
FV gain / (loss) on economic hedges	—	—	—	—	—	—	36	36
Amortisation of intangible assets(3)	—	—	129	17	—	—	—	146
Fair value amortisation of financial instruments(4)	—	—	—	—	—	—	69	69
Tax consolidation adjustment(5)	—	—	—	—	—	—	(1,110)	(1,110)
Buyback of government guaranteed debt	—	—	—	—	—	—	5	5
Tax provision	—	—	—	—	—	—	70	70
NZ structured finance transaction	—	—	—	—	—	—	—	—
Cash Earnings	1,949	1,487	1,167	649	347	76	626	6,301

(1) New Zealand earnings are presented in Australian dollars (A$), converted at the actual average A$/NZ$ exchange rate for Full Year 2011 (1.3060).

(2) Group Businesses includes the following amounts associated with the requirements of AASB Life Insurance business (AASB 1038):

i)                    Non-interest income $12 million debit

ii)                Tax expense $12 million credit

(3) Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships.

(4) Amortisation of fair value adjustments recognised on merger with St.George.

(5) Impact of finalisation of tax consolidation impact in relation to the merger with St.George for the years subsequent to 2010.

8.2          Full Year Segment Reported Results (continued)

Twelve months to 30 September 2010 $m	Westpac Retail & Business Banking	Westpac Institutional Bank	St.George Banking Group	BT Financial Group (Australia)	New Zealand(1)	Pacific Banking	Group Businesses(2)	Group
Net interest income	5,132	1,776	2,668	257	957	117	935	11,842
Non-interest income	1,014	1,519	572	1,475	277	86	125	5,068
Net operating income	6,146	3,295	3,240	1,732	1,234	203	1,060	16,910
Operating expenses	(3,045)	(1,038)	(1,426)	(890)	(592)	(78)	(347)	(7,416)
Impairment charges	(589)	(123)	(511)	(12)	(276)	(1)	56	(1,456)
Profit from ordinary activities before income tax expense	2,512	2,134	1,303	830	366	124	769	8,038
Tax expense	(756)	(620)	(391)	(244)	(106)	(38)	529	(1,626)
Net profit	1,756	1,514	912	586	260	86	1,298	6,412
Net profit attributable to non-controlling interests	—	—	—	(8)	(2)	(5)	(51)	(66)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	1,756	1,514	912	578	258	81	1,247	6,346

WBC Cash Earnings adjustments:
TPS revaluations	—	—	—	—	—	—	14	14
Treasury shares	—	—	—	—	—	—	(10)	(10)
Ineffective hedges	—	—	—	—	—	—	(6)	(6)
Merger transaction and integration expenses	—	—	—	—	—	—	167	167
FV gain / (loss) on economic hedges	—	—	—	—	—	—	53	53
Amortisation of intangible assets(3)	—	—	129	17	—	—	—	146
Fair value amortisation of financial instruments(4)	—	—	—	—	—	—	(40)	(40)
Tax consolidation adjustment(5)	—	—	—	—	—	—	(685)	(685)
Buyback of government guaranteed debt	—	—	—	—	—	—	—	—
Tax provision	—	—	—	—	—	—	—	—
NZ structured finance transaction	—	—	—	—	—	—	(106)	(106)
Cash Earnings	1,756	1,514	1,041	595	258	81	634	5,879

(1) New Zealand earnings are presented in Australian dollars (A$), converted at the actual average A$/NZ$ exchange rate for Full Year 2010 (1.2609).

(2) Group Businesses includes the following amounts associated with the requirements of AASB Life Insurance business (AASB 1038):

i)                    Non-interest income $12 million debit

ii)                Tax expense $12 million credit

(3) Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships.

(4) Amortisation of fair value adjustments recognised on merger with St.George.

(5) Impact of finalisation of tax consolidation impact in relation to the merger with St.George for the years subsequent to 2010.

8.3                               New Zealand Division Performance (A$ Equivalent to Section 4.5)

New Zealand operations provide banking and wealth management products and services to New Zealand consumer and business customers. The New Zealand wealth business includes New Zealand Life Company and BT New Zealand. The results do not include the earnings of our New Zealand Institutional Bank. Results for Second Half 2011, First Half 2011, Full Year 2011 and Full Year 2010, have been converted into Australian dollars (A$) at the actual average exchange rates each month, the average rates for the reporting periods are: 1.2956, 1.3164, 1.3060, 1.2609 respectively.

			% Mov’t			% Mov’t
$m	Half Year Sept 11	Half Year March 11	Mar 11- Sept 11	Full Year Sept 11	Full Year Sept 10	Sept 10- Sept 11
Net interest income	510	486	5	996	957	4
Non-interest income	143	136	5	279	277	1
Net operating income	653	622	5	1,275	1,234	3
Operating expenses	(308)	(292)	(5)	(600)	(592)	(1)
Core earnings	345	330	5	675	642	5
Impairment charges	(76)	(105)	28	(181)	(276)	34
Operating profit before tax	269	225	20	494	366	35
Tax and non-controlling interests	(81)	(66)	(23)	(147)	(108)	(36)
Cash Earnings	188	159	18	347	258	34

Economic profit	69	40	73	109	(2)	large
Expense to income ratio	47.2%	46.9%	(30bps)	47.1%	48.0%	90bps

	$bn	$bn		$bn	$bn
Deposits	26.1	23.3	12	26.1	23.2	13
Net loans	40.2	36.7	10	40.2	37.9	6
Total assets	41.3	37.7	10	41.3	39.0	6
Total committed exposure	50.0	45.7	9	50.0	46.9	7
Funds under management	2.1	1.8	17	2.1	1.7	24

Impact of Movements in the A$/ NZ$ Exchange Rate

The table below shows the FX impact of the A$/NZ$ exchange rate across the Westpac Group.

	Half Year Sept 11 vs Half Year March 11			Full Year Sept 11 vs Full Year Sept 10
	Cash Earnings growth	FX impact $m	Growth ex-FX	Cash Earnings growth	FX impact $m	Growth ex-FX
Net interest income	4%	(9)	4%	3%	40	3%
Non-interest income	(5)%	(3)	(5)%	(2)%	(1)	(2)%
Net operating income	1%	(12)	1%	1%	39	1%
Operating expenses	(3)%	5	(3)%	(2)%	(23)	(2)%
Core earnings	0%	(7)	—	1%	16	1%
Impairment charges	(14)%	1	(14)%	32%	(7)	31%
Operating profit before income tax	(1)%	(6)	(1)%	6%	9	6%
Income tax expense	1%	2	1%	(5)%	(2)	(5)%
Net profit	(1)%	(4)	(1)%	7%	7	7%
Net profit attributable to non-controlling interests	6%	—	6%	(3)%	—	(3)%
Cash Earnings	(1)%	(4)	(1)%	7%	7	7%

FULL YEAR RESULTS 2011

GROUP

RECONCILIATIONS

9.0          GROUP RECONCILIATIONS

9.1          Group Half Year Earnings Reconciliation

Notes (refer to page 148)		1	2	3	5	9	4	4	4	9	9	9	6	8	7
	Cash Earnings adjustments
Six months to 30 September 2011 $m	WBC Reported Results	Policyholder Tax Recoveries	TPS Revaluations	Treasury Shares	Ineffective Hedges	Merger T&I(1)	Unrealised NZ Retail Earnings Hedges	GG Fee FX Hedge	Hedging of MTM	Amortisation of intangible assets(2)	Fair value amortisation of financial instruments	Tax consolidation adjustment(3)	Buyback of government guaranteed debt	Tax provision	NZ structured finance transaction	Cash Earnings
Net interest income	6,151	—	—	—	21	2	—	(18)	(18)	—	89	—	(22)	—	—	6,205
Fees and commissions	1,285	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,285
Wealth management & insurance income	822	5	—	(15)	—	—	—	—	—	—	—	—	—	—	—	812
Trading income	254	—	—	—	—	—	—	—	—	—	—	—	—	—	—	254
Other income	54	—	10	—	2	—	—	—	—	—	—	—	—	—	—	66
Non-interest income	2,415	5	10	(15)	2	—	—	—	—	—	—	—	—	—	—	2,417
Net operating income	8,566	5	10	(15)	23	2	—	(18)	(18)	—	89	—	(22)	—	—	8,622
Salaries and other staff expenses	(2,043)	—	—	—	—	39	—	—	—	—	—	—	—	—	—	(2,004)
Equipment and occupancy expenses	(580)	—	—	—	—	2	—	—	—	—	—	—	—	—	—	(578)
Other expenses	(1,130)	—	—	—	—	3	—	—	—	104	—	—	—	—	—	(1,023)
Operating expenses	(3,753)	—	—	—	—	44	—	—	—	104	—	—	—	—	—	(3,605)
Core earnings	4,813	5	10	(15)	23	46	—	(18)	(18)	104	89	—	(22)	—	—	5,017
Impairment charges	(530)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(530)
Operating profit before tax	4,283	5	10	(15)	23	46	—	(18)	(18)	104	89	—	(22)	—	—	4,487
Income tax expense	(1,220)	(5)	(16)	2	(6)	(14)	—	5	5	(30)	(26)	—	7	(23)	—	(1,321)
Net profit	3,063	—	(6)	(13)	17	32	—	(13)	(13)	74	63	—	(15)	(23)	—	3,166
Net profit attributable to non-controlling interests	(33)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(33)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	3,030	—	(6)	(13)	17	32	—	(13)	(13)	74	63	—	(15)	(23)	—	3,133
WBC Cash Earnings adjustments:
TPS revaluations	(6)	—	6	—	—	—	—	—	—	—	—	—	—	—	—	—
Treasury shares	(13)	—	—	13	—	—	—	—	—	—	—	—	—	—	—	—
Ineffective hedges	17	—	—	—	(17)	—	—	—	—	—	—	—	—	—	—	—
Merger transaction and integration expenses(1)	32	—	—	—	—	(32)	—	—	—	—	—	—	—	—	—	—
FV gain / (loss) on economic hedges	(26)	—	—	—	—	—	—	13	13	—	—	—	—	—	—	—
Amortisation of intangible assets(2)	74	—	—	—	—	—	—	—	—	(74)	—	—	—	—	—	—
Fair value amortisation of financial instruments	63	—	—	—	—	—	—	—	—	—	(63)	—	—	—	—	—
Tax consolidation adjustment(3)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Buyback of government guaranteed debt	(15)	—	—	—	—	—	—	—	—	—	—	—	15	—	—	—
Tax provision	(23)	—	—	—	—	—	—	—	—	—	—	—	—	23	—	—
NZ structured finance transaction	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Cash Earnings	3,133	—	—	—	—	—	—	—	—	—	—	—	—	—	—	3,133

(1) Transaction and integration expenses related to the merger.

(2) Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships.

(3) Impact of finalisation of tax consolidation impact in relation to the merger with St.George for the years subsequent to 2010.

9.1          Group Half Year Earnings Reconciliation (continued)

Notes (refer to page 148)		1	2	3	5	9	4	4	4	9	9	9	6	8	7
		Cash Earnings adjustments
Six months to 31 March 2011 $m	WBC Reported Results	Policyholder Tax Recoveries	TPS Revaluations	Treasury Shares	Ineffective Hedges	Merger T&I(1)	Unrealised NZ Retail Earnings Hedges	GG Fee FX Hedge	Hedging of MTM	Amortisation of intangible assets(2)	Fair value amortisation of financial instruments	Tax consolidation adjustment(3)	Buyback of government guaranteed debt	Tax provision	NZ structured finance transaction	Cash Earnings
Net interest income	5,845	—	—	—	(8)	1	—	12	76	—	9	—	29	—	—	5,964
Fees and commissions	1,283	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,283
Wealth management & insurance income	796	7	—	8	—	—	—	—	—	—	—	—	—	—	—	811
Trading income	304	—	—	—	—	—	—	—	—	—	—	—	—	—	—	304
Other income	119	—	17	—	3	—	—	—	—	—	—	—	—	—	—	139
Non-interest income	2,502	7	17	8	3	—	—	—	—	—	—	—	—	—	—	2,537
Net operating income	8,347	7	17	8	(5)	1	—	12	76	—	9	—	29	—	—	8,501
Salaries and other staff expenses	(2,012)	—	—	—	—	28	—	—	—	—	—	—	—	—	—	(1,984)
Equipment and occupancy expenses	(535)	—	—	—	—	2	—	—	—	—	—		—	—	—	(533)
Other expenses	(1,106)	—	—	—	—	18	—	—	—	104	—	—	—	—	—	(984)
Operating expenses	(3,653)	—	—	—	—	48	—	—	—	104	—	—	—	—	—	(3,501)
Core earnings	4,694	7	17	8	(5)	49	—	12	76	104	9	—	29	—	—	5,000
Impairment charges	(463)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(463)
Operating profit before tax	4,231	7	17	8	(5)	49	—	12	76	104	9	—	29	—	—	4,537
Income tax expense	(235)	(7)	10	(1)	1	(15)	—	(4)	(22)	(32)	(3)	(1,110)	(9)	93	—	(1,334)
Net profit	3,996	—	27	7	(4)	34	—	8	54	72	6	(1,110)	20	93	—	3,203
Net profit attributable to non-controlling interests	(35)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(35)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	3,961	—	27	7	(4)	34	—	8	54	72	6	(1,110)	20	93	—	3,168
WBC Cash Earnings adjustments:
TPS revaluations	27	—	(27)	—	—	—	—	—	—	—	—	—	—	—	—	—
Treasury shares	7	—	—	(7)	—	—	—	—	—	—	—	—	—	—	—	—
Ineffective hedges	(4)	—	—	—	4	—	—	—	—	—	—	—	—	—	—	—
Merger transaction and integration expenses(1)	34	—	—	—	—	(34)	—	—	—	—	—	—	—	—	—	—
FV gain / (loss) on economic hedges	62	—	—	—	—	—	—	(8)	(54)	—	—	—	—	—	—	—
Amortisation of intangible assets(2)	72	—	—	—	—	—	—	—	—	(72)	—	—	—	—	—	—
Fair value amortisation of financial instruments	6	—	—	—	—	—	—	—	—	—	(6)	—	—	—	—	—
Tax consolidation adjustment(3)	(1,110)	—	—	—	—	—	—	—	—	—	—	1,110	—	—	—	—
Buyback of government guaranteed debt	20	—	—	—	—	—	—	—	—	—	—	—	(20)	—	—	—
Tax provision	93	—	—	—	—	—	—	—	—	—	—	—	—	(93)	—	—
NZ structured finance transaction	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Cash Earnings	3,168	—	—	—	—	—	—	—	—	—	—	—	—	—	—	3,168

(1) Transaction and integration expenses related to the merger.

(2) Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships.

(3) Impact of finalisation of tax consolidation impact in relation to the merger with St.George for the years subsequent to 2010.

9.2          Group Full Year Earnings Reconciliation

Notes (refer to page 148)		1	2	3	5	9	4	4	4	9	9	9	6	8	7
		Cash Earnings adjustments
Twelve months to 30 September 2011 $m	WBC Reported Results	Policyholder Tax Recoveries	TPS Revaluations	Treasury Shares	Ineffective Hedges	Merger T&I(1)	Unrealised NZ Retail Earnings Hedges	GG Fee FX Hedge	Hedging of MTM	Amortisation of intangible assets(2)	Fair value amortisation of financial instruments	Tax consolidation adjustment(3)	Buyback of government guaranteed debt	Tax provision	NZ structured finance transaction	Cash Earnings
Net interest income	11,996	—	—	—	13	3	—	(6)	58	—	98	—	7	—	—	12,169
Fees and commissions	2,568	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2,568
Wealth management & insurance income	1,618	12	—	(7)	—	—	—	—	—	—	—	—	—	—	—	1,623
Trading income	558	—	—	—	—	—	—	—	—	—	—	—	—	—	—	558
Other income	173	—	27	—	5	—	—	—	—	—	—	—	—	—	—	205
Non-interest income	4,917	12	27	(7)	5	—	—	—	—	—	—	—	—	—	—	4,954
Net operating income	16,913	12	27	(7)	18	3	—	(6)	58	—	98	—	7	—	—	17,123
Salaries and other staff expenses	(4,055)	—	—	—	—	67	—	—	—	—	—	—	—	—	—	(3,988)
Equipment and occupancy expenses	(1,115)	—	—	—	—	4	—	—	—	—	—	—	—	—	—	(1,111)
Other expenses	(2,236)	—	—	—	—	21	—	—	—	208	—	—	—	—	—	(2,007)
Operating expenses	(7,406)	—	—	—	—	92	—	—	—	208	—	—	—	—	—	(7,106)
Core earnings	9,507	12	27	(7)	18	95	—	(6)	58	208	98	—	7	—	—	10,017
Impairment charges	(993)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(993)
Operating profit before tax	8,514	12	27	(7)	18	95	—	(6)	58	208	98	—	7	—	—	9,024
Income tax expense	(1,455)	(12)	(6)	1	(5)	(29)	—	1	(17)	(62)	(29)	(1,110)	(2)	70	—	(2,655)
Net profit	7,059	—	21	(6)	13	66	—	(5)	41	146	69	(1,110)	5	70	—	6,369
Net profit attributable to non-controlling interests	(68)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(68)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	6,991	—	21	(6)	13	66	—	(5)	41	146	69	(1,110)	5	70	—	6,301
WBC Cash Earnings adjustments:
TPS revaluations	21	—	(21)	—	—	—	—	—	—	—	—	—	—	—	—	—
Treasury shares	(6)	—	—	6	—	—	—	—	—	—	—	—	—	—	—	—
Ineffective hedges	13	—	—	—	(13)	—	—	—	—	—	—	—	—	—	—	—
Merger transaction and integration expenses(1)	66	—	—	—	—	(66)	—	—	—	—	—	—	—	—	—	—
FV gain / (loss) on economic hedges	36	—	—	—	—	—	—	5	(41)	—	—	—	—	—	—	—
Amortisation of intangible assets(2)	146	—	—	—	—	—	—	—	—	(146)	—	—	—	—	—	—
Fair value amortisation of financial instruments	69	—	—	—	—	—	—	—	—	—	(69)	—	—	—	—	—
Tax consolidation adjustment(3)	(1,110)	—	—	—	—	—	—	—	—	—	—	1,110	—	—	—	—
Buyback of government guaranteed debt	5	—	—	—	—	—	—	—	—	—	—	—	(5)	—	—	—
Tax provision	70	—	—	—	—	—	—	—	—	—	—	—	—	(70)	—	—
NZ structured finance transaction	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Cash Earnings	6,301	—	—	—	—	—	—	—	—	—	—	—	—	—	—	6,301

(1) Transaction and integration expenses related to the merger.

(2) Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships.

(3) Impact of finalisation of tax consolidation impact in relation to the merger with St.George for the years subsequent to 2010.

9.2       Group Full Year Earnings Reconciliation (continued)

Notes (refer to page 148)		1	2	3	5	9	4	4	4	9	9	9	6	8	7
		Cash Earnings adjustments
Twelve months to 30 September 2010 $m	WBC Reported Results	Policyholder Tax Recoveries	TPS Revaluations	Treasury Shares	Ineffective Hedges	Merger T&I(1)	Unrealised NZ Retail Earnings Hedges	GG Fee FX Hedge	Hedging of MTM	Amortisation of intangible assets(2)	Fair value amortisation of financial instruments	Tax consolidation adjustment(3)	Buyback of government guaranteed debt	Tax provision	NZ structured finance transaction	Cash Earnings
Net interest income	11,842	—	—	—	1	3	—	29	37	—	(57)	—	—	—	—	11,855
Fees and commissions	2,469	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2,469
Wealth management & insurance income	1,560	12	—	(12)	—	—	—	—	—	—	—	—	—	—	—	1,560
Trading income	797	—	—	—	—	—	—	—	—	—	—	—	—	—	—	797
Other income	242	—	(13)	—	(10)	—	10	—	—	—	—	—	—	—	—	229
Non-interest income	5,068	12	(13)	(12)	(10)	—	10	—	—	—	—	—	—	—	—	5,055
Net operating income	16,910	12	(13)	(12)	(9)	3	10	29	37	—	(57)	—	—	—	—	16,910
Salaries and other staff expenses	(3,990)	—	—	—	—	106	—	—	—	—	—	—	—	—	—	(3,884)
Equipment and occupancy expenses	(1,082)	—	—	—	—	19	—	—	—	—	—	—	—	—	—	(1,063)
Other expenses	(2,344)	—	—	—	—	111	—	—	—	208	—	—	—	—	—	(2,025)
Operating expenses	(7,416)	—	—	—	—	236	—	—	—	208	—	—	—	—	—	(6,972)
Core earnings	9,494	12	(13)	(12)	(9)	239	10	29	37	208	(57)	—	—	—	—	9,938
Impairment charges	(1,456)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,456)
Operating profit before tax	8,038	12	(13)	(12)	(9)	239	10	29	37	208	(57)	—	—	—	—	8,482
Income tax expense	(1,626)	(12)	27	2	3	(72)	(3)	(9)	(11)	(62)	17	(685)	—	—	(106)	(2,537)
Net profit	6,412	—	14	(10)	(6)	167	7	20	26	146	(40)	(685)	—	—	(106)	5,945
Net profit attributable to non-controlling interests	(66)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(66)

NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	6,346	—	14	(10)	(6)	167	7	20	26	146	(40)	(685)	—	—	(106)	5,879
WBC Cash Earnings adjustments:
TPS revaluations	14	—	(14)	—	—	—	—	—	—	—	—	—	—	—	—	—
Treasury shares	(10)	—	—	10	—	—	—	—	—	—	—	—	—	—	—	—
Ineffective hedges	(6)	—	—	—	6	—	—	—	—	—	—	—	—	—	—	—
Merger transaction and integration expenses(1)	167	—	—	—	—	(167)	—	—	—	—	—	—	—	—	—	—
FV gain / (loss) on economic hedges	53	—	—	—	—	—	(7)	(20)	(26)	—	—	—	—	—	—	—
Amortisation of intangible assets(2)	146	—	—	—	—	—	—	—	—	(146)	—	—	—	—	—	—
Fair value amortisation of financial instruments	(40)	—	—	—	—	—	—	—	—	—	40	—	—	—	—	—
Tax consolidation adjustment(3)	(685)	—	—	—	—	—	—	—	—	—	—	685	—	—	—	—
Buyback of government guaranteed debt	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Tax provision	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
NZ structured finance transaction	(106)	—	—	—	—	—	—	—	—	—	—	—	—	—	106	—
Cash Earnings	5,879	—	—	—	—	—	—	—	—	—	—	—	—	—	—	5,879

(1) Transaction and integration expenses related to the merger.

(2) Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships.

(3) Impact of finalisation of tax consolidation impact in relation to the merger with St.George for the years subsequent to 2010.

Notes

Cash Earnings Adjustments

(1)                     Policyholder tax recoveries

The Life Insurance standard AASB 1038 requires the grossing up of tax expense and income for the tax on earnings applicable to holders of our life policies (policy holders tax recoveries). We reverse the impact of this gross up to provide comparability across reporting periods.

(2)                     Hybrid revaluations

TPS revaluations

Adjustment for movements in economic hedges, including associated tax effects impacting the Foreign Currency Translation Reserve, relating to hybrid instruments classified as non-controlling interests. The adjustment is required as these hybrid instruments are not fair valued, however, the hedges are fair valued and therefore, there is a mismatch in the timing of income recognition in the reported results. The mismatch is added back to reported results in deriving Cash Earnings as it does not affect the Group’s profits over time.

(3)                     Treasury shares

Under A-IFRS, Westpac shares held by the Group in the managed funds and life business are deemed to be Treasury shares and the results of holding these shares are not permitted to be recognised as income in the reported results. In deriving Cash Earnings, these results are included to ensure there is no asymmetrical impact on the Group’s profits because the Treasury shares support policyholder liabilities and equity derivative transactions which are re-valued in deriving income.

(4)                     Fair value gain/(loss) on other economic hedges (which do not qualify for hedge accounting under A-IFRS) comprises:

•             the unrealised fair value gain/(loss) on foreign exchange hedges of future New Zealand earnings impacting non-interest income is reversed in deriving Cash Earnings as they may create a material timing difference on reported earnings but do not affect the Group’s Cash Earnings during the life of the hedge;

•             the unrealised fair value gain/(loss) on foreign exchange hedges of fees payable for the use of the government guarantee on foreign denominated wholesale funding is reversed in deriving Cash Earnings as they may create a material timing difference on reported earnings but do not affect the Group’s Cash Earnings during the life of the hedge; and

•             the unrealised fair value gains/(losses) on hedges of accrual accounted term funding transactions are reversed in deriving Cash Earnings as they may create a material timing difference on reported earnings but do not affect the Group’s Cash Earnings during the life of the hedge.

(5)                     Ineffective hedges

The gain/(loss) on ineffective hedges is reversed in deriving Cash Earnings for the period because the gain or loss arising from the fair value movement in these hedges reverses over time and does not affect the Group’s profits over time.

(6)                     Gain/(loss) on buyback of government guaranteed debt

During the year, the Group bought back some Government guaranteed debt which reduced Government guarantee fees (70 basis points) paid. In undertaking the buybacks, in addition to the 70 basis points fee saving, a cost was incurred reflecting the difference between current interest rates and the rate at which the debt was initially issued. In the reported result, the cost incurred is recognised at the time of the buybacks. In Cash Earnings, the cost incurred is being amortised over the original term of the debt that was bought back. The Cash Earnings adjustment gives effect to the timing difference between Reported Earnings and Cash Earnings.

(7)                     Significant items

NZ structured finance transactions — in Full Year 2009, the Group increased tax provisioning by $703 million for New Zealand structured finance transactions entered into between 1998 and 2002. The increase in the provision followed the High Court in New Zealand finding in favour of the New Zealand Commissioner of Inland Revenue (CIR) in proceedings where Westpac challenged amended tax assessments in relation to these transactions. Due to the significant size and historical nature of the issue, the provision was treated as a Cash Earnings adjustment. In Full Year 2010, the Group reached a settlement with the CIR by agreeing to pay 80% of the full amount of primary tax and interest. The associated reversal of tax provisions of $106 million in Full Year 2010 has also been treated as a Cash Earnings adjustment. This reversal was made in First Half 2010.

(8)                     Tax Provision

In First Half 2011, the Group increased tax provisions by $93 million in respect of certain existing positions for transactions previously undertaken by the Group. The increase reflects the recent trend of global taxation authorities challenging the historical tax treatment of cross border and complex transactions. This increase in tax provisions has been treated as a Cash Earnings adjustment as it relates to the global management of existing tax positions and does not reflect ongoing operations. The Group’s management of tax positions has moved to disclosing any such transactions to the taxation authorities at or around the time of execution. In Second Half 2011, several of these outstanding matters have now been resolved. As a result $23 million of the provision was not required. This benefit was also treated as a Cash Earnings adjustment.

(9)                     St.George merger related Cash Earnings adjustments:

•             as part of the merger with St.George, transaction and integration expenses incurred over three years are being treated as a Cash Earnings adjustment as they do not impact the earnings expected from St.George following the integration period;

•             amortisation of intangible assets — The merger with St.George resulted in the recognition of core deposits intangibles and customer relationships intangible assets that are amortised over their useful lives, ranging between five and nine years. The amortisation of intangible assets (excluding capitalised software) is a Cash Earnings adjustment because it is a non-cash flow item and does not affect cash distributions available to shareholders;

•             the accounting for the merger with St.George resulted in the recognition of fair value adjustments on the St.George retail bank loans, deposits, wholesale funding and associated hedges, with these fair value adjustments being amortised over the life of the underlying transactions. The amortisation of these adjustments is considered to be a timing difference relating to non-cash flow items that do not affect cash distributions available to shareholders and therefore, has been treated as a cash earning adjustment; and

•             tax consolidation adjustment — finalisation of tax consolidation related to the merger with St.George gave rise to an income tax expense adjustment of $1,110 million in First Half 2011, and $685 million in Second Half 2010. The tax consolidation process required Westpac to reset the tax value of certain St.George assets to the appropriate market value of those assets as at the effective date of the tax consolidation (31 March 2009). These adjustments have been treated as a Cash Earnings adjustment due to their size and as they do not reflect ongoing operations.

FULL YEAR RESULTS 2011

ECONOMIC

PROFIT

10.0                        ECONOMIC PROFIT

Group economic profit is defined as Cash Earnings less a capital charge calculated at 11% of average ordinary equity plus a value on franking credits.

Divisional economic profit is defined as Cash Earnings less a capital charge.  The capital charge is calculated at 11% on allocated capital plus 70% of the value of Australian tax paid.

Economic profit is used as a key measure of financial performance because it focuses on shareholder value generated by requiring a return in excess of a risk-adjusted cost of capital.

Six months to 30 September 2011 $m	Group	Westpac Retail & Business Banking	Westpac Institutional Bank	St.George Banking Group	BT Financial Group (Australia)	New Zealand(1)	Pacific Banking
Cash Earnings	3,133	1,013	720	585	340	188	37
Franking benefit	776	291	200	175	105	—	—
Adjusted Cash Earnings	3,909	1,304	920	760	445	188	37
Average ordinary equity	40,143	6,729	6,369	5,129	2,837	2,301	222
Equity charge	(2,214)	(371)	(351)	(283)	(157)	(119)	(13)
Economic profit	1,695	933	569	477	288	69	24

Six months to 31 March 2011 $m	Group	Westpac Retail & Business Banking	Westpac Institutional Bank	St.George Banking Group	BT Financial Group (Australia)	New Zealand(1)	Pacific Banking
Cash Earnings	3,168	936	767	582	309	159	39
Franking benefit	833	281	201	175	92	—	—
Adjusted Cash Earnings	4,001	1,217	968	757	401	159	39
Average ordinary equity	38,609	6,569	6,836	5,137	2,885	2,171	208
Equity charge	(2,118)	(360)	(375)	(282)	(158)	(119)	(11)
Economic profit	1,883	857	593	475	243	40	28

Twelve months to 30 September 2011 $m	Group	Westpac Retail & Business Banking	Westpac Institutional Bank	St.George Banking Group	BT Financial Group (Australia)	New Zealand(1)	Pacific Banking
Cash Earnings	6,301	1,949	1,487	1,167	649	347	76
Franking benefit	1,609	572	401	350	197	—	—
Adjusted Cash Earnings	7,910	2,521	1,888	1,517	846	347	76
Average ordinary equity	39,378	6,649	6,602	5,133	2,861	2,166	215
Equity charge	(4,332)	(731)	(726)	(565)	(315)	(238)	(24)
Economic profit	3,578	1,790	1,162	952	531	109	52

Twelve months to 30 September 2010 $m	Group	Westpac Retail & Business Banking	Westpac Institutional Bank	St.George Banking Group	BT Financial Group (Australia)	New Zealand(1)	Pacific Banking
Cash Earnings	5,879	1,756	1,514	1,041	595	258	81
Franking benefit	1,567	529	382	312	176	—	—
Adjusted Cash Earnings	7,446	2,285	1,896	1,353	771	258	81
Average ordinary equity	36,434	6,345	6,718	5,313	3,002	2,362	198
Equity charge	(4,008)	(698)	(739)	(584)	(330)	(260)	(22)
Economic profit	3,438	1,587	1,157	769	441	(2)	59

(1)  In A$ equivalents.

FULL YEAR RESULTS 2011

GLOSSARY

11.0                        GLOSSARY

Earnings	Cash Earnings

Net profit attributable to owners of WBC adjusted for the impact of the economic hedges related to TPS, earnings from Treasury shares, gains/losses on ineffective hedges, the impact of unrealised New Zealand earnings hedges gains/losses, and the impact of integration costs and the amortisation of certain intangibles in relation to the merger with St.George, fair value gains/losses on economic hedges, tax consolidation adjustment, buyback of Government guaranteed debt and tax provision adjustment.

	Core earnings	Core earnings is operating profit, before income tax and impairment charges.

Shareholder Value	Earnings per ordinary share	Net profit attributable to the owners of WBC divided by the weighted average ordinary shares (statutory basis).

	Cash Earnings per ordinary share	Cash Earnings divided by the weighted average ordinary shares (Cash Earnings basis).

	Weighted average ordinary shares (Cash Earnings)	Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period.

	Weighted average ordinary shares (reported)	Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period less Westpac shares held by the Group (‘Treasury shares’).

	Fully franked dividends per ordinary shares (cents)	Dividends paid out of retained profits which carry a credit for Australian company income tax paid by Westpac.

	Dividend payout ratio – net profit	Ordinary dividend per share divided by net profit per share attributable to the owners of WBC.

	Dividend payout ratio – Cash Earnings	Ordinary dividend divided by Cash Earnings.

	Return on equity (ROE)	Net profit attributable to the owners of WBC divided by average ordinary equity.

	Cash ROE	Cash Earnings divided by average ordinary equity.

	Cash Earnings to average tangible equity	Cash Earnings divided by average tangible ordinary equity.

	Economic profit – Group	Cash Earnings less a capital charge calculated at 11% of average ordinary equity plus a value on franking credits calculated as 70% of the Group’s Australian tax expense.

	Economic Profit – Divisions	Cash Earnings less a capital charge calculated at 11% of allocated capital plus 70% of the value of Australian tax paid.

	Average ordinary equity	Average total equity less average non-controlling interests.

	Average tangible ordinary equity	Average ordinary equity less average goodwill and other intangible assets (excluding capitalised software).

Productivity and efficiency	Operating expenses	Operating expenses do not include impairment charges on loans.

	Expense to income ratio	Operating expenses divided by net operating income.

Total banking group expense to income ratio

Total banking operating expenses divided by total banking operating revenue. Total banking business includes Westpac RBB, St.George Banking Group, WIB including Premium Business Group (excluding margin lending, Broking and PPM), Private Bank (part of BTFG), New Zealand banking operations, Pacific Bank and the Group Businesses.

	Full-time equivalent employees (FTE)	A calculation based on the number of hours worked by full and part-time employees as part of their normal duties. For example, the full-time equivalent of one FTE is 76 hours paid work per fortnight.

Business Performance	Net interest spread	The difference between the average yield on all interest bearing assets and the average rate paid on interest bearing liabilities.

	Net interest margin	The net interest margin is calculated by dividing net interest income by average interest earning assets.

	Average interest earning assets	The average balance of assets held by the Group that generate interest income. Where possible, daily balances are used to calculate the average balance for the period.

	Average interest bearing liabilities	The average balance of liabilities owed by the Group that incur an interest expense. Where possible, daily balances are used to calculate the average balance for the period.

	Divisional margin	Net interest income (excluding capital benefit) for a division as a percentage of the average interest earning assets for that division.

Capital Adequacy	Total capital ratio	Total regulatory capital as defined by APRA divided by risk-weighted assets.

	Tier 1 capital ratio	Total Tier 1 capital as defined by APRA divided by risk-weighted assets.

Risk-Weighted Assets (RWA)

Assets (both on and off-balance sheet) of Westpac are assigned within a certain category, amounts included in these categories are multiplied by a risk weighting, and with the resulting weighted values added together to arrive at total risk-weighted assets.

Credit Risk-Weighted Assets

Credit risk-weighted assets represent risk-weighted assets (on-balance sheet and off-balance sheet) that relate to credit exposures and therefore exclude equity risk, market risk, operational risk, interest rate risk in the banking book and other assets. Note 18 in Section 5 provides a breakdown of risk-weighted assets between credit risk-weighted assets and other risk-weighted assets.

Asset quality	Individually Assessed Provisions (IAPs)

Provisions raised for losses that have already been incurred on loans that are known to be impaired and are individually significant. The estimated losses on these impaired loans will be based on expected future cash flows discounted to their present value and as this discount unwinds, interest will be recognised in the income statement.

Collectively Assessed Provisions (CAPs)

Loans not found to be individually impaired or significant will be collectively assessed in pools of similar assets with similar risk characteristics. The size of the provision is an estimate of the losses already incurred and will be estimated on the basis of historical loss experience for assets with credit characteristics similar to those in the collective pool. The historical loss experience will be adjusted based on current observable data.

Impaired assets

Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on a conservative assessment of the customer’s outlook, cashflow, and the net realisation of value of assets to which recourse is held:

•      facilities 90 days or more past due, and not well secured — exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days;

•      non-accrual assets — exposures with individually assessed impairment provisions held against them, excluding restructured loans;

•      restructured assets — exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer;

•      other assets acquired through security enforcement (includes other real estate owned) — includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and

•      any other assets where the full collection of interest and principal is in doubt.

Asset quality (cont’d)	90 days past due – well secured

Includes facilities where:

•                  contractual payments of interest and/or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; or

an order has been sought for the customer’s bankruptcy or similar legal action has been instituted which may avoid or delay repayment of its credit obligations; and

•                  the estimated net realisable value of assets/security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, and interest is being taken to profit on an accrual basis.

These facilities, while in default, are not treated as impaired for accounting purposes.

	Watchlist and Substandard	Loan facilities where customers are experiencing operating weakness and financial difficulty but are not expected to incur loss of interest or principal.

	Stressed loans	Stressed loans are Watchlist and Substandard, 90 days past due well secured and impaired assets.

Total Committed Exposure (TCE)

Total Committed Exposure (TCE) represents the sum of the committed portion of direct lending (including funds placement overall and deposits placed), contingent and pre-settlement risk plus the committed portion of secondary market trading and under-writing risk.

Other	Accounting reclassifications

Adjustments made for accounting treatments that have the effect of grossing up the income statement (primarily between income and tax expense/profits attributable to non-controlling interests). Key reclassifications include gross ups for policyholder tax recoveries and the impact of Treasury shares. These adjustments have no impact on Cash Earnings.

	First Half 2011	6 months ended 31 March 2011.

	Second Half 2011	6 months ended 30 September 2011.

	Full Year 2011	12 months ended 30 September 2011.

	Net Promoter Score (NPS) (1)	Refers to an external measure of customer advocacy which looks at how willing our customers are to recommend Westpac to their family and friends.

(1) Net Promoter Scoresm and NPSsm is a service mark of Bain and Company Inc., Satmetrix Systems Inc. and Mr Frederick Reichheld.